Exhibit 2.1

SECURITIES PURCHASE AGREEMENT

by and among

WAVESTREAM CORPORATION,

COMTECH TELECOMMUNICATIONS CORP.,

THE CORPORATIONS AND LIMITED LIABILITY COMPANIES IDENTIFIED
ON EXHIBIT A HERETO,

and

THE SHAREHOLDERS AND MEMBERS THEREOF IDENTIFIED
ON EXHIBIT B HERETO

Dated as of June 14, 2026

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(continued)

- ii -

(continued)

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(continued)

EXHIBITS:

Exhibit A:	companies
exhibit b:	sellers
exhibit c:	FORM OF Escrow Agreement
EXHIBIT D:	FORM OF government CONTRACT TRANSITION AGREEMENT
EXHIBIT E:	FORM OF TRANSITION SERVICES AGREEMENT
EXHIBIT F:	FORM OF IP AND IT ASSIGNMENT AGREEMENT

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SECURITIES PURCHASE AGREEMENT

This SECURITIES PURCHASE AGREEMENT (this “Agreement”) is entered into as of June 14, 2026, by and among Wavestream Corporation, a Delaware corporation (“Buyer”), the companies identified on Exhibit A (collectively, the “Companies” and each, individually, a “Company”), Comtech Telecommunications Corp., a Delaware corporation (the “Parent Company”), and the other shareholders and members of the Companies identified on Exhibit B (collectively and together with the Parent Company, “Sellers” and each, individually, a “Seller”). Certain capitalized terms used herein have the meanings ascribed to such terms in Article I.

W I T N E S s E T H:

WHEREAS, Sellers own beneficially and of record all of the issued and outstanding shares of capital stock of the Companies that are corporations and all of the issued and outstanding membership interests of the Companies that are limited liability companies, as set forth with respect to each of the Companies on Exhibit A (the “Outstanding Securities”);

WHEREAS, the parties hereto mutually desire that Buyer purchase from Sellers, and Sellers sell to Buyer, all of the Outstanding Securities (the “Purchased Securities”), all on the terms and subject to the conditions set forth in this Agreement (such transactions, together with all other ancillary transactions contemplated by this Agreement, the “Contemplated Transactions”);

WHEREAS, concurrently with the execution of this Agreement, and as a condition and inducement to the Companies’ and Sellers’ willingness to enter into this Agreement, Gilat Satellite Networks Ltd., a company incorporated under the laws of the State of Israel (“Buyer Guarantor”) has delivered to Sellers a guarantee in favor of Sellers with respect to the performance by Buyer of its obligations hereunder, duly executed by Buyer Guarantor and dated as of the date hereof (the “Guarantee”), on the terms and conditions set forth therein;

WHEREAS, the Board of Directors of the Parent Company has (i) approved and declared advisable this Agreement and the Contemplated Transactions on the terms and subject to the conditions set forth herein, and (ii) declared and determined that it is in the best interests of the stockholders of the Parent Company that Sellers and the Companies enter into this Agreement and consummate the Contemplated Transactions on the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants and undertakings contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I
DEFINITIONS; INTERPRETATION

Section 1.1      Definitions. For purposes hereof, the following terms, when used herein will have the respective meanings set forth below:

“ACA” means the Patient Protection and Affordable Care Act of 2010, as amended, and the regulations and pronouncements issued with respect thereto.

“Accounting Principles” means in accordance with GAAP using and applying the same accounting principles, practices, procedures, policies and methods (with consistent classifications, judgments, elections, inclusions, exclusions and valuation and estimation methodologies) used and applied by the Company Group in the preparation of the Year-End Financial Statements for the fiscal year ended July 31, 2025.

“Advance Payment” means an amount in cash equal to $10,000,000.

“Affiliate” means, with respect to any subject Person, (a) any other Person directly or indirectly controlling, controlled by, or under common control with, such subject Person, or (b) as to any Person that is a natural Person, any such Person’s spouse, parents, children and siblings, whether by blood, adoption or marriage, residing in such Person’s home or any trust or similar entity for the benefit of any of the foregoing Persons, in each case as of the date on which, or at any time during the period for which, the determination of affiliation is being made. For purposes of this definition, the term “control” (including the correlative meanings of the terms “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of such Person. For avoidance of doubt, for purposes of Sections 6.6(e), 6.7, 6.8(b), 6.8(c), 6.8(g), 6.9(f), 6.17, 9.1, 9.2(d)(ii), 9.2(h) and 10.16(c), “Affiliate” with respect to Buyer shall include the Company Group entities from and after the Closing.

“Ancillary Agreements” means, collectively, the Escrow Agreement, the Government Contract Transition Agreement, if applicable in accordance with Section 6.12(b), the Transition Services Agreement and the IP and IT Assignment Agreement.

“Anti-Corruption Laws” means all applicable U.S. and non-U.S. Laws relating to the prevention of corruption and bribery, including, without limitation, the U.S. Foreign Corrupt Practices Act of 1977.

“Antitrust Laws” means the Sherman Act of 1890, as amended; the Clayton Act of 1914, as amended; the Federal Trade Commission Act of 1914, as amended; the HSR Act, and all other federal, state, foreign or supranational Laws or Orders in effect from time to time that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

“Base Amount” means $157,500,000.

“Books and Records” of any Person means all books, ledgers, files, reports, plans, records, manuals and other materials (in any form or medium) of, or maintained for, such Person. Unless the express context otherwise requires, the term “Books and Records” means the “Books and Records” of the Company Group.

“Burdensome Condition” means, with respect to any mitigation measure, condition, restriction, undertaking, commitment, agreement or other action required, imposed, requested or sought by CFIUS or any other Governmental Authority in connection with obtaining CFIUS Approval, any effect(s) that would, in the aggregate: (a) materially impair the business, operations, assets, properties, financial condition or results of operations of (i) Buyer and its Affiliates, taken as a whole, or (ii) the Company Group, taken as a whole; (b) require the sale, divestiture, license, transfer or other disposition of any assets, businesses, operations, product lines, technologies or investments of Buyer or its Affiliates, (c) require the sale, divestiture, license, transfer or other disposition of any assets, businesses, operations, product lines, technologies or investments of the Company Group that are material to the business of the Company Group, taken as a whole; or (d) materially restrict Buyer’s or any of its Affiliates’ ownership, development, commercialization, licensing or use of any material business, product line, asset, technology, intellectual property or investment of Buyer and its Affiliates, taken as a whole, or of the Company Group, taken as a whole. For the avoidance of doubt, “Burdensome Condition” shall not include the establishment of a proxy board (including a proxy board established in connection with the entire Company Group), special security agreement, or security control agreement, or other similar governance or security arrangement, or requirements relating to information security, data handling, access restrictions, security protocols, security officer or security director appointments, compliance reporting, audits, monitoring, training, recordkeeping, notice obligations or similar behavioral or operational commitments, in each case that do not result in an effect described in clauses (a) through (d) above.

“Business” means all of the businesses engaged in by the Company Group on the date hereof as currently conducted, including designing, building and supporting communications equipment, including modems, high-power amplifiers, and troposcatter technologies, serving commercial customers, defense contractors, United States government agencies and allied foreign governments.

“Business Day” means any day other than Saturday, Sunday or any day on which banks are authorized or obligated by Law or executive order to close in New York, New York.

“Business Employee” means any employee of the Parent Company or any of its direct or indirect Subsidiaries that provides services in connection with the Business.

“Buyer Insurance Policy” means (i) the Buyer-Side Representations and Warranties Insurance Policy Number BW05145260348 issued by Ethos Specialty Insurance Services LP to Buyer in effect as of the date hereof, and (ii) the First Excess Buyer-Side Representations and Warranties Insurance Policy Number ADKKIY001 issued by Liberty Surplus Insurance Corporation to Buyer in effect as of the date hereof.

“Buyer’s Knowledge” means the actual knowledge of Buyer Guarantor’s Chief Executive Officer, Chief Financial Officer, SVP M&A and Integration and Chief Legal Officer after reasonable inquiry by such individuals of the employees of Buyer and its Affiliates that directly report to such listed individuals.

“CFIUS” means the Committee on Foreign Investment in the United States or any member agency thereof acting in such capacity.

“CFIUS Approval” means (i) CFIUS has issued a written determination that the Contemplated Transactions are not a “covered transaction” within the meaning of Section 721 of the DPA; (ii) CFIUS has issued a written determination to the parties that it has completed its review or investigation of the CFIUS Notice and has concluded all action pursuant to Section 721 of the DPA and has determined that there are no unresolved national security concerns with respect to the Contemplated Transactions; or (iii) if CFIUS has sent a report to the President of the United States requesting the President’s decision and (x) the President has announced a decision not to take any action to suspend or prohibit the Transactions or (y) having received a report from CFIUS requesting the President’s decision, the President has not taken any action after fifteen (15) days from the earlier of the date the President received such report from CFIUS or the end of the investigation period.

“CFIUS Mitigation Agreement” means a National Security Agreement, or a similar arrangement between CFIUS and some or all of the parties that resolves risks to U.S. national security identified by CFIUS such that the parties may obtain CFIUS Approval.

“CFIUS Notice” means a joint voluntary notice with respect to the Transactions submitted to CFIUS pursuant to 31 C.F.R. § 800.501.

“CFIUS Turndown” shall be deemed to have occurred if CFIUS has informed some or all of the parties orally or in writing that it has unresolved national security concerns with respect to the Transactions and that it intends to send or has sent a report to the President of the United States recommending that the President of the United States act to suspend or prohibit such transactions pursuant to the DPA.

“Closing Cash” means all cash and cash equivalents of any kind (including all cash in bank accounts and cash on hand) and the fair market value of marketable securities of the Company Group held in the United States or Canada and up to an additional $250,000 held in other jurisdictions as of 12:01 a.m. New York City time on the Closing Date, but excluding Restricted Cash. For the avoidance of doubt, Closing Cash will be calculated net of issued but uncleared checks and drafts and other wire transfers and drafts deposited for the account of the Company Group as of 12:01 a.m. New York City time on the Closing Date.

“Closing Funded Indebtedness” means the aggregate Indebtedness of the Company Group that remains unpaid as of 12:01 a.m. New York City time on the Closing Date.

“Closing Net Working Capital” means (a) the sum of the total current assets of the Company Group as of 12:01 a.m. New York City time on the Closing Date minus (b) the sum of the total current liabilities of Company Group as of 12:01 a.m. New York City time on the Closing Date, each as calculated in accordance with the Accounting Principles and the example calculation set forth in Schedule 1.1(a) of the Company Disclosure Schedule, and utilizing only those line items and accounts set forth in Schedule 1.1(a) of the Company Disclosure Schedule; provided that for purposes of calculating Closing Net Working Capital, (i) current assets shall exclude Closing Cash, the Excluded Receivables, Income Tax assets, deferred Tax assets and right of use assets under FASB-ASC 842, (ii) current assets shall include long-term deposits and long-term cost to fulfill contract assets, and (iii) current liabilities shall exclude the current portion of Indebtedness to the extent explicitly reflected in the Closing Funded Indebtedness, Closing Transaction Expenses, Income Tax liabilities, accrued and unpaid bonuses, liabilities relating to the Project Horizon loss contract and the Predator loss contract, deferred Tax liabilities and right of use liabilities under FASB-ASC 842.

“Closing Transaction Expenses” means the sum (without duplication) of all unpaid fees and expenses incurred by the Company Group, or that become payable by the Company Group, in connection with this Agreement or the Contemplated Transactions, including, without limitation, for (a) the amount of any investment banking, accounting, attorney or other professional fees incurred by the Company Group on or prior to Closing with respect to the Contemplated Transactions, (b) the amount of any transaction-related bonuses (but, for the avoidance of doubt, not regular performance bonuses) payable to Company Employees upon, or due to, consummation of the Contemplated Transactions, including the employer portion of any applicable payroll, employment or similar Taxes related to any payments described in this clause (b), whether or not required to be withheld, (c) fifty percent (50%) of the cost of the D&O Tail Insurance; (d) fifty percent (50%) of all fees and expenses payable to the Escrow Agent pursuant to the Escrow Agreement; and (e) fifty percent (50%) of all premiums, underwriting fees, brokers’ commissions and all other costs and expenses related to the Buyer Insurance Policy. For the avoidance of doubt, “Closing Transaction Expenses” shall not include (i) the amount of any severance or bonus payments or obligations, in any case, except to the extent due and payable as a result of the consummation of the Contemplated Transactions, excluding any “double trigger” severance, (ii) any liabilities included in Closing Net Working Capital, (iii) any Indebtedness to the extent explicitly reflected in the Closing Funded Indebtedness, and (iv) any fees or expenses incurred by Buyer or its Affiliates (whether or not to be paid by the Company Group after Closing) to any of their financial advisors, attorneys, accountants, advisors, consultants or other Representatives or financing sources.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Companies’ Knowledge” means the actual knowledge of any of the individuals listed in Schedule 1.1(b) of the Company Disclosure Schedule after reasonable inquiry by such listed individuals of the employees of the Company Group that directly report to such listed individuals.

“Company Disclosure Schedule” means the disclosure schedule, dated as of the date hereof, delivered by the Company to Buyer in connection with the execution and delivery of this Agreement.

“Company Employee” means an employee of any Company Group entity.

“Company Group” means, collectively, the Companies and each of their respective direct and indirect Subsidiaries.

“Company Group Fundamental Representations” means collectively the representations and warranties set forth in Section 3.1 (Organization; Authorization), Section 3.2(a) (Capitalization; Subsidiaries), and Section 3.20 (No Brokers).

“Company Group IP” means all Company Group Licensed IP and Company Group Owned IP, collectively.

“Company Group IT” means all Information Technology that is owned by, leased by, or licensed to the Company Group or used in connection with the Business.

“Company Group Licensed IP” means all Intellectual Property that is licensed by a Company Group entity from a third party.

“Company Group Owned IP” means all Intellectual Property that is owned or purported to be owned by a Company Group entity.

“Companies Proprietary Software” means proprietary software owned or controlled by the Company Group entities that is used in, incorporated into, integrated, bundled or distributed with, any Companies Product. Company Proprietary Software excludes Publicly Available Software.

“Company Material Adverse Effect” means any event, change, development, effect, condition, circumstance, matter, occurrence, or state of fact (any such item, an “Effect”) that, individually or in the aggregate when taken together with all other Effects that exist or have occurred prior to the date of determination of the occurrence of a Company Material Adverse Effect, (a) is or would reasonably be expected to be material and adverse to the business, assets, properties, Liabilities, condition (financial or otherwise) or results of operations of the Company Group, taken as a whole; or (b) will, or would reasonably be expected to, prevent, materially impair or materially delay the Parent Company, the Sellers or the Companies to perform their obligations under this Agreement or to consummate the Contemplated Transactions; provided that for purposes of clause (a), “Company Material Adverse Effect” shall not include, and shall not be taken into account, whether alone or in combination, in determining whether there has been or may be a “Company Material Adverse Effect,” any Effect to the extent arising out of or resulting from (i) any general, regional, global or national economic, monetary or financial condition, including changes or developments in prevailing interest rates, currency exchange rates, credit ratings, credit markets, securities markets, tariffs or other conditions of trade, any suspension of trading in securities (whether equity, debt, derivative or hybrid securities) generally on any securities exchange or over-the-counter market, (ii) any act of God (including earthquakes, volcanic activity, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural or man-made disasters, weather conditions or any changes or worsening with respect thereto), (iii) any epidemics or pandemics (including COVID-19) or any worsening with respect thereto, any governmental actions with respect thereto, any actions of the Company Group which are necessary or advisable with respect to the epidemic or pandemic or in response to an Order, (iv) any geopolitical conditions, outbreak of hostilities, acts of war, insurrection, riot, protest, demonstration, civil unrest, sabotage, cyberterrorism (including by means of cyber-attack by or sponsored by a Governmental Authorities whether or not specifically targeted at the Company Group or any of its Subsidiaries or the industry in which it operates), domestic or international terrorism or military or police actions (including any escalation or general worsening of any of the foregoing), (v) any actual or potential sequester, stoppage, shutdown, default or similar event or occurrence by or involving any Governmental Authorities affecting a national or federal government as a whole, (vi) any actual or potential break-up of any existing political or economic union of or within any country or countries or any actual or potential exit by any country or countries from, or suspension or termination of its or their membership in, any such political or economic union, (vii) operating, business, regulatory or other conditions in the industry in which the Company Group operates (including industries from which the Company Group obtains or purchases supplies), (viii) any change or proposed change in Law or GAAP or the interpretation or enforcement thereof, (ix) any cancellations of or delays in customer orders, any reduction in sales, any loss of, or disruption in, any customer, supplier and/or vendor relationships, or any loss of employees, to the extent attributable to the negotiation, execution, delivery, performance or announcement of this Agreement or the Contemplated Transactions or the failure to obtain any consent or waiver, or deliver any notice, under any Contract listed on Schedule 3.4 of the Company Disclosure Schedule, (x) any action required, permitted or contemplated by this Agreement or taken by any party to this Agreement or any of its Subsidiaries or any of their respective Affiliates with the prior written consent or at the written request of the other party, or taken by the Buyer or any of its Affiliates with respect to the Contemplated Transactions or any failure to act to the extent such action is prohibited by this Agreement, (xi) the availability or cost of equity, debt or other financing to Buyer or any of its Affiliates, (xii) any Transaction Litigation, or (xiii) any failure of the Company Group to meet, with respect to any period or periods, any internal or industry analyst projections, forecasts, estimates of earnings or revenues, or business plans or any changes in the price or trading volume of the Parent Company’s common stock, in and of itself (it being understood that the facts and circumstances giving rise or contributing to any such failure may, unless otherwise excluded by another clause in this definition of “Company Material Adverse Effect,” be taken into account in determining whether a “Company Material Adverse Effect” has occurred or could reasonably be expected to occur), but in the case of clauses (i) through (viii), only to the extent that such Effects do not disproportionately affect the Company Group, taken as a whole, relative to other companies in the same industries in which the Company Group operates. References in this Agreement to Dollar amount thresholds shall not be deemed to be evidence of a Company Material Adverse Effect or materiality. For the avoidance of doubt, a Company Material Adverse Effect shall not be measured against any forward-looking statements, financial projections or forecasts of the Company Group provided to Buyer.

“Company Plan” means an Employee Benefit Plan which is maintained, sponsored or contributed to by any Company Group entity.

“Comtech Names and Marks” means the names and marks (including trademarks) that use or contain “Comtech”, either alone or in combination with other words, and all marks, trade dress, logos, monograms, domain names and other source identifiers confusingly similar to or embodying any of the foregoing either alone or in combination with any other word.

“Confidentiality Agreement” means the confidentiality agreement executed by Gilat Satellite Networks Ltd for the benefit of the Company Group as of January 31, 2025.

“Contract” means any legally binding agreement, license, contract, arrangement, understanding, obligation or commitment to which a party is bound, including all amendments thereto, in each case other than invoices and statements of work.

“Data Protection Laws” shall mean all laws and regulations applicable to the Company Group’s collection, storage, use, sharing, safeguarding, transfer and other processing of Personal Data.

“DCSA” means the U.S. Defense Counterintelligence and Security Agency.

“DCSA Approval” means receipt by the parties of written confirmation (including by email) from DCSA (to the reasonable satisfaction of Buyer) that it has accepted the foreign ownership, control or influence (FOCI) mitigation agreement proposed by the Buyer.

“DPA” means the Foreign Investment Risk Review Modernization Act of 2018 and the regulations of CFIUS promulgated thereunder, codified at 31 C.F.R. Parts 800 and 802; and Section 721 of Title VII of the Defense Production Act of 1950 (50 U.S.C. §4501 et seq.), as amended.

“Dollars” or “$” means the lawful currency of the United States of America.

“Employee Benefit Plan” means any “employee pension benefit plan” (as defined in Section 3(2) of ERISA), any “employee welfare benefit plan” (as defined in Section 3(1) of ERISA), any “employee benefit plan” (as defined in Section 3(3) of ERISA) any “nonqualified deferred compensation plan” as defined in Section 409A of the Code, whether or not such plans are subject to ERISA, whether or not such plan is tax qualified under the Code, and any other material written or oral benefit, Contract, policy, program, plan, agreement, or arrangement involving severance, health, welfare, medical, retiree medical and life, dental, vision, hearing, wellness, life, accidental death and dismemberment, hospitalization, accident death, disability, parental leave, unemployment, vacation, holiday, sick leave, other paid time off, flexible spending account, health savings account, dependent care assistance, legal assistance, fringe benefit (cash or non-cash), salary or benefits continuation, deferred compensation, bonuses, commission, performance award, executive compensation, profit-sharing, retention, change in control, tuition reimbursement, stock options, restricted stock, phantom stock, stock appreciation, or other forms of equity and incentive compensation or post-retirement compensation, for the benefit of the current or former employees, officers, directors, or individual independent contractors, or any of their spouses, dependents, or beneficiaries of the Company Group entities, in which the Company Group entities participate, maintain, sponsor, contribute to or have any obligation to contribute to, or under which the Company Group entities have joint or several liability.

“Environmental Laws” means all Laws, including common law, in effect on or prior to the Closing Date, relating to (a) pollution or contamination (or the investigation, cleanup, response or remediation thereof); (b) the import, export, refinement, removal, production, manufacture, sale, handling, transport, use, treatment, labeling, storage, emission, discharge, Release, threatened Release, disposal of, or exposure of or to a Hazardous Substance or materials containing a Hazardous Substance; (c) the protection reclamation or preservation of the environment (including the ambient air, indoor air, soil, surface water, ground water, wetlands, forestry, land, subsurface strata or other natural resources); and (d) human, plant or animal health or safety, including without limitation, the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq.; the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq.; the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq.; the Clean Air Act, 42 U.S.C. § 7401 et seq.; the Toxic Substances Control Act, 15 U.S.C. §§ 2601 through 2629; the Oil Pollution Act, 33 U.S.C. § 2701 et seq.; the Emergency Planning and Community Right-to-Know Act, 42 U.S.C. § 11001 et seq.; the Safe Drinking Water Act, 42 U.S.C. §§ 300f through 300j; the Occupational Safety and Health Act, 29 U.S.C. § 651 et seq.; the Atomic Energy Act of 1954, 42 U.S.C. § 2011 et seq.; the Safe Drinking Water and Toxic Enforcement Act of 1986, Cal. Health & Safety Code §§ 25249.5 to 25249.14 (“Prop 65”); (e) any such similar laws or regulations under state or local Law; (f) amendments to and regulations, rules, orders and requirements promulgated under any of the foregoing; and (g) any common law imposition of duties, obligations and liabilities related to Hazardous Substances, including claims for nuisance, trespass, waste, equitable contribution and equitable indemnity.

“Environmental Permit” means all Governmental Authorizations or Permits required by applicable Environmental Laws and any notices to Governmental Authorities required by applicable Environmental Laws.

“ERISA” means the U.S. Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any Person, trade, business, or entity that together with any of the Company Group entities would be deemed a “single employer” within the meaning of Section 414 of the Code or under “common control” within the meaning of Section 4001(a)(14) of ERISA.

“Escrow Account” means the escrow account established pursuant to the Escrow Agreement.

“Escrow Agent” means HSBC Bank USA, National Association.

“Escrow Agreement” means an escrow agreement by and among Buyer, the Parent Company and the Escrow Agent in substantially the form attached hereto as Exhibit C, with such customary changes thereto as may be requested by the Escrow Agent.

“Escrow Amount” means $3,000,000.

“Estimated Aggregate Closing Consideration” means (i) the sum of (a) the Base Amount, plus (b) the Estimated Closing Cash, plus (c) the Positive Estimated Closing Working Capital Adjustment Amount (if any), minus (ii) the sum of (a) the Estimated Closing Funded Indebtedness, plus (b) the Estimated Closing Transaction Expenses, plus (c) the Negative Estimated Closing Working Capital Adjustment Amount (if any), plus (d) the Escrow Amount.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

“Excluded Receivables” means all amounts due and payable to any Company Group entity, as of the Closing, whether billed or unbilled and whether or not having been written down in value, pursuant to Purchase Order SPE4458, dated October 31, 2023, under that certain International Representative Agreement, dated June 10, 2019, between Spectra Group (UK) Limited and Comtech Systems, Inc., as amended.

“Final Aggregate Closing Consideration” means (i) the sum of (a) the Base Amount, plus (b) Final Closing Cash, plus (c) the Positive Final Closing Working Capital Adjustment Amount (if any), minus (ii) the sum of (a) Final Closing Funded Indebtedness, plus (b) Final Closing Transaction Expenses, plus (c) the Negative Final Closing Working Capital Adjustment Amount (if any), plus (d) the Escrow Amount.

“Foreign Investment Laws” means any Law, in any jurisdiction, whether domestic or foreign, that is designed to regulate foreign investment or that provides for a review of an investment on national security matters, excluding any U.S. National Security Laws.

“Fraud” means, with respect to the making of any representation or warranty set forth in this Agreement, in any Ancillary Agreement or in any certificate delivered in connection herewith, common law liability under Delaware Law for fraud; provided that fraud of such Person shall not be deemed to exist unless, in addition to the elements of fraud under Delaware Law, such Person (or, in the case of Sellers or the Companies, as applicable, any of the Persons specified in the definition of the “Companies’ Knowledge”) had actual knowledge (as opposed to imputed or constructive knowledge and without a duty to investigate) of an intentional misrepresentation of a material fact. For the avoidance of doubt, “Fraud” does not include equitable or constructive fraud, promissory fraud, unfair dealings fraud, or any torts (including fraud) based on negligence or recklessness.

“GAAP” means United States generally accepted accounting principles, consistently applied during the periods involved.

“Governmental Authority” means any United States or foreign federal, state, provincial or local government or other political subdivision thereof, any entity, authority or body exercising executive, legislative, judicial, regulatory or administrative functions of any such government or political subdivision (including any self-regulatory authority), any supranational organization of sovereign states exercising such functions for such sovereign states.

“Governmental Authorizations” means all licenses, permits, certificates, grants, franchises, waivers, consents and other similar authorizations or approvals issued by or obtained from a Governmental Authority.

“Government Bid” means any quotation, bid or proposal made by the Company Group that if accepted or awarded to the Company Group would constitute a Contract with any Governmental Authority, or any Person engaged in a Government Contract with a Governmental Authority, for the design, manufacture or sale of products or the sale of services by the Company Group.

“Government Contract” means any Contract for the sale of supplies or services currently in performance, or that is awarded to or entered into by the Company Group between the date hereof and the Closing Date pursuant to a Government Bid, that is between the Company Group and a Governmental Authority or entered into by the Company Group as a subcontractor at any tier in connection with a Contract between another Person and a Governmental Authority.

“Government Contract Novation Date” means the date that is five (5) Business Days after the date on which the Government Contract Novations shall have been completed in accordance with Section 6.12(a).

“Hazardous Substances” means each substance, chemical, material or waste that is defined, listed, classified or regulated by any Governmental Authority under any Environmental Law, including without limitation (a) hazardous, radioactive, toxic, carcinogenic, mutagenic, pathogenic, endocrine disrupting, corrosive, dangerous, noxious, flammable, explosive, or infectious substances, products, chemicals, materials, or wastes classified with words of similar import (including without limitation those defined, regulated, or controlled as hazardous, or for which standards of conduct are imposed under or any similar import or effect under any Environmental Law); (b) petroleum and petroleum products, including crude oil or any derivative or fraction thereof; (c) natural gas, synthetic gas, and any mixtures thereof; (d) lead, urea formaldehyde, polychlorinated biphenyls, asbestos, or asbestos-containing material, radon, mold, pesticides, herbicides, per- and polyfluoroalkyl substances, commonly referred to as PFAS substances; (e) any other pollutant or contaminant; and (f) any substance, material, or waste regulated by any Governmental Authority.

“HSR Act” means the U.S. Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“Income Tax” means Taxes that are, in whole or in part, imposed on or measured by net income (however denominated), and franchise Taxes or business profits Taxes incurred in lieu of, or in addition to, a Tax on net income.

“Income Tax Return” means a Tax Return relating to Income Taxes.

“Indebtedness” means, with respect to any Person, without duplication, all obligations, whether or not contingent, accrued, matured, unmatured, known or unknown, including but not limited to principal, interest accrued and unpaid, premiums, fees, make-whole amounts, penalties, breakage amounts or other payment obligations of such Person (a) for borrowed money, (b) evidenced by bonds, debentures, notes or other similar debt securities, (c) under leases that have been, in accordance with GAAP, recorded as capital or finance leases by such Person, (d) under any interest rate, commodity or currency protection agreement or similar hedging agreement of such Person, assuming such agreements are terminated as of the Closing Date, minus any amounts payable to such Person in connection with such termination (which may be a positive or negative number), (e) for guarantees, keep-wells, surety or similar obligations with respect to indebtedness of the type referred to in clauses (a) through (d) above, (f) Unpaid Income Taxes, (g) for any earn-out, milestone, deferred, contingent or other obligations to pay deferred or unpaid purchase price in respect of an acquisition of a Person, asset, property or business, (h) for bankers’ acceptances, letters of credit or similar credit transactions (including all reimbursement obligations with respect thereto), in each case, only to the extent drawn, (i) for off-balance sheet financial obligations in the nature of indebtedness, including synthetic leases and project financing; (j) for any unfunded or underfunded pension or other retirement-related liabilities, (k) for any accrued and unpaid bonuses (but for avoidance of doubt excluding commissions and royalties), and (l) for liabilities relating to the Project Horizon loss contract and the Predator loss contract; provided that Indebtedness shall not include (i) accounts payable, accrued expenses and other amounts included, to the extent included, as a current liability in the calculation of Closing Net Working Capital, (ii) the endorsement of negotiable instruments for collection in the ordinary course of business, (iii) Indebtedness owing solely among members of the Company Group, or (iv) obligations under letters of credit or similar instruments to the extent undrawn. For the avoidance of doubt, Indebtedness does not include any amounts under the Credit Agreement or the Subordinated Credit Agreement for which the Company Group will not have obligations following the Closing.

“Indemnified Taxes” means (a) any Taxes imposed on or payable by any Company Group entity for any taxable period prior to Closing as a result of the Restructuring Transactions, undertaken between the date hereof and the Closing, and (b) any liability for any “excess parachute payment” (within the meaning of Section 280G(b) of the Code) made by any Company Group entity on or prior to the Closing Date or otherwise required to be paid by any Company Group entity pursuant to Contracts, agreements that include change in control arrangements or Employee Benefit Plans entered into or adopted on or prior to the Closing Date, if applicable, in each case except to the extent any such Taxes are taken into account in the calculation of Final Aggregate Closing Consideration.

“Information Technology” shall mean the information technology, computers, computer systems, firmware, middleware, servers, workstations, routers, hubs, Internet websites, data, databases, software programs, source code and object code.

“Intellectual Property” means all worldwide common law and statutory rights in, arising out of, or associated with, the business names, trade names, brand names, registered and unregistered trademarks (including all common law rights and goodwill therein), trade secrets, service marks and applications, patents and patent applications, copyrights in both published works and unpublished works, domain names, web sites, and inventions (whether or not patentable), formulations, data, databases, maps, processes, formulas, patterns, designs, know-how, trade secrets, software, technical information, process technology, plans, design history files, drawings, and blue prints (including, in each case, all improvements thereto and the goodwill associated therewith).

“International Trade Laws” means any applicable U.S. or non-U.S. Laws or regulations governing the import, export, reexport, release, brokering, or transfer of goods, software, technology, technical data, and services, including, without limitation, (a) the U.S. export control laws and regulations administered and enforced by the U.S. Department of Commerce pursuant to the Export Administration Regulations (15 C.F.R. parts 730–774), and the U.S. Department of State pursuant to the International Traffic in Arms Regulations (“ITAR,” 22 C.F.R. parts 120–130); (b) the import and customs laws administered and enforced by the U.S. Departments of Homeland Security, Commerce, and U.S. Customs and Border Protection; (c) U.S. anti-boycott Laws (Section 999 of the US Internal Revenue Code of 1986, as amended, or related provisions, or under the Export Administration Act, as amended, 50 U.S.C. App. Section 2407 et. seq.); (d) sanctions Laws as administered by the U.S. Department of the Treasury’s Office of Foreign Assets Control (31 C.F.R. part 500 et seq.); or (e) any other similar Applicable Law, directive or regulation (including those of the European Union or any of its Members States) regulating the development, commercialization or export of technology.

“Key Employees” shall mean those individuals whose names are set forth on Schedule 1.1(c) of the Company Disclosure Schedule.

“Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, decree or other requirement or rule with similar effect of any Governmental Authority.

“Liability” means any debt, obligation, duty, or liability of any nature, regardless of whether such debt, obligation, duty, or liability would be required to be disclosed on a balance sheet.

“Lien” means any mortgage, pledge, security interest, lien, encumbrance, or any similar claim or charge.

“Losses” means all losses, costs, interest, charges, obligations, liabilities, Taxes, settlement payments, awards, judgments, fines, penalties, damages, assessments, deficiencies and expenses (including reasonable attorneys’, consultants’ and experts’ fees, and including expenses incurred in connection with investigating, defending against or settling any of the foregoing or any Third-Party Claim); provided that “Losses” (a) shall not include consequential, punitive or exemplary damages except to the extent payable in connection with any Third-Party Claim, and (b) to the extent relating to matters that are not covered by the Buyer Insurance Policy, shall be computed without regard to any price earnings, EBITDA or other multiple, discount rates/yields, equivalent equity ratio or any other valuation mechanism explicit or implicit in the negotiations on the Base Amount.

“Negative Estimated Closing Working Capital Adjustment Amount” means the amount, if any, by which the Target Working Capital exceeds Estimated Closing Net Working Capital.

“Negative Final Closing Working Capital Adjustment Amount” means the amount, if any, by which the Target Working Capital exceeds Final Closing Net Working Capital.

“NISPOM” means the National Industrial Security Program Operating Manual, as codified in 32 C.F.R. Part 117 and any supplements, amendments or revisions thereto.

“Non-Recourse Party” means, with respect to any party, any of such party’s former, current and future direct or indirect equityholders, controlling Persons, directors, officers, employees, agents, incorporators, Representatives, attorneys, Affiliates, members, managers, general or limited partners, or assignees (or any former, current or future direct or indirect equityholder, controlling Person, director, officer, employee, agent, incorporator, representative, attorney, Affiliate, member, manager, general or limited partner, or assignee of any of the foregoing); provided, however, that, for the avoidance of doubt, “Non-Recourse Party” shall not include (i) any Contracting Party, or (ii) any Person that is a party to an Ancillary Agreement (but solely with respect to such Person's specific obligations under such Ancillary Agreement).

“Novated Government Contract” means each Government Contract for which the Government Contract Novation has been completed in accordance with Section 6.12(a).

“Order” means any order, judgment, injunction, edict, decree, ruling, pronouncement, determination, decision, opinion, sentence, subpoena, writ, or award issued, made, entered, or rendered by any court, administrative agency, or other Governmental Authority or by any arbitrator.

“Organizational Documents” means (a) with respect to a corporation, its certificate or articles of incorporation and bylaws, or (b) with respect to a limited liability company, its certificate of formation and operating agreement.

“Outside Date” means the one (1) year anniversary of the date of this Agreement.

“Parent Company Board” means the Board of Directors of the Parent Company.

“Parent Company Change of Control” means any of the following events occurring after the Closing: (a) a “person” or “group” (within the meaning of Section 13(d)(3) of the Exchange Act), other than the Parent Company or its wholly owned Subsidiaries, becomes the direct or indirect “beneficial owner” (as defined below) of shares of the Parent Company’s common equity representing more than fifty percent (50%) of the voting power of all of the Parent Company’s then-outstanding common equity; or (b) the consummation of (i) any sale, lease or other transfer, in one transaction or a series of related transactions, of all or substantially all of the assets of the Parent Company and its Subsidiaries, taken as a whole, to any Person; or (ii) any transaction or series of related transactions in connection with which (whether by means of merger, consolidation, share exchange, combination, reclassification, recapitalization, acquisition, liquidation or otherwise) all of the Parent Company’s outstanding common stock is exchanged for, converted into, acquired for, or constitutes solely the right to receive, other securities, cash or other property; provided, however, that any merger, consolidation, share exchange or combination of the Parent Company pursuant to which the Persons that directly or indirectly “beneficially owned” (as defined below) all classes of the Parent Company’s common equity immediately before such transaction directly or indirectly “beneficially own,” immediately after such transaction, more than fifty percent (50%) of all classes of common equity of the surviving, continuing or acquiring company or other transferee, as applicable, or the parent thereof, in substantially the same proportions vis-à-vis each other as immediately before such transaction will be deemed not to be a Parent Company Change of Control pursuant to this clause (b).

“Parent Company SEC Documents” means all registration statements, prospectuses, reports, schedules, forms, statements, and other documents (including exhibits and schedules thereto and all other information incorporated by reference therein) required to be filed or furnished by the Parent Company with the U.S. Securities and Exchange Commission (the “SEC”) since August 1, 2021 that are publicly available at least five (5) Business Days prior to the date hereof.

“Permits” shall mean any permits, licenses, consents, authorizations, declarations, registrations, listings, exemptions, clearances and other permissions and approvals from Governmental Authorities and used in the Business as currently conducted.

“Permitted Liens” means (a) Liens under existing Indebtedness reflected in the Latest Balance Sheet or incurred in the ordinary course of business since the Latest Balance Sheet Date, that will, in each case, be released at Closing, (b) landlords’, lessors’, mechanics’, materialmen’s, warehousemen’s, carriers’, workers’, or repairmen’s Liens relating to obligations as to which there is no default on the part of any Company Group entity or the amount or validity of which is being contested in good faith by appropriate proceedings, (c) Liens for Taxes not yet due and payable, or due but not delinquent or being contested in good faith and for which adequate reserves have been established in accordance with GAAP, (d) with respect to real property, (i) easements, quasi-easements, licenses, covenants, rights-of-way, rights of re-entry or other similar restrictions, including any other agreements, conditions or restrictions which do not materially impair the occupancy or use of the real property for the purposes for which it is currently used in connection with the Business, (ii) any conditions that may be shown by a current survey or physical inspection and that do not materially impair the occupancy or use of the real property for the purposes for which it is currently used in connection with the Business, (iii) zoning, building, subdivision or other similar requirements or restrictions which are not violated by the current use and operation of the applicable real property (except for any violations that would not adversely affect in any material respect the use and occupancy of any such real property as currently used and occupied) and that do not materially impair the occupancy or use of the real property for the purposes for which it is currently used in connection with the Business, (iv) Liens and other similar restrictions of record identified in any title reports obtained by Buyer (or any of its Representatives) or made available in the Data Room, and (v) any and all service contracts and agreements affecting any real property that, in each case, do not impair in any material respect the current use or occupancy of the real property subject thereto, (e) Liens arising under leases, subleases, real property licenses and occupancy and/or use agreements relating to real property, (f) Liens to lenders incurred in deposits made in the ordinary course in connection with maintaining bank accounts, (g) deposits or pledges to secure the payment of workers’ compensation, unemployment insurance, social security benefits or obligations arising under similar Laws, or to secure the performance of public or statutory obligations, surety or appeal bonds, and other obligations of a like nature, and (h) Liens created by this Agreement or any of the Ancillary Agreements, or in connection with the Contemplated Transactions by Buyer.

“Person” means an individual, a corporation, a general partnership, a limited partnership, an association, a limited liability company, a Governmental Authority, a trust or other entity or organization.

“Personal Data” means data that is defined as personal data, personal information, or personally identifiable information under applicable privacy Laws.

“Positive Estimated Closing Working Capital Adjustment Amount” means the amount, if any, by which Estimated Closing Net Working Capital exceeds the Target Working Capital.

“Positive Final Closing Working Capital Adjustment Amount” means the amount, if any, by which Final Closing Net Working Capital exceeds the Target Working Capital.

“Pre-Closing Tax Period” means (a) any taxable period ending on or before the Closing Date and (b) with respect to any Straddle Period, the portion of such Straddle Period ending on the Closing Date.

“Proceeding” means any action, suit, litigation, arbitration, lawsuit, claim, proceeding (including any civil, criminal, administrative, investigative, or appellate proceeding), prosecution, contest, hearing, inquiry, inquest, audit, examination, investigation or dispute commenced, brought, conducted or heard by or before a Governmental Authority.

“Publicly Available Software” means (a) any software that contains, or is derived in any manner in whole or in part from, any software that is distributed as free software, open source software (e.g. Linux) or under similar licensing or distribution models; (b) any software that requires as a condition of use, modification or distribution that such software or other software incorporated into, derived from or distributed with such software: (i) be disclosed or distributed in source code form; (ii) be licensed for the purpose of making derivative works; or (iii) be redistributable at no charge; and (c) software licensed or distributed under any of the following licenses or distribution models, or licenses or distribution models similar to any of the following: (A) GNU’s General Public License (GPL) or Lesser/Library GPL (LGPL); (B) the Artistic License (e.g., PERL); (C) the Mozilla Public License; (D) the Netscape Public License; (E) the Sun Community Source License (SCSL); (F) the Sun Industry Source License (SISL); and (G) the Apache Software License.

“Release” means any escape, emptying, leaching, migrating, release, spill, emission, leaking, pumping, injection, disposal or discharge of any Hazardous Substance into the environment (including the ambient air, indoor air, soil, surface water, ground water, wetlands, forestry, land, subsurface strata or other natural resources), including the abandonment or discarding of barrels, containers, or other closed receptacles containing any Hazardous Substance.

“Representative” or “Representatives” means, with respect to a particular Person, any director, manager, member, limited or general partner, equityholder, officer, employee, agent, consultant, advisor or other representative of such Person, including outside legal counsel, accountants and financial advisors.

“Restricted Cash” means any cash, cash equivalents, and marketable securities of the Company Group that are not readily available because they have been set aside for specific purposes that cannot be used for general business operations, including (a) lease and other deposits with third parties, (b) cash held as collateral in respect of letters of credit, surety bonds, bank guarantees or performance bonds, (c) cash held in escrow; (d) cash held on behalf of third-parties; and (e) any other cash the use or distribution of which is restricted by Law, Order, or Contract. For avoidance of doubt, “Restricted Cash” shall not include customer advances.

“Sanctioned Person” means any Person that is the subject or target of Sanctions Laws or restrictions under International Trade Laws, including: (i) any person listed on any applicable U.S. or non-U.S. sanctions- or export-related restricted party list, including but not limited to, the U.S. Department of the Treasury, Office of Foreign Asset Control’s Specially Designated Nationals and Blocked Persons List; the Department of Commerce’s Denied Persons, Unverified, Military End User, and Entity Lists; and the EU Consolidated List of Designated Parties, maintained by the European Union; the Consolidated List of Assets Freeze Targets, maintained by HM Treasury (U.K.); (ii) resident in or organized under the Laws of a country or territory that is the subject of comprehensive restrictive Sanctions Laws from time to time (collectively, the “Sanctioned Countries” which includes, as of the date of this Agreement, Cuba, Iran, North Korea, and the Crimea region and so-called Donetsk People’s Republic and Luhansk People’s Republic in Ukraine); or (iii) majority-owned by any of the foregoing.

“Sanctions Laws” means all laws, rules, regulations, and orders concerning embargoes, economic sanctions, export restrictions, the ability to make or receive international payments, the ability to engage in international transactions, or the ability to take an ownership interest in assets located in a foreign country administered or enforced by the U.S. Department of the Treasury, the U.S. Department of State, the United Nations Security Council, the European Union or any European Union member state, Her Majesty’s Treasury of the United Kingdom, and any other relevant sanctions authority (collectively, the “Sanctions Authorities”).

“Securities Act” means the Securities Act of 1933, as amended.

“Seller Fundamental Representations” means collectively the representations and warranties set forth in Section 4.1 (Organization; Authorization), and Section 4.2 (Ownership of Outstanding Securities).

“Seller Plan” means an Employee Benefit Plan that is maintained, sponsored or contributed to by the Parent Company (or an Affiliate of the Parent Company other than any Company Group entity) and in which any Company Employee participates.

“Subsidiary” means with respect to any Person, any corporation, limited liability company, partnership, association, or other business entity of which (a) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other subsidiaries of that Person or a combination thereof, or (b) if a limited liability company, partnership, association or other business entity (other than a corporation), a majority of partnership or other similar ownership interests thereof having the power to govern or elect members of the applicable governing body of such entity is at the time owned or controlled, directly or indirectly, by that Person or one or more subsidiaries of that Person or a combination thereof; and the term “Subsidiary” with respect to any Person shall include all subsidiaries of each subsidiary of such Person.

“Target Working Capital” means seventy-four million seven hundred and seventy-five thousand dollars ($74,775,000).

“Tax” or “Taxes” means all federal, state or local and all foreign taxes, including income, gross receipts, windfall profits, value added, severance, property, production, sales, use, duty, license, excise, franchise, employment, withholding or similar taxes, together with any interest, additions or penalties with respect thereto and any interest with respect to such additions or penalties.

“Tax Return” means any report, return, or statement (including schedules and information returns) required to be supplied by the Company Group to a Taxing Authority in connection with any Taxes and any amendment thereto.

“Taxing Authority” means any Governmental Authority responsible for the administration, assessment or imposition of any Tax (foreign or domestic).

“Transaction Deductions” means all Tax deductions to which the Company Group is entitled by applicable Law to take on or before the Closing Date as a result or in connection with the Contemplated Transactions, including with respect to the following: (a) any and all sale bonuses, change-in-control payments, severance payments, retention payments, or similar payments made to employees or other service providers paid in connection with the Contemplated Transactions, including all payroll or employment Taxes related thereto; plus (b) any and all deductible amounts, including fees, expenses, and interest (including unamortized original issue discount and any other amounts treated as interest for federal income Tax purposes), any unamortized financing costs, premium deductions arising from the repayment of Indebtedness, any prepayment penalty, breakage fees or accelerated deferred financing fees incurred in connection with the repayment or retirement of the Company Group’s Indebtedness as contemplated by this Agreement; plus (c) any and all deductible payments of Closing Transaction Expenses as contemplated by this Agreement (including amounts that would have been Transaction Expenses but were in fact paid prior to the Closing); plus (d) any other transaction-related payment or amount otherwise economically incurred by the Sellers. For purposes of this Agreement, the parties agree to make any available elections under Revenue Procedure 2011 29 to treat 70% of any success-based fees paid by the Company Group as deductible under Rev. Proc. 2011-29 to the extent permissible under applicable law, and such amounts shall be a Transaction Deduction. The Parent Company’s determination of the amount of each such item referred to in clauses (c) and (d) that is deductible shall be conclusive for purposes of this Agreement; provided that the Parent Company shall determine the deductibility of any such amounts in good faith and in consultation with the Company Group’s Tax Return preparers and tax counsel.

“Transaction Litigation” means any Proceeding commenced or threatened by any current or former equityholder of the Parent Company (whether directly or derivatively) against a party hereto or any of its Subsidiaries, Affiliates, directors, employees or otherwise relating to, involving or affecting such party or any of its Subsidiaries, Affiliates, directors or employees, in each case in connection with, arising from or otherwise relating to the Contemplated Transactions, including any such Proceeding alleging or asserting (i) any misrepresentation or omission in any document, or (ii) any breach of fiduciary or other duties of the Parent Company Board, in each case other than any Proceeding among the parties hereto or their respective Affiliates related to this Agreement, the Ancillary Agreements or the Contemplated Transactions.

“Transition Services Agreement” means a transition services agreement by and between the Parent Company and Buyer in substantially the form attached hereto as Exhibit E.

“U.S. National Security Laws” means the DPA, NISPOM, and ITAR.

“Unpaid Income Taxes” means, without duplication, any amount (not less than zero) equal to the aggregate amount of any unpaid Income Taxes of the Company Group for Pre-Closing Tax Periods for which Income Tax Returns have not been filed as of the Closing Date, provided that, for purposes of computing Unpaid Income Taxes, the liability shall be determined (i) by assuming the Tax year of the Company Group entities ends at the end of the Closing Date; (ii) unless otherwise required pursuant to applicable Law, on a basis consistent with applicable past practice (including reporting positions, elections and Tax accounting methods) in the jurisdictions where, with respect to a Company Group entity, such Company Group entity has historically filed Income Tax Returns (or in which such Company Group entity recently acquired Income Tax nexus and would not have been required to file such Tax Returns historically); (iii) by taking into account all Transaction Deductions in a Pre-Closing Period to the extent permissible under applicable Law; (iv) by taking into account any Tax, credits, estimated payments, prepayments, refunds, overpayments and any other similar Tax assets of the Company Group entities, in each case, that are available to offset or reduce such Income Taxes in the applicable jurisdiction and for the applicable Pre-Closing Tax Period as a matter of applicable Law; (v) by excluding any Income Taxes for which a Seller (or a Seller’s direct or indirect parent, including the Parent Company) is considered the entity that is primarily responsible for the payment of the Tax; (vi) in the case of Income Taxes of any Company Group entity that are payable with respect to a Straddle Period, in accordance with Section 6.8(a)(iv)), (vii) by excluding any liabilities for accruals or reserves established or required to be established under GAAP for contingent Income Taxes or with respect to uncertain Tax positions; (viii) by excluding any Income Taxes that are attributable to actions taken by, or at the request of, a Buyer or any of its Affiliates (including the Company Group) after the Closing or are attributable to Buyer financing; (ix) by excluding any liabilities for Income Taxes attributable to the amendment of any Tax Return filed after Closing that includes a Pre-Closing Tax Period; (x) by excluding any liabilities for Income Taxes attributable to any voluntary disclosure agreements (or discussions or examinations with any Taxing Authority regarding Income Taxes) with respect to any Pre-Closing Tax Period that are initiated by Buyer or its Affiliates (including the Company Group) after the Closing Date; and (xi) by excluding any deferred Income Tax assets and deferred Income Tax liabilities.

Section 1.2      Certain Other Defined Terms. The following terms shall have the meaning set forth in the Section opposite such term:

Term	Where Found
Accounting Firm	Section 2.4(d)
Acquisition Transaction	Section 6.10(a)
Active Government Contract	Section 6.12(a)
Agreement	Preamble
Anti-Laundering Laws	Section 3.22(c)
Audited Financial Statements	Section 7.1(g)
Buyer	Preamble
Buyer 401(k) Plan	Section 6.9(d)
Buyer Guarantor	Recitals
Buyer Indemnified Parties	Section 9.3(a)
Buyer Welfare Plans	Section 6.9(c)
Challenge to the Transaction	Section 6.3(a)
Chosen Courts	Section 10.11
Claim	Section 9.2(c)
Closing	Section 2.1
Closing Consideration Allocation	Section 6.8(g)
Closing Date	Section 2.1
Closing Date Statement	Section 2.3(a)
CMMC	Section 6.19
Combined Tax Return	Section 6.8(a)(i)
Company(ies)	Preamble
Company Group Information	Section 6.4(b)
Companies Privacy Obligations	Section 3.24(a)
Company Registered Intellectual Property	Section 3.18(c)
Contemplated Transactions	Recitals
Continuing Employee(s)	Section 6.9(a)
Contracting Party(ies)	Section 10.20
Credit Agreement	Schedule 2.5(a)(ix) of the Company Disclosure Schedule
CSNTC Transaction	Section 6.8(b)
D&O Indemnified Parties	Section 6.6(a)
D&O Tail Insurance	Section 6.6(b)
Data Room	Section 1.3(o)
Direct Claim	Section 9.2(g)
DRE	Section 6.8(g)
Election Notice	Section 2.4(a)
End-of-Use Date	Section 6.16(b)

Term	Where Found
Estimated Closing Cash	Section 2.3(a)
Estimated Closing Funded Indebtedness	Section 2.3(a)
Estimated Closing Net Working Capital	Section 2.3(a)
Estimated Closing Transaction Expenses	Section 2.3(a)
FAR	Section 3.23(h)
Final Closing Cash	Section 2.4(d)
Final Closing Funded Indebtedness	Section 2.4(d)
Final Closing Net Working Capital	Section 2.4(d)
Final Closing Transaction Expenses	Section 2.4(d)
Final Purchase Price Adjustment Statement	Section 2.4(d)
Financial Statements	Section 3.5(a)
General Enforcement Exceptions	Section 3.1(b)
Governmental Antitrust Authority	Section 6.3(a)
Governmental Consents	Section 3.4
Government Contract Novations	Section 6.12(a)
Government Contract Transition Agreement	Section 6.12(b)
Guarantee	Recitals
Inactive Government Contract	Section 6.12(a)
In-Licenses	Section 3.18(f)
Interim Financial Statements	Section 3.5(a)
IP and IT Assignment Agreement	Section 6.11(a)(ii)
IP Contracts	Section 3.18(g)
IRS	Section 3.11(a)
ITAR	Definition of “International Trade Laws”
Latest Balance Sheet	Section 3.5(a)
Latest Balance Sheet Date	Section 3.5(a)
Leased Real Property	Section 3.9(b)
Lease(s)	Section 3.9(b)
Licensee(s)	Section 6.16(b)
Liquidating Subsidiaries	Section 3.2(b)
Make-Whole Calculation Methodology	Section 6.8(b)
Make-Whole Payment	Section 6.8(b)
Material Contracts	Section 3.10(a)
Material Customer	Section 3.19(a)
Material Supplier	Section 3.19(b)
Negative Purchase Price Adjustment Amount	Section 2.4(f)

Term	Where Found
Norton Rose Fulbright	Section 10.19
Objection Statement	Section 2.4(c)
Out-License	Section 3.18(g)
Outstanding Securities	Recitals
Parent Company	Preamble
Payoff Letters	Section 2.5(a)(xiv)
Positive Purchase Price Adjustment Amount	Section 2.4(e)
Preparer	Section 2.4(c)
Privileged Communications	Section 10.19
Purchased Securities	Recitals
Purchase Price Adjustment Statement	Section 2.4(a)
Recall	Section 3.27
Recipient	Section 2.4(c)
Regulated Business	Section 6.20(a)
Restricted Period	Section 6.14(a)
Restricted Territory	Section 6.14(a)
Restructuring Transactions	Section 6.11(a)
S&S Segment	Section 3.5(e)
SAM	Section 3.23(j)
Sanctioned Countries	Definition of “Sanctioned Person”
Scheduled Approvals	Section 6.20(a)
SEC	Definition of “Parent Company SEC Documents”
Seller(s)	Preamble
Seller 401(k) Plan	Section 6.9(d)
Selling Party(ies)	Section 6.14(a)
Straddle Period	Section 6.8(a)(iv)
Subordinated Credit Agreement	Schedule 2.5(a)(ix) of the Company Disclosure Schedule
Tax Contest	Section 6.8(e)
Third Party Claim	Section 9.2(d)
Third Party Consents	Section 6.3(a)
Transaction Records	Section 6.7(b)
Transfer Taxes	Section 6.8(f)
Year-End Financial Statements	Section 3.5(a)

Section 1.3      Interpretation Generally. This Agreement was prepared jointly by the parties hereto and no presumption or rule that it be construed against the drafter will have any application in its construction or interpretation. Unless the express context otherwise requires:

(a)            the words “hereof”, “herein” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement;

(b)            references herein to a specific Article, Section, Subsection or Schedule shall refer, respectively, to Articles, Sections, Subsections or Schedules of this Agreement;

(c)            wherever the word “include”, “includes” or “including” is used in this Agreement, it shall be deemed to be followed by the words “without limitation”;

(d)            references in the singular or to “him”, “her”, “it”, “itself” or other like references, and references in the plural or the feminine or masculine reference, as the case may be, shall also, when the context so requires, be deemed to include the plural or singular, or the masculine or feminine reference, as the case may be;

(e)            the word “or” shall be inclusive and not exclusive (for example, the phrase “A or B” means “A or B or both,” not “either A or B but not both”), unless used in conjunction with “either” or the like;

(f)            the word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other theory extends and such phrase shall not mean “if”;

(g)            the word “within” with respect to a particular day or date shall mean a period ending at the end of such day or date;

(h)            the words “will” and “will not” are expressions of command and not merely expressions of future intent or expectation;

(i)            the word “threatened” means threatened in writing;

(j)            each reference to “days” shall be to calendar days;

(k)            the headings in this Agreement are for convenience and identification only and are not intended to describe, interpret, define or limit the scope, extent or intent of this Agreement or any provision thereof;

(l)            each reference to any Contract shall be to such Contract as amended, supplemented, waived or otherwise modified from time to time;

(m)            each reference to a Law is to it as amended from time to time and, as applicable, is to corresponding provisions of successor Laws;

(n)            accounting terms which are not otherwise defined in this Agreement, or any Schedule hereto, shall have the meanings given to them under GAAP, and to the extent that the definition of an accounting term defined in this Agreement is inconsistent with the meaning of such term under GAAP, the definition set forth in this Agreement will control; and

(o)            whenever the phrase “made available,” “delivered” or words of similar import are used in reference to a document, it shall mean the document was made available for viewing by Buyer or its Representatives in the “Project Stellar” electronic data room hosted by Datasite (the “Data Room”), as that site existed as of 5:00 P.M. New York City time on the day that is two (2) Business Days prior to the date of this Agreement.

ARTICLE II
purchase and sale of purchased securities

Section 2.1      Closing. Subject to the terms and conditions of this Agreement, the closing of the Contemplated Transactions (the “Closing”) shall take place remotely via the electronic exchange of documents and signatures as soon as practicable, but in any event not later than the first (1st) Business Day in the calendar month following the calendar month in which (but not less than three (3) Business Days immediately following) the date on which the last of the conditions set forth in Article VII have been satisfied or waived (other than those conditions that by their nature can only be satisfied at the Closing), or at such other time and place as Buyer and the Parent Company may agree in writing. The date on which the Closing actually occurs is referred to in this Agreement as the “Closing Date.”

Section 2.2      Payment of Advance; Purchase and Sale of Purchased Securities.

(a)            On the date hereof and as a condition to the execution and delivery of this Agreement by Sellers and the Companies, Buyer shall pay, or cause to be paid, to an account designated by the Parent Company in cash by wire transfer of immediately available funds, the Advance Payment, for the account of Sellers.

(b)            Upon the terms and subject to the conditions contained herein, at the Closing, Sellers shall sell to Buyer, and Buyer shall purchase from Sellers, the Purchased Securities. At Closing, each Seller shall deliver to Buyer all Purchased Securities owned by such Seller, in each case, free and clear of all Liens (other than restrictions on transfer pursuant to applicable securities Laws and the Companies’ Organizational Documents) by executing a stock power or securities assignment certificate, as applicable, in a customary form reasonably satisfactory to the parties.

Section 2.3      Closing Payments and Deliveries.

(a)            At least five (5) Business Days prior to the Closing Date, Sellers shall deliver to Buyer a statement (the “Closing Date Statement”) setting forth in reasonable detail the Company Group’s good faith estimate of (i) Closing Net Working Capital (the “Estimated Closing Net Working Capital”), (ii) Closing Cash (the “Estimated Closing Cash”), (iii) Closing Funded Indebtedness (the “Estimated Closing Funded Indebtedness”), (iv) Closing Transaction Expenses (the “Estimated Closing Transaction Expenses”), and (v) the Estimated Aggregate Closing Consideration.

(b)            Prior to the Closing, Buyer shall have the right to review the Closing Date Statement and such additional supporting documentation or data as Buyer may reasonably request, and Buyer, Sellers and the Parent Company in good faith shall seek to resolve any differences that they may have with respect to the computation of any of the items in the Closing Date Statement; provided that if the parties are unable to resolve all such differences prior to the Closing, the amounts of the Estimated Closing Net Working Capital, Estimated Closing Cash, Estimated Closing Funded Indebtedness and Estimated Closing Transaction Expenses as reflected in the Closing Date Statement shall be used for purposes of calculating the Estimated Aggregate Closing Consideration on the Closing Date; and provided, further, that Sellers’ failure to include in the Closing Date Statement any changes proposed by Buyer, or the acceptance by Buyer of the Closing Date Statement, shall not limit or otherwise affect Buyer’s remedies under this Agreement, including Buyer’s right to include such changes or other changes in the calculation of the Closing Date Statement, or constitute an acknowledgment by Buyer of the accuracy of the Closing Date Statement provided by Sellers.

(c)            At the Closing, Buyer shall make the following payments by wire transfer of immediately available funds unless otherwise designated by the payee thereof:

(i)            to the account of each Person to whom any Closing Funded Indebtedness of the type identified in clauses (a) and (b) of the definition of “Indebtedness” that is identified on Schedule 2.5(a)(xiv) of the Company Disclosure Schedule is owed, an amount equal to the Closing Funded Indebtedness owing to such Person in each case as set forth in the applicable Payoff Letter;

(ii)            to the account of each Person to whom Closing Transaction Expenses are owed, an amount equal to the portion of the Closing Transaction Expenses owing to such Person;

(iii)           to an account designated by the Escrow Agent, the Escrow Amount; and

(iv)           to an account designated by the Parent Company, the Estimated Aggregate Closing Consideration less the Advance Payment, for the account of Sellers.

Section 2.4      Purchase Price Adjustment.

(a)            As promptly as possible, but in any event within ninety (90) days after the Closing Date, Buyer shall prepare and deliver to the Parent Company (i) a consolidated balance sheet of the Company Group as of 12:01 a.m. New York City time as of the Closing Date and (ii) a written statement (the “Purchase Price Adjustment Statement”) setting forth Buyer’s good faith calculation of Closing Net Working Capital, Closing Cash, Closing Funded Indebtedness, Closing Transaction Expenses and the resulting Final Aggregate Closing Consideration assuming the amounts set forth in the Purchase Price Adjustment Statement were final, together with such schedules and data with respect to the determination thereof as may be reasonably appropriate to support the calculations set forth in the Purchase Price Adjustment Statement all of which shall be (x) prepared and determined in accordance with this Agreement (including, to the extent applicable, the calculations set forth on Schedule 1.1(a) of the Company Disclosure Schedule) and (y) based exclusively on the facts and circumstances as they exist on or immediately prior to the Closing and shall exclude the effects of any event, act, change in circumstances or similar development arising or occurring on or after the Closing Date. The parties agree that the purpose of preparing the balance sheet and determining Closing Net Working Capital, Closing Cash, Closing Funded Indebtedness, Closing Transaction Expenses and the related adjustments contemplated by this Section 2.4 is to measure the amount of Closing Net Working Capital, Closing Cash, Closing Funded Indebtedness and Closing Transaction Expenses, and such processes are not intended to permit the introduction of different judgments, accounting methods, policies, principles, practices, procedures, classifications or estimation methodologies for the purpose of preparing the balance sheet or determining Closing Net Working Capital, Closing Cash, Closing Funded Indebtedness and Closing Transaction Expenses, and that each shall be prepared or determined, as applicable, in accordance with the Accounting Principles. If the Purchase Price Adjustment Statement is not so timely delivered by Buyer, then the Parent Company may, by written notice to Buyer given within five (5) Business Days following such 90th day (the “Election Notice”), elect to prepare and deliver to Buyer the Purchase Price Adjustment Statement, which it shall deliver within thirty (30) days (or such longer period as provided in Section 2.4(b) below) after giving such notice to Buyer, and during such period, Buyer shall not be entitled to prepare and deliver to the Parent Company a Purchase Price Adjustment Statement. If the Parent Company does not deliver an Election Notice to Buyer within such five (5) Business Day period that it is electing to prepare and deliver to Buyer the Purchase Price Adjustment Statement or, having elected to deliver such statement, does not do so within thirty (30) days (or such longer period as provided in Section 2.4(b) below) following delivery of the Election Notice, the Estimated Closing Net Working Capital, Estimated Closing Cash, Estimated Closing Funded Indebtedness, Estimated Closing Transaction Expenses and the resulting Estimated Aggregate Closing Consideration will be deemed to be the Final Closing Net Working Capital, Final Closing Cash, Final Closing Funded Indebtedness, Final Closing Transaction Expenses and the resulting Final Aggregate Closing Consideration, respectively.

(b)            Following the delivery of the Purchase Price Adjustment Statement, Buyer shall provide the Parent Company and its Representatives with reasonable access to the Books and Records and relevant personnel and properties of the Company Group to verify the accuracy of such amounts, all to the extent deemed reasonably necessary by the Parent Company. If the Parent Company has elected to prepare the Purchase Price Adjustment Statement in accordance with the penultimate sentence of Section 2.4(a), then Buyer shall provide the foregoing access during the thirty (30) day period the Parent Company has to prepare such Purchase Price Adjustment Statement; provided, however, that in the event that Buyer does not provide such access or materials reasonably requested by the Parent Company within five (5) days of request therefor (or such shorter period as may remain in such thirty (30) day period), such thirty (30) day period shall be extended by one day for each additional day required for Buyer to fully respond to such request.

(c)            If the party receiving the Purchase Price Adjustment Statement (the “Recipient”) disagrees with the calculation of any of the items set forth in the Purchase Price Adjustment Statement, the Recipient shall notify the preparer of the Purchase Price Adjustment Statement (the “Preparer”) in writing of such disagreement (an “Objection Statement”) within thirty (30) days after receipt of the Purchase Price Adjustment Statement by the Recipient; provided, however, that in the event that Buyer does not provide any materials reasonably requested by the Parent Company within five (5) days of request therefor (or such shorter period as may remain in such thirty (30) day period), such thirty (30) day period shall be extended by one day for each additional day required for Buyer to fully respond to such request. Any Objection Statement shall specify in reasonable detail the nature of any disagreement so asserted, and include all supporting schedules, analyses, working papers and other documentation. If the Recipient fails to deliver an Objection Statement to the Preparer within thirty (30) days after delivery of the Purchase Price Adjustment Statement to the Recipient (as such period may be extended pursuant to the proviso in the first sentence of Section 2.4(c)), the Purchase Price Adjustment Statement shall be deemed final and binding on Buyer, the Company Group and Sellers for purposes of this Agreement.

(d)            If the Recipient delivers an Objection Statement pursuant to Section 2.4(c), Buyer and the Parent Company shall negotiate in good faith to resolve any objection set forth in the Objection Statement and any resolution agreed to in writing by Buyer and the Parent Company shall be final and binding upon the parties. If Buyer and the Parent Company are unable to resolve all objections set forth in the Objection Statement within twenty (20) days of delivery of the Objection Statement by the Recipient to the Preparer (or such longer period as Buyer and the Parent Company may agree), then the remaining disputed matters shall, at the request of either the Parent Company or Buyer, be referred for final determination to the dispute resolution practice of KPMG LLP (the “Accounting Firm”) within fifteen (15) days thereafter. If such firm is unable to serve, Buyer and the Parent Company shall jointly select an accounting firm of national standing to act as the Accounting Firm. If Buyer and the Parent Company are unable to agree upon an Accounting Firm, then the Accounting Firm shall be an accounting firm of national standing chosen by lot (after Buyer and the Parent Company shall have each submitted two proposed firms and then excluded one firm designated by the other party); provided that such firm shall not be the independent auditor of (or otherwise provide services under a contractual arrangement with) any of the Company Group, Buyer (or its Affiliates) or the Parent Company. The Accounting Firm, acting as experts and not arbitrators, shall only consider those items and amounts set forth on the Purchase Price Adjustment Statement as to which Buyer and the Parent Company have disagreed, within the applicable time periods and on the terms specified in Section 2.4(c) and this Section 2.4(d), and must resolve all unresolved objections in accordance with the terms and provisions of this Agreement. The scope of the disputes to be resolved by the Accounting Firm shall be limited to correcting mathematical errors and determining whether the items and amounts in dispute were determined in accordance with the Accounting Principles and Schedule 1.1(a) of the Company Disclosure Schedule and the Accounting Firm is not to make any other determination. The Accounting Firm shall base its determination solely on the written submissions of the parties and shall not conduct an independent investigation. In resolving any disputed item, the Accounting Firm shall be bound by the principles set forth in this Section 2.4 and shall not assign a value to any item greater than the greatest value for such item claimed by either Buyer or the Parent Company or less than the smallest value for such item claimed by either Buyer or the Parent Company. The Accounting Firm shall deliver to Buyer and the Parent Company, as promptly as practicable and in any event within forty-five (45) days after its appointment, a written report setting forth the resolution of any unresolved objections determined in accordance with the terms herein. Such report shall be final and binding upon all of the parties to this Agreement and Sellers. Upon the agreement of Buyer and the Parent Company or the decision of the Accounting Firm, or if the Recipient fails to deliver written notice of disagreement to the Preparer within the thirty (30) day period provided in Section 2.4(c) (as such period may be extended pursuant to the proviso in the first sentence of Section 2.4(c)), the Purchase Price Adjustment Statement, as adjusted (if necessary) pursuant to the terms of this Agreement, shall be deemed to be the final Purchase Price Adjustment Statement for purposes of this Section 2.4 (the “Final Purchase Price Adjustment Statement”) and shall be deemed to be final and binding on Buyer, the Company Group, the Parent Company and the other Sellers for purposes of this Agreement. The Closing Net Working Capital, Closing Cash, Closing Funded Indebtedness and Closing Transaction Expenses, each as shown on the Final Purchase Price Adjustment Statement, shall be referred to as the “Final Closing Net Working Capital,” the “Final Closing Cash,” the “Final Closing Funded Indebtedness” and the “Final Closing Transaction Expenses,” respectively. The fees, expenses and costs of the Accounting Firm shall be borne by Buyer and the Parent Company, respectively, in the proportion that the aggregate dollar amount of the disputed items submitted to the Accounting Firm by such party that are unsuccessfully disputed by such party (as finally determined by the Accounting Firm) bears to the aggregate dollar amount of disputed items submitted by Buyer and the Parent Company, which allocation shall be determined by the Accounting Firm. The fees and disbursements of the Representatives of each party incurred in connection with the preparation or review of the Purchase Price Adjustment Statement and preparation or review of any Objection Statement, as applicable, shall be borne by such party.

(e)            If (i) the Final Aggregate Closing Consideration exceeds (ii) the Estimated Aggregate Closing Consideration (such excess, the “Positive Purchase Price Adjustment Amount”), then Buyer shall pay the Positive Purchase Price Adjustment Amount in cash to Sellers in accordance with Section 2.4(g). In addition, Sellers will be entitled to receive the amount remaining in the Escrow Account and Buyer and the Parent Company shall deliver a joint written direction to the Escrow Agent instructing the Escrow Agent to make payment of such amount to Sellers in accordance with Section 2.4(g).

(f)            If (i) the Estimated Aggregate Closing Consideration exceeds (ii) the Final Aggregate Closing Consideration (such excess, the “Negative Purchase Price Adjustment Amount”), then Buyer shall be entitled to receive a payment in cash (i) out of the Escrow Account in an amount equal to the Negative Purchase Price Adjustment Amount, and Buyer and the Parent Company shall deliver a joint written direction instructing the Escrow Agent to make a payment to Buyer in an amount equal to the Negative Purchase Price Adjustment Amount, and (ii) if the funds in the Escrow Account are less than the Negative Purchase Price Adjustment Amount, then the Sellers shall, jointly and severally, pay the Buyer an amount in cash equal to the shortfall. In addition, if the amount in the Escrow Account is greater than the Negative Purchase Price Adjustment Amount, then Buyer and the Parent Company shall deliver a joint written direction instructing the Escrow Agent to make a payment to Sellers equal to the difference between the amount in the Escrow Account and the Negative Purchase Price Adjustment Amount out of the Escrow Account in accordance with Section 2.4(g). Payments to Buyer pursuant to the terms of this Section 2.4(f) shall be made to Buyer by wire transfer in immediately available funds to an account specified by Buyer within five (5) Business Days following the date the Final Purchase Price Adjustment Statement is deemed to be final and binding on Buyer, the Company Group and Sellers for purposes of this Agreement.

(g)            Payments to Sellers pursuant to the terms of Section 2.4(e) or Section 2.4(f) shall be made to the Parent Company for the account of Sellers by wire transfer in immediately available funds to an account specified by the Parent Company within five (5) Business Days following the date the Final Purchase Price Adjustment Statement is deemed to be final and binding on Buyer, the Company Group and Sellers for purposes of this Agreement.

(h)            Notwithstanding anything to the contrary contained herein, the process set forth in this Section 2.4 shall be the sole and exclusive remedy of the parties, as between the parties, for any disputes related to items required to be included or reflected in the calculation of Closing Net Working Capital, Closing Cash, Closing Funded Indebtedness and Closing Transaction Expenses.

(i)            The parties hereto agree to treat any payment made pursuant to this Section 2.4 as an adjustment to the consideration paid to Sellers for federal, state, local and foreign Income Tax purposes.

Section 2.5      Closing Deliverables.

(a)            At or prior to the Closing Date, Sellers shall deliver or cause to be delivered to Buyer the following:

(i)            stock powers or membership interest assignments, dated as of the Closing Date and duly executed by the applicable Sellers, transferring the Purchased Securities to Buyer;

(ii)           an officer’s certificate signed by an executive officer of the Parent Company to the effect that the conditions set forth in Sections 7.1(a), 7.1(c) and 7.1(d) as they pertain to the Company Group have been satisfied;

(iii)          a certificate signed by an executive officer of the Parent Company to the effect that the conditions set forth in Sections 7.1(b) and 7.1(c) as they pertain to Sellers have been satisfied;

(iv)          the Escrow Agreement executed by the Parent Company;

(v)           the Government Contract Transition Agreement, if applicable pursuant to Section 6.12(b), duly executed by the applicable Seller;

(vi)          the Transition Services Agreement, duly executed by Seller;

(vii)         a good standing certificate (or its equivalent) for each Company issued by the Secretary of the State of the state of its formation;

(viii)        a certificate from the corporate secretary of the Parent Company certifying the resolutions of Parent Company Board, authorizing the Contemplated Transactions, and the incumbency and signatures of the officers or other authorized persons of each Seller executing this Agreement and the Ancillary Agreements executed by such Seller;

(ix)          the certificate of formation (or its equivalent) and all amendments thereto of each Company and its respective Subsidiary, duly certified as of a recent date by the applicable Governmental Authority of such Company or Subsidiary’s jurisdiction of formation;

(x)           written evidence reasonably satisfactory to Buyer of all consents of Governmental Authorities and third parties set forth on Schedule 2.5(a)(x) of the Company Disclosure Schedule;

(xi)           written evidence reasonably satisfactory to Buyer that the Restructuring Transactions shall have been consummated;

(xii)          from each Seller, a properly completed and duly executed IRS Form W-9;

(xiii)         resignation letters, dated as of the Closing Date, of the directors of those members of the Company Group that are corporations and the managers of those members of the Company Group that are limited liability companies and those officers of the Company Group, in each case as reasonably requested by Buyer in writing no later than three (3) Business Days prior to the Closing Date;

(xiv)        pay-off letters (which will include release of all related Liens, including, for the avoidance of doubt, all Liens on the assets of the Company Group and any and all assets, Intellectual Property, Information Technology, and Contracts transferred to the Company Group pursuant to Section 6.11 and Section 6.12), reasonably satisfactory to Buyer, in respect of the Closing Funded Indebtedness of the type identified in clauses (a) or (b) of the definition of “Indebtedness” that is identified on Schedule 2.5(a)(xiv) of the Company Disclosure Schedule (the “Payoff Letters”); and

(xv)         such other documents, certificates, and instruments reasonably necessary to consummate the Contemplated Transactions.

(b)            At the Closing, Buyer shall deliver or cause to be delivered the following:

(i)            a certificate of an authorized officer of Buyer certifying that the conditions set forth in Section 7.2(a) and Section 7.2(b) have been satisfied;

(ii)           to Sellers the Estimated Aggregate Closing Consideration less the Advance Payment by wire transfer of immediately available funds to the account(s) designated by the Parent Company to Buyer at least three (3) Business Days prior to the Closing Date;

(iii)          the Escrow Amount in accordance with the Escrow Agreement;

(iv)          the Escrow Agreement, executed by Buyer and the Escrow Agent;

(v)           the Government Contract Transition Agreement, if applicable pursuant to Section 6.12(b), duly executed by Buyer;

(vi)          the Transition Services Agreement, duly executed by Buyer;

(vii)         a certificate from an officer of Buyer certifying the resolutions of the board of directors of Buyer authorizing the Contemplated Transactions; and

(viii)        such other documents, certificates and instruments reasonably necessary to consummate the Contemplated Transactions.

Section 2.6      Withholding. Buyer and the Company Group shall be entitled to deduct and withhold from any consideration otherwise payable to any Person pursuant to this Agreement such amounts as it is required to deduct and withhold under any applicable Tax Law; provided that in the event Buyer is required to deduct or withhold from any amounts payable pursuant to this Agreement, Buyer shall (except for any such deduction or withholding required under clause (b) of the definition of Closing Transaction Expenses, with respect to payments properly treated as employee compensation for applicable income Tax purposes) notify (in reasonable detail) the Parent Company, no later than five (5) Business Days prior to the payment date, of any such withholding and the authority for such withholding and prior to making such deduction or withholding shall use commercially reasonable efforts to cooperate with Sellers to reduce or eliminate such withholding. To the extent such amounts are so deducted and withheld and timely paid to the appropriate Governmental Authority, such amounts shall be treated for all purposes of this Agreement as having been paid to the applicable Person in respect to which such deduction and withholding was made. Any Closing Transaction Expenses under clause (b) of the definition thereof that are compensatory for Tax purposes will be remitted to the Company Group for payment through their payroll to the applicable recipient (less applicable deductions and Tax withholdings).

ARTICLE III
representations and warranties regarding the Company group

Except (a) as set forth in the Company Disclosure Schedule, or (b) as disclosed in the Annual Report on Form 10-K of Parent Company for the fiscal year ended July 31, 2025 (the “Parent Company Form 10-K”) and in any Parent Company SEC Documents filed with the SEC by the Parent Company on EDGAR since the date of the filing of the Parent Company Form 10-K to the date of this Agreement, and as is reasonably apparent on the face of such disclosure to be applicable to the representation and warranty set forth herein (other than any disclosures contained or referenced therein under the captions “Risk Factors,” “Forward-Looking Statements,” and any other disclosures contained or referenced therein of information, factors, or risks that are predictive, cautionary, or forward-looking in nature; provided that any factual information contained within such disclosures shall not be excluded), and provided that nothing in such Parent Company SEC Documents shall be deemed to modify or qualify the representations and warranties in Section 3.1, Section 3.2, Section 3.3, Section 3.4, Section 3.5, Section 3.7(a), Section 3.20 and Section 3.26, Sellers represent and warrant to Buyer as follows:

Section 3.1      Organization; Authorization.

(a)            Each of the Company Group entities is duly organized, validly existing, and in good standing under the Laws of the jurisdiction of its incorporation or formation. Each of the Company Group entities has all requisite corporate or limited liability company, as the case may be, power and authority to carry on its respective business as now being conducted and to own, lease, and operate its respective properties and assets as now owned, leased, or operated, and to perform all its respective obligations under the agreements and instruments to which it is a party or by which it is bound. The copies of the Company Group entities’ Organizational Documents, in each case as amended to date, which have been delivered to Buyer, are complete and correct, and such instruments, as so amended, are in full force and effect. Each of the Company Group entities is duly qualified to do business and is in good standing in each jurisdiction where the ownership or operation of their respective properties and assets or the conduct of their respective businesses requires such qualification, except for failures to be so qualified or in good standing that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect or a material adverse effect on the Companies’ ability to execute, deliver or perform this Agreement or any Ancillary Agreement, or to timely consummate the Contemplated Transactions. Each such jurisdiction in which a Company Group entity is so qualified is listed on Schedule 3.1(a) of the Company Disclosure Schedule.

(b)            Each Company has full corporate or limited liability company, as the case may be, power and authority to execute and deliver this Agreement and each of the Ancillary Agreements to which it is a party, and to perform its obligations hereunder and thereunder. The execution, delivery and performance by each Company of this Agreement and each of the Ancillary Agreements to which it is a party has been duly and validly authorized by such Company and no additional corporate authorization or consent by such Company or its shareholders is required in connection therewith. This Agreement and each of the Ancillary Agreements to which each Company is a party, when executed and delivered by the parties thereto (assuming the due authority, execution and delivery by each of the other parties hereto or thereto, as applicable), constitutes (or will constitute) a valid and legally binding obligation of each Company, enforceable against each Company in accordance with its terms, except as such enforcement is subject to (i) the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting creditors’ rights, and (ii) general principles of equity, whether invoked in a court of equity or at law (together with clause (i), collectively, the “General Enforcement Exceptions”). The Board of Directors of the Parent Company has approved and declared advisable this Agreement and the Contemplated Transactions on the terms and subject to the conditions set forth herein. The entering into of this Agreement by the Parent Company, the Sellers and the Companies, and the consummation of the Contemplated Transactions does not require approval of the common stockholders of the Parent Company.

Section 3.2      Capitalization; Subsidiaries.

(a)            The issued and outstanding membership interests, capital stock and all other equity interests in the Company Group entities are as set forth on Schedule 3.2(a) of the Company Disclosure Schedule. Except as set forth on Schedule 3.2(a) of the Company Disclosure Schedule, there are no outstanding options, warrants, rights (including conversion or preemptive rights and rights of first refusal or similar rights), or agreements, orally or in writing, to purchase or acquire from the Company Group entities any membership interests or capital stock, as the case may be, of the Company Group entities or any securities convertible into or exchangeable for membership interests or capital stock, as the case may be, of the Company Group entities. Except for entities comprising the Company Group, the Company Group does not have or own or control any equity interest or any proprietary interest in any corporation, joint venture, partnership, limited liability company, or other entity.

(b)            Schedule 3.2(b) sets forth a complete and accurate list of the indirect Subsidiaries of the Parent Company that are currently in the process of being liquidated and wound up (the “Liquidating Subsidiaries”).

Section 3.3      Non-Contravention. Assuming the taking of the actions contemplated by Schedule 3.4 of the Company Disclosure Schedule, the execution and delivery by the Companies of this Agreement and the Ancillary Agreements to which the Companies are a party, the consummation of the Contemplated Transactions and compliance by the Companies with any of the provisions hereof and thereof, will not (a) conflict with or violate any provision of any of the Organizational Documents of any Company, (b) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default or give rise to any right of termination, cancellation, or acceleration under any Material Contract to which any Company Group entity is a party, or (c) violate or conflict with any provision of any Law binding upon any Company Group entity, except in the case of clauses (b) and (c), as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

Section 3.4      Consents and Approvals. Except for (i) (A) the CFIUS Approval, (B) the DCSA Approval, (C) the Pre-Closing ITAR Notice, (D) the requirements of the HSR Act, and (E) the requirements of any Antitrust Law of jurisdictions outside the United States of America, (ii) the Government Contract Novations, (iii) the Investment Canada Act  approval under Canadian Law, or (iv) as set forth on Schedule 3.4 of the Company Disclosure Schedule, no filing or registration with, no notice to, and no Governmental Authorization, consent, or approval of any Governmental Authority (“Governmental Consents”), or any other Person, is required to be obtained or made by any Company Group entity in connection with the execution and delivery of this Agreement or any Ancillary Agreements to which the Company Group entity is a party, the performance of its obligations hereunder and thereunder, or the consummation of the Contemplated Transactions in accordance with the terms hereof and thereof.

Section 3.5      Financial Statements.

(a)            Set forth on Schedule 3.5 of the Company Disclosure Schedule are true and correct copies of:

(i)            the unaudited consolidated balance sheet of the Company Group as of July 31, 2024 and 2025, and the related unaudited consolidated statements of operations, stockholders’ equity and cash flows for the fiscal years then ended (the “Year-End Financial Statements”); and

(ii)            the unaudited consolidated balance sheet of the Company Group as of April 30, 2026 (the “Latest Balance Sheet” and such date the “Latest Balance Sheet Date”), and the related unaudited consolidated statements of operations, stockholders’ equity and cash flows for the nine-month period then ended (the “Interim Financial Statements,” and together with the Year-End Financial Statements, collectively, the “Financial Statements”).

(b)            The Financial Statements and notes, if any, (i) fairly present in all material respects the consolidated financial condition and results of operations of the Company Group as of the respective dates thereof and for the periods therein referred to, (ii) have been prepared in accordance with GAAP except (A) as disclosed in the notes, if any, to the Financial Statements and (B) for the absence of notes and subject to customary year-end adjustments, and (iii) have been prepared from, and are in accordance with, the accounting records of the Company Group; provided that the Financial Statements and the foregoing representations and warranties in this Section 3.5(b) are qualified by the fact that (x) the Business has not operated as a separate “stand-alone” entity, (y) stand-alone financial statements have not been historically prepared for the Business, and (z) the Business has been allocated certain charges and credits which do not necessarily reflect amounts that would have resulted from arm’s length transactions or the Business would incur on a standalone basis. The books of account of the Company Group are complete and correct in all material respects and have been maintained in accordance with sound business practices in all material respects.

(c)            The Company Group entities, on a consolidated basis (i) are able to pay their debts as they become due and (ii) own property which has a fair saleable value (on a going concern basis) greater than the amounts required to pay their debts (including a reasonable estimate of the amount of all contingent liabilities).

(d)            The Company Group entities maintain and comply in all material respects with a system of accounting controls sufficient to provide reasonable assurances in accordance with customary business practices that: (i) their business is operated in accordance with management’s general or specific authorization; (ii) transactions are recorded as necessary to permit preparation of the financial statements of the Company Group in conformity with the Accounting Principles, and to maintain accountability for items therein; (iii) access to properties and assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for items is compared with the actual levels at regular intervals and appropriate actions are taken with respect to any differences.

(e)            The financial information relating to the Parent Company’s Satellite and Space Communications segment (the “S&S Segment”) set forth in Note 13 to the Parent Company’s consolidated audited financial statements included in the Parent Company Form 10-K for the year ended July 31, 2025 and Note 14 to the Parent Company’s Form 10-Q for the nine months ended April 30, 2026 (i) fairly present in all material respects the results of operations of the S&S Segment as of the respective dates thereof and for the periods therein referred to, and (ii) have been prepared in accordance with GAAP except (i) as disclosed in the notes and (B) in the case of the financial information for the nine months ended April 30, 2026, subject to customary year-end adjustments; provided that such financial information and the foregoing representations and warranties in this Section 3.5(e) are qualified by the fact that (x) the Business has not operated as a separate “stand-alone” entity, (y) stand-alone financial statements have not been historically prepared for the Business, and (z) the Business has been allocated certain charges and credits which do not necessarily reflect amounts that would have resulted from arm’s length transactions or the Business would incur on a standalone basis.

Section 3.6      Liabilities. The Company Group entities have not incurred any Liabilities that would be required to be reflected on a balance sheet prepared in accordance with the Accounting Principles, except for Liabilities (i) reflected or reserved for in the Latest Balance Sheet (including any footnotes thereto), (ii) arising under or set forth in this Agreement or in Schedule 3.6 of the Company Disclosure Schedule, or (iii) incurred in the ordinary course of business consistent with past practices since the Latest Balance Sheet Date.

Section 3.7      Absence of Certain Changes. Since the Latest Balance Sheet Date, and except as otherwise disclosed in Schedule 3.7 of the Company Disclosure Schedule, each Company Group entity has conducted its businesses in all material respects only in accordance with the ordinary course of such businesses consistent with past practices, and there has not been:

(a)            any Company Material Adverse Effect;

(b)            any sale, assignment, lease, transfer, license, abandonment, or other disposition by the Company Group of any interest in the assets material to the conduct of the Business, excluding inventory sold in the ordinary course of business consistent with past practices and obsolete or damaged assets;

(c)            any capital expenditure or commitment for additions to property, plant, equipment or other property of the Company Group constituting capital assets in an amount exceeding $500,000 individually;

(d)            any entry into, termination, or receipt of written notice of termination of any Contract where the dollar value of such Contract equals or exceeds $1,000,000 on an annualized basis;

(e)            any material change in the accounting methods used by the Company Group, except as required by GAAP or applicable Law;

(f)            any loss or termination of any Material Customer or threat from any Material Customer to cancel or substantially reduce its purchase of any of the products or services of the Company Group;

(g)            any action that, if taken from and after the execution of this Agreement until the Closing, would be restricted by Section 6.2; or

(h)            any agreement to do any of the foregoing.

Section 3.8      Governmental Authorizations. Except as set forth in Schedule 3.8 of the Company Disclosure Schedule, the Company Group holds and is in compliance in all material respects with all Governmental Authorizations required under all Laws in connection with the conduct of the Business as presently conducted. Since August 1, 2023, the Company Group has not received written notice from any Governmental Authority revoking or threatening to revoke any material Governmental Authorization held by the Company Group or alleging that the Company Group is in material violation of any such Governmental Authorization.

Section 3.9      Property.

(a)            The Company Group does not own any real property.

(b)            Schedule 3.9(b) of the Company Disclosure Schedule sets forth a list of all real property leased, subleased or otherwise occupied by any Company Group entity (the “Leased Real Property”). True and correct copies of all leases (together with all material amendments thereto) relating to the Leased Real Property (each, a “Lease” and collectively, the “Leases”), all of which are listed on Schedule 3.9(b) of the Company Disclosure Schedule, have been made available to Buyer. Except as set forth on Schedule 3.9(b) of the Company Disclosure Schedule:

(i)            each Lease is a valid and enforceable Contract of the applicable Company Group entity identified on Schedule 3.9(b) of the Company Disclosure Schedule and, to the Companies’ Knowledge, the other parties thereto, except as such enforceability may be limited by the General Enforcement Exceptions;

(ii)           the applicable Company Group entity is not in default in any material respect under such Lease nor, to the Companies’ Knowledge, is any other party in default in any material respect under such Lease, and to the Companies’ Knowledge, no event has occurred or circumstance exists which, with the delivery of notice, the passage of time or both, would constitute such a default, or permit the modification or acceleration of rent;

(iii)          the applicable Company Group entity’s possession and quiet enjoyment of the Leased Real Property under such Lease has not been disturbed in any material respect and there are no material disputes pending or, to the Companies Knowledge, threatened with respect to such Lease;

(iv)          to the Companies’ Knowledge, no security deposit or portion thereof deposited with respect such Lease has been applied in respect of a breach or default under such Lease which has not been redeposited in full; and

(v)           the other Person that is a party to such Lease is not an Affiliate of, and does not otherwise have any economic interest in, any Company Group entity.

(c)            All of the buildings, structures and appurtenances that are the subject of the Leases are in good operating condition (ordinary wear and tear excepted), are adequate and suitable for the purposes for which they are presently being used and, with respect to each, the Company Group has adequate rights of ingress and egress for operation of the Business in the ordinary course. To the Companies’ Knowledge, none of such buildings, structures or appurtenances that are the subject of the Leases (or any equipment therein), nor the operation or maintenance thereof, violates any restrictive covenant or any provision of any Law or Order, or encroaches on any property owned by others in a manner which has had and would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. No condemnation proceeding is pending or, to the Companies’ Knowledge, threatened which would preclude or impair the use of any such property by the Company Group for the purposes for which it is currently used.

(d)           The Company Group has good title to, or a valid leasehold interest (subject to the General Enforcement Exceptions) in, all of the material tangible personal property and assets used by them in the conduct of the Business, free and clear of any Liens other than Permitted Liens. All of the tangible personal property and assets of the Company Group necessary for the conduct of the Business are in good working order, taken as a whole, in all material respects, for their current use (subject to normal wear and tear and routine maintenance and repair).

Section 3.10 Material Contracts.

(a)           Schedule 3.10(a) of the Company Disclosure Schedule contains a list of the following Contracts (collectively, the “Material Contracts”):

(i)            all loan agreements, indentures, mortgages and guaranties to which a Company Group entity is a party or by which a Company Group entity or any of their respective property is bound;

(ii)           all pledges, conditional sale or title retention agreements, security agreements, equipment obligations, personal property leases, lease purchase agreements and rental agreements to which a Company Group entity is a party or by which a Company Group entity or any of their respective property is bound, in each case securing obligations exceeding $100,000;

(iii)          all Contracts to which a Company Group entity is a party or by which a Company Group entity or any of their respective property is bound which involve payments or receipts by a Company Group entity of more than $2,500,000 in the case of any single Contract under which full performance (including payment) has not been rendered by all parties thereto;

(iv)          all agency, distributor, sales representative, franchise, or similar agreements to which the Company Group is a party or by which the Company Group or any of their respective property is bound, in each case requiring payments exceeding $1,000,000 with respect to such contract in the immediately preceding fiscal year;

(v)           all Contracts between the Company Group and its Affiliates or members under which the Company Group has any existing rights or obligations;

(vi)          all leases, whether operating, capital or otherwise, under which a Company Group entity is a lessor or lessee and under which a Company Group entity has any existing rights or obligations;

(vii)         all Contracts relating to the acquisition or disposition of any business (whether by merger, sale/purchase of stock, sale/purchase of substantial assets or otherwise) not yet consummated or pursuant to which a Company Group entity has material continuing obligations (including indemnification obligations or future contingent or non-contingent “earn-out” or similar payments) following the date hereof, and any currently effective letters of intent, term sheets or similar arrangements in connection with a potential acquisition of a business;

(viii)        all Contracts pursuant to which the Company Group (A) licenses any Intellectual Property of a third party (other than licenses for widely available commercial “off-the-shelf” software with total annual license, maintenance, support and other fees not in excess of $200,000 in the aggregate per vendor), and (B) exclusively licenses any Company Group IP to any third party;

(ix)           Contracts with Material Suppliers pursuant to which such suppliers supply products or services to the Company Group, and Contracts with Material Customers pursuant to which such customers purchase products and services of the Business, but excluding those Contracts that have expired or terminated in accordance with their terms;

(x)            any joint venture or limited partnership agreements or similar arrangements relating to the sharing of profits or losses;

(xi)           any Contract limiting, restricting, or prohibiting the Company Group from: (A) conducting any business activities; (B) engaging in any line of business anywhere in the United States or elsewhere in the world; or (C) conducting any business activities with any Person or hire or solicit any Person, or that restricts the right of a Company Group to sell to or purchase from any Person, or that grants the other party or any third person “most favored nation” status, in each case that is reasonably expected to provide for future payments to or from any Company Group entity in excess of $2,500,000 in any calendar year;

(xii)          any Contract under which the Company Group has, directly or indirectly, made, or committed to make, any advance, loan, extension of credit or capital contribution to, or other investment in, any Person (other than another Company Group entity) in excess of $1,000,000;

(xiii)         any other active Contract with a Governmental Authority relating to the Business or the Company Group that is reasonably expected to provide for future payments to or from any Company Group entity in excess of $2,500,000 in any calendar year;

(xiv)        any Contract for the employment or engagement of any individual who is a Company Employee or other Person primarily providing services to the Company Group on a full time, part-time, consulting or other basis providing for annual compensation opportunities in excess of $300,000 (other than any “at will” contract that may be terminated by the applicable Company Group entity upon thirty (30) days or less advance notice without Liability);

(xv)         any Contract that requires the Company Group to purchase its total requirements of any product or service from a third party;

(xvi)        any Contract providing for the Company Group to be the exclusive provider of any product or service to any Person;

(xvii)        any collective bargaining agreement covering employees of the Company Group;

(xviii)      all Contracts providing for any uncapped indemnification obligation;

(xix)         all Contracts involving (i) “milestone” or other similar contingent payments to be made to or by the Company Group upon the achievement of certain milestones, including upon the achievement of regulatory or commercial milestones (excluding volume discounts), or (ii) payment of royalties or other amounts calculated based upon any revenues or income of the Company Group, in each case that is reasonably expected to provide for future payments to or from any Company Group entity in excess of $2,500,000 in any calendar year;

(xx)          all Contracts with respect to an interest, rate, currency or other swap or derivative transaction, other than between or among the Company Group;

(xxi)         all Contracts entered into in connection with the settlement or other resolution of any Proceeding pursuant to which the Company Group has any ongoing liability; and

(xxii)        any Contract not otherwise disclosed pursuant to this Section 3.10 that is material to the Company Group, taken as a whole.

(b)           Each Material Contract is a valid and binding agreement of the Company Group entity which is a party to such Material Contract, enforceable against such Company Group entity in accordance with its terms, except as such enforcement is subject to the General Enforcement Exceptions. Each applicable Company Group entity and, to the Companies’ Knowledge, each of the other parties to each Material Contract, have fulfilled all material obligations required pursuant to the Material Contracts to have been performed by them. Except as would not reasonably be expected to be material to the Company Group, (i) no Company Group entity is in breach of, or default under, any Material Contract, and (ii) to the Companies’ Knowledge, no event has occurred which with the passage of time or giving of notice or both would constitute such a breach or default. Except as set forth in Schedule 3.3 of the Company Disclosure Schedule, the consummation of the Contemplated Transactions will not cause the early expiration or termination of any Material Contract, or the acceleration of any payment, the addition of any fees or charges, the vesting or phasing out of any rights or interests, or any other obligation that would not have arisen but for the consummation of the Contemplated Transactions. None of the Company Group has received any written notice that any party intends to terminate, cancel or not renew any Material Contract.

Section 3.11 Employee Benefits.

(a)           Schedule 3.11(a) of the Company Disclosure Schedule contains a complete and accurate list of each Company Plan and Seller Plan. With respect to each Company Plan, Sellers have made available to Buyer, to the extent applicable: (i) the most recent plan documents that have been reduced to writing, (ii) the most recent trust agreements, insurance contracts, and summary plan descriptions, (iii) the most recent determination letter from the Internal Revenue Service (“IRS”) or, in the case of a prototype plan, the favorable opinion letter(s) issued to the prototype or volume submitter plan sponsor and (iv) annual reports filed on IRS Form 5500, including all attached schedules, for the last three (3) plan years, (vi) any material or non-routine correspondence with any Governmental Authority (e.g., IRS, Department of Labor, or Pension Benefit Guaranty Corporation), (vii) the most recent financial statements and/or actuarial valuation report for any defined benefit plans, (viii) Forms 1094-C and Forms 1095-C for the three (3) most recent calendar years, (ix) any correction filings made, or self-corrected, in the last three (3) years under either the IRS’ Employee Plans Compliance Resolution System or the U.S. Department of Labor’s Delinquent Filer Program or Voluntary Fiduciary Correction Program, and (x) any other documents reasonably requested by the Buyer prior to the execution of this Agreement. With respect to each Seller Plan, Sellers have made available to Buyer to the extent applicable: (A) a summary of benefits provided under each of the Seller Plans, (B) the most recent determination letter from the IRS or, in the case of a prototype plan, the favorable opinion letter(s) issued to the prototype or volume submitter plan sponsor and (C) annual reports filed on IRS Form 5500 for the last three (3) plan years.

(b)           Each Company Plan has been administered in all material respects in accordance with its terms and all applicable Laws, including ERISA, the Code, and the ACA. To the Companies’ Knowledge, no act or omission has occurred and no condition exists with respect to any Company Plan or Seller Plan that would subject the Company Group or the Buyer to any fine, penalty, Tax or other Liability imposed under ERISA, the Code, ACA, or other Law. Each Company Plan and Seller Plan that is intended to be qualified under Section 401(a) of the Code has received a determination letter from the IRS or can rely on advisory or opinion letters issued by the IRS, in each case to the effect that such Company Plan or Seller Plan, as applicable, is qualified under Section 401(a) of the Code, and any trust created pursuant to any such Company Plan or Seller Plan, as applicable, is exempt from Federal Income Tax under Section 501(a) of the Code, and, to the Companies’ Knowledge, no act or omission has occurred that would adversely affect its tax-qualification status.

(c)           There is no Proceeding pending or, to the Companies’ Knowledge, threatened before any Governmental Authority (except claims for benefits payable in the normal operation of the Company Plans and Proceedings with respect to qualified domestic relations orders) against or involving any Company Plan or Seller Plan asserting any rights or claims to benefits under any Company Plan or Seller Plan that could reasonably be expected to result in any Liability to the Company Group or the Buyer. To the Companies’ Knowledge no Company Plan trustee or administrator thereof, has engaged in any breach of fiduciary responsibility or any “prohibited transaction” (as such term is defined in Section 406 of ERISA or Section 4975 of the Code) to which Section 406 of ERISA or Section 4975 of the Code applies and which would reasonably be expected to subject any such Company Plan or trustee or administrator thereof to the tax or penalty on prohibited transactions imposed by Section 4975 of the Code. There is no pending or, to the Companies’ Knowledge, threatened, proceeding, investigation, audit, or inquiry involving any Company Plan before the IRS, Department of Labor, Pension Benefit Guaranty Corporation or any other Governmental Authority. None of the Company Group nor the Parent Company is considering filing an application with respect to any Company Plan under the IRS’ Employee Plans Compliance Resolution System or the U.S. Department of Labor’s Delinquent Filer Program or Voluntary Fiduciary Correction Program.

(d)           None of the Company Group entities nor any ERISA Affiliate has sponsored, maintained or contributed to, or has had any obligation to contribute to (i) a “multiemployer plan” within the meaning of Section 3(37) or 4001(a)(3) of ERISA or Section 414(f) of the Code (ii) a single employer pension plan within the meaning of Section 4001(a)(15) of ERISA for which any Company Group entity or any ERISA Affiliate could incur Liability under Section 4063 or 4064 of ERISA, (iii) a plan that is subject to Title IV of ERISA or Section 412 of the Code, Section 430 of the Code, or Section 302 of ERISA (iv) a “multiple employer welfare arrangement,” as defined in Section 3(40) of ERISA, (v) a “voluntary employees” beneficiary association (as defined under Section 501(c)(9) of the Code, or (vi) subject to any non-U.S. law.

(e)           Except for health insurance continuation coverage as required by Section 4980B of the Code or Part 6 of Title I of ERISA or other applicable Law, no Company Group entity is under any obligation to provide medical or death benefits with respect to any Company Employee after termination of employment.

(f)            Except as set forth in Schedule 3.11(f) of the Company Disclosure Schedule, the execution and performance of this Agreement and the transactions alone contemplated hereby, will not: (i) result in any payment to or other compensation or benefit becoming payable to, any Company Employee under any Company Plan or Seller Plan; (ii) result in any acceleration in the time of payment or vesting or funding of any compensation or benefits with respect to any Company Employee under any Company Plan or Seller Plan; (iii) increase any compensation or benefits otherwise payable to a Company Employee under any Company Plan or Seller Plan or (iv) result in the payment of an “excess parachute payment” within the meaning of Section 280G of the Code. Neither the Company Group nor any Seller has agreed to pay, gross up, or otherwise indemnify any Company Employee for any potential taxes imposed under Section 409A or Section 4999 of the Code.

(g)           Each Company Plan that has been terminated by any Company Group entity has been terminated in accordance with all applicable Law, including ERISA and the Code, and no further Liability remains outstanding with respect to any such Plans. Except as set forth in Schedule 3.11(g) of the Company Disclosure Schedule, no Company Group entity has any agreement or commitment, whether written or unwritten, to create any additional Employee Benefit Plan, or to modify or change any existing Employee Benefit Plan in any material respect except with respect to changes required by Law.

(h)           With respect to each Company Plan, all required or discretionary (in accordance with historical practices) contributions, payments and accruals for all periods ending prior to or as of the Closing Date have been made on a timely basis or, to the extent not yet due, properly accrued for on the books and records of the applicable entity. All contributions and premiums which any Company Group entity is required to pay under the terms of a Company Plan, the Code, or ERISA have been timely paid in accordance with the requirements of such plans, the Code, and ERISA, and none of the Company Plans or any trust(s) established thereunder have incurred any “accumulated funding deficiency” (as defined in Section 302 of ERISA and Section 412 of the Code), whether or not waived, as of the last day of the most recent fiscal year ended prior to the date of this Agreement. No lien has been imposed under Section 412(n) of the Code or Section 302(f) of ERISA on the assets of the Company Group. All reports, returns, and similar documents required to be filed with any Governmental Authority with respect to the Company Plans have been duly and timely filed.

(i)            The Company Group entities have timely complied with the applicable provisions of the ACA, the Health Care and Education Reconciliation Act of 2010, and all regulations and guidance issued thereunder, including the employer shared responsibility provisions relating to the offer of “minimum essential coverage” to “full-time” employees that is “affordable” and provides “minimum value” (as defined in Code Section 4980H and related regulations) and the applicable employer information reporting provisions under Code Sections 6055 and 6056 (and all related regulations) and have no Liability related to such requirements. No event has occurred, and no condition or circumstance exists, that would reasonably be expected to subject any Company Group entity to penalties or excise Taxes under Section 4980D or 4980H of the Code.

(j)            Each Company Plan that is a nonqualified deferred compensation plan subject to Section 409A of the Code is in compliance, in form and operation, in all respects, with the applicable requirements of Section 409A of the Code, the regulations issued thereunder and the guidance provided by the IRS.

(k)           Each Company Plan can be amended, terminated, or otherwise discontinued after Closing in accordance with its terms, without material Liabilities to the Buyer or any of its Affiliates other than ordinary administrative expenses typically incurred in a termination event.

Section 3.12 Taxes. Except as set forth in Schedule 3.12 of the Company Disclosure Schedule:

(a)           All Income Tax Returns and other material Tax Returns required to be filed by the Company Group have been timely filed (taking into account extensions of time to file), such Tax Returns were true and correct in all material respects, and all Income Taxes and other material Taxes required to be paid by the Company Group have been timely paid.

(b)           There is no Tax Contest currently in progress or threatened by any Taxing Authority against any Company Group entity with regard to any material amount of Taxes. No Company Group entity has granted any extension or waiver of the statute of limitations period, or of the time for assessment or collection, applicable to any Income Tax or Income Tax Return, which period (after giving effect to such extension or waiver) has not yet expired (other than extensions of time to file Tax Returns obtained in the ordinary course of business).

(c)           The Company Group entities have or have caused to be withheld all material amounts of Taxes required to be so withheld from amounts owing to any employee, creditor or third party for all periods under all applicable Law.

(d)           No written claim has been received within the last four (4) years from any Taxing Authority in any jurisdiction where a Company Group entity does not currently file Tax Returns that such Company Group entity is subject to material Tax in that jurisdiction that would be covered by such a Tax Return, which claim has not yet been fully resolved. All material deficiencies or adjustments for Taxes proposed, asserted, or assessed in writing against any Company Group entity have been paid, settled, withdrawn or otherwise resolved.

(e)           During the past three years, no Company Group entity has been a member of an affiliated, consolidated, combined, unitary or other similar Tax group (including any affiliated group, within the meaning of Section 1504(a) of the Code filing a consolidated federal income Tax Return), other than a group of which a Company Group entity, a Seller or Parent is the common parent. No Company Group entity has liability for the Taxes of another Person (other than Parent or any of its Subsidiaries) (A) pursuant to Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law), (B) as a transferee or successor or (C) by Contract (other than any Contracts entered into in the ordinary course of business, the primary subject matter of which is not Taxes).

(f)            No Company Group entity is a party to any Tax sharing, Tax allocation or Tax indemnification agreement which will remain in effect following the Closing (other than any Contracts entered into in the ordinary course of business, the primary subject matter of which is not Taxes).

(g)           There are no material Liens for Taxes (other than Permitted Liens) upon the assets of the Company Group entities.

(h)           No Company Group entity (i) is subject to any private letter rulings, technical advice memoranda or similar rulings of any Taxing Authority (and no request for such a ruling is currently pending with any Taxing Authority) or (ii) has entered into any closing agreement (within the meaning of Section 7121 of the Code and under any comparable provisions of state, local or non-U.S. Law) with any Taxing Authority. There is no request for a consent by any Taxing Authority for a change in a method of accounting currently pending.

(i)            The classification of each of the Company Group entities for U.S. federal income tax purposes is set forth on Schedule 3.12(i) of the Company Disclosure Schedule.

(j)            No Company Group entity has been, in the past two (2) years, a “distributing corporation” or a “controlled corporation” in a distribution purported or intended to qualify under Section 355(a) of the Code.

(k)           No Company Group entity has participated in a “listed transaction” within the meaning of Section 6707A(c)(2) of the Code and Treasury Regulation Section 1.6011-4.

(l)            The Company Group will not be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in any method of accounting pursuant to Section 481 of the Code (or any similar provision of state, local or foreign Law) for any taxable period ending on or prior to the Closing, (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or other Law) executed prior to the Closing, (iii) installment sale or open transaction disposition made prior to the Closing, (iv) advance payment or prepaid amount received or deferred revenue accrued on or prior to the Closing other than in the ordinary course of business, (v) interest held by any Company Group entity or any of their subsidiaries in a “controlled foreign corporation” (as that term is defined in Section 957 of the Code) on or before the Closing Date pursuant to Section 951 of the Code, or (vi) an intercompany item under Treasury Regulation Section 1.1502-13 or an excess loss account under Treasury Regulation Section 1.1502-19.

(m)          No Company Group entity is, nor has it been, a United States real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(n)           No Company Group entity has deferred the payment of any “applicable employment taxes” pursuant to Section 2302 of the CARES Act, which Taxes have not been paid. No Company Group entity has claimed the “employment retention credit” within the meaning of Section 2301 of the CARES Act or any other Tax credit applicable to employment Taxes under the Families First Coronavirus Response Act of 2020.

(o)           Each Company Group entity has properly collected and remitted any required material sales, use, value added and similar Taxes with respect to sales made or services provided to its customers and has properly received and retained in all material respects any appropriate Tax exemption certificates or other documentation for all such sales made or services provided without charging or remitting sales, use, value added or similar Taxes that qualify as exempt from sales or similar Taxes.

(p)           No Company Group entity has entered into a gain recognition agreement pursuant to Treasury Regulation Section 1.367(a)-8.

(q)           Each Company Group entity has complied with all material requirements of transfer pricing legislation under Tax Laws applicable to it that are subject to the transfer pricing legislation have been in compliance with that applicable transfer pricing legislation.

(r)            Each Company Group entity has, in all material respects, (a) timely registered for sales, use, value added, goods and services, and other similar Taxes in each jurisdiction where required by applicable Law, (b) timely filed all required returns and reports relating thereto, and (c) timely collected, remitted and paid all such Taxes required to be collected, remitted or paid. No Company Group entity has received written notice of any material assessment, audit or claim relating to such Taxes that remains unresolved, and no Company Group entity has any material liability for unpaid sales, use, value added, goods and services, or other similar Taxes for any period ending on or before the Closing Date, other than liabilities adequately reflected in the Financial Statements.

Section 3.13 Environmental Compliance. The Company Group has operated the Business, and the Business is, in compliance in all material respects with all applicable Environmental Laws. The Company Group has obtained and is in compliance in all material respects with all Environmental Permits required by applicable Environmental Laws. To the Companies’ Knowledge, since the start of the lease term of any real property or facilities leased or operated by the Company Group, there have been no Releases or threats of Releases by the Company Group of Hazardous Substances at, from, in, under, or on any real property or facilities leased or operated by the Company Group that require investigation, cleanup, response or remediation thereof (whether or not such Releases or threats of Releases were caused by operations on or originate at or from any real property or facilities leased or operated by the Company Group). There are no Proceedings by any Governmental Authority or other Person pending, or to the Companies’ Knowledge, threatened against the Company Group under any Environmental Law. No Company Group entity has assumed, either contractually or by operation of law, any material Liability of any other Person under any Environmental Law. To the Companies’ Knowledge, there are no facts, circumstances or conditions relating to the past or present business or operations of the Company Group or any of its respective predecessors (including the Release, threatened Release, or disposal of any wastes, Hazardous Substances or other substances at any location), or to any real property or facility at any time owned, leased, or operated by the Company Group, or any of its predecessors, that would reasonably be expected to give rise to any Proceeding, or to any Liability, under any Environmental Law. The Company has previously made available to Buyer all material, non-privileged environmental reports, investigations, studies, audits and site assessments with respect to any real property or facilities owned, leased or operated by the Company Group that have been prepared for the Company Group since January 1, 2020, as well as any Phase I environmental site assessments prepared in accordance with standards developed by ASTM International or its predecessors in anticipation of entering into any purchase or lease of the real property or facilities of the Company Group that have been prepared for the Company Group since January 1, 2020, to the extent such items are in the possession or control of the Company Group, including those in the possession of its consultants. To the Companies’ Knowledge, no such Phase I prepared prior to January 1, 2020 exists. The Company has previously made available to Buyer all Environmental Permits required by applicable Environmental Laws in connection with the operation by the Company Group of the Business.

Section 3.14 Compliance with Laws.

(a)           The Company Group is not in violation in any material respect of any applicable Laws, except as set forth in Schedule 3.14(a) of the Company Disclosure Schedule. Since January 1, 2022, the Company Group has not received any written notice from any Governmental Authority alleging a material violation of such Laws by the Company Group.

(b)           Since January 1, 2022 the Company Group has obtained, maintained and is operating in material compliance with, all material Permits required for the conduct of the Business, and all such Permits are in full force and effect.

(c)           Since January 1, 2022, the Company Group has not received any written notice from any applicable Governmental Authority alleging that it is in material breach of or has failed to maintain any Permits which are necessary for the effective carrying on of the Business.

Section 3.15 Litigation. Neither Seller or the Company Group is subject to any Order in which relief is sought involving, affecting, or relating to the ownership, operation, or use of the assets of the Company Group or the conduct of the Business or which would prevent, materially delay, materially impair or make illegal the Contemplated Transactions. Except as set forth on Schedule 3.15 of the Company Disclosure Schedule, there are no Proceedings pending or, to the Companies’ Knowledge, threatened against, involving, affecting, or relating to the Company Group or to the conduct of the Business or, to the Companies’ Knowledge, any of their respective officers or directors.

Section 3.16 Employees.

(a)           The Companies have made available to Buyer a list of the following information for each Business Employee as of the date five (5) Business Days prior to the date of this Agreement: (i) name and employee identification number; (ii) job title; (iii) hire date; (iv) current annual base salary or hourly wage rate; (v) work location (by city, state or country, as applicable); and (vi) classification as exempt or non-exempt from overtime pay requirements (if applicable).

(b)           The Company Group is not a party to any collective bargaining agreement or other labor union contract applicable to Business Employees, no union purports to be the exclusive bargaining representative of any of the Business Employees and, to the Companies’ Knowledge, as of the date hereof there are no organizational campaigns, petitions, or other unionization activities seeking recognition of a collective bargaining unit for Business Employees. To the Companies’ Knowledge, there are no material controversies, strikes, slowdowns, or work stoppages pending or threatened between the Company Group and any Business Employees, and the Company Group has not experienced any such material controversy, strike, slowdown, or work stoppage since January 1, 2024. There are no unfair labor practice Proceedings pending against the Company Group before the National Labor Relations Board.

(c)           Except as set forth on Schedule 3.16(c) of the Company Disclosure Schedule, since January 1, 2022, there has not been any Proceeding with respect to payment of wages, salary, or overtime pay, a violation of any occupational safety or health standards, or discrimination in employment or employment practices, that was or is now pending or, to the Companies’ Knowledge, threatened before any Governmental Authority with respect to any Business Employee.

(d)           To the Companies’ Knowledge, no Business Employee who is an officer or director of the Company Group is the subject of a pending allegation of workplace sexual harassment or sexual assault, nor, to the Companies’ Knowledge, is any Business Employee who is an officer or director of the Company Group currently accused of engaging in workplace sexual harassment or sexual assault.

Section 3.17 Insurance. Schedule 3.17 of the Company Disclosure Schedule sets forth a list of all policies of fire, liability, casualty, life, and other insurance maintained by or on behalf of the Company Group with respect to the Business. Such policies are in full force and effect, the Company Group is not in material default with respect to its obligations under any of such policies, and all premiums with respect thereto covering all periods up to and including the Closing Date have been paid or will be paid when due. No written notice of cancellation or termination or material change in premium or denial of renewal has been received by the Company Group with respect to any such policy. To the Companies’ Knowledge, no event has occurred nor does any fact or condition exist which would render any of such policies void or voidable or subject any of such policies to cancellation or termination or require notice under any of such policies. This Section 3.17 shall not apply to any Employee Benefit Plans or other employee benefit arrangements.

Section 3.18 Intellectual Property.

(a)           The Company Group entities own and have good and exclusive title to the Company Group Owned IP. The Company Group IP is sufficient for the conduct of the Company business as currently conducted. To the Companies’ Knowledge, there are no third parties that claim to own the Company Group Owned IP.

(b)           The Company Group entities may exercise, transfer, or license the Company Group Owned IP without restriction or payment to a third party. The Company Group entities are not obligated to transfer ownership (including granting any exclusive license) of any Company Group Owned IP, or any Intellectual Property later developed or obtained by the Company Group entities, to a third party.

(c)           Schedule 3.18(c) of the Company Disclosure Schedule lists all registered Intellectual Property owned by, filed in the name of, or applied for by, the Company Group entities (“Company Registered Intellectual Property”). The Company Registered Intellectual Property is subsisting, valid and enforceable (excluding pending applications). Except as set forth on Schedule 3.18(c) of the Company Disclosure Schedule, the Company Group entities own all right, title and interest in and to the Company Registered Intellectual Property and are entitled to use such Company Registered Intellectual Property in the operation of their respective businesses as currently conducted, free and clear of all Liens except Permitted Liens. The Company Group has paid all fees and filed all documents due prior to the date hereof that are necessary to obtain or maintain such Company Group IP in force or the exclusive rights thereto.

(d)           To the Companies’ Knowledge, the products of the Company Group entities (the “Companies Products”) and the conduct of the Business by the Company Group entities has not, since January 1, 2022 infringed, misappropriated, or otherwise violated, and does not currently infringe, misappropriate, or otherwise violate the Intellectual Property of any third party. The Company Group entities have not received written notice of a claim that the conduct of the Business infringes, misappropriates, or otherwise violates the Intellectual Property of a third party.

(e)           To the Companies’ Knowledge, no third party has infringed, misappropriated or violated any Company Group Owned IP.

(f)            Schedule 3.18(f) of the Company Disclosure Schedule lists all contracts, agreements and licenses to which the Company Group entities are a party that include a license to use any Intellectual Property of a third party (other than licenses for widely available commercial “off-the-shelf” software with total annual license, maintenance, support and other fees not in excess of $200,000 in the aggregate per vendor) (the listed items, “In-Licenses”).

(g)           Schedule 3.18(g) of the Company Disclosure Schedule lists all contracts, agreements and licenses to which the Company Group entities are a party that include license to or an assignment of Company Group IP (other than non-exclusive licenses granted to customers in the ordinary course of business) (the listed items, “Out-Licenses”; together with the In-Licenses, the “IP Contracts”). The consummation of the transactions contemplated hereby will not, under any Contract to which the Company Group entities are a party (i) result in the release of any source code for any Companies Proprietary Software or in the granting of any right or licenses to any Company Group Owned IP to any third party; (ii) result in the Company Group entities being required to grant to any third party any rights to the Company Group Owned IP; (iii) subject any Company Group entity to any non-compete or other restriction on the operation or scope on its business or (iv) obligate any Company Group entity to pay any royalties or other amounts to any third party in excess of those payable by the Company Group entity prior to the Closing. There are no pending disputes regarding the scope of any In-License, or performance under such In-License, including with respect to any payments to be made or received by the Company Group entities thereunder.

(h)           No written claim or complaint has, to the Companies Knowledge, been made by any third party, or is pending, against, a Company Group entity, and no written notice of any such claim or complaint has been received by a Company Group entity, with respect to breach of an Out-License by the Company Group entity with respect to any Companies Products (including with respect to any defect, deficiency of any product, or quality of any service) that has not been remedied. The Company Group IT has not experienced any material defects in the past three years in their operation and use, have not been subject to any material security breaches, and do not contain any disabling codes or instructions, “time bombs,” “Trojan horses,” “back doors,” “trap doors,” “worms,” viruses, bugs, faults or other software routines or hardware components that (i) enable or assist any Person to access without authorization or disable or erase the Companies Group IT, or (ii) otherwise materially adversely affect the functionality of the Company Group IT.

(i)            Since January 1, 2024, the Company Group entities have taken and currently take commercially reasonable steps to maintain the secrecy of trade secrets constituting Company Group Owned IP. Without limiting the generality of the foregoing, the Company Group entities have, and enforce, a policy requiring each Employee or consultant involved in the creation of Company Group IP to execute a proprietary information, confidentiality and invention assignment Contract substantially in the form made available to Buyer (each a “Proprietary Information Agreement”). All current and former Employees and consultants of the Company Group entities at any time involved in the creation of Company Group IP have executed such Proprietary Information Agreement.

(j)            No government funding, facilities or resources of a university, college, other educational institution or research center or funding from third parties was used in the development of the Company Group Owned IP, and no Governmental Authority, university, college, other educational institution or research center has any claim or right in or to such Company Group Owned IP. To the Companies Knowledge, no current or former employee, consultant, or independent contractor of a Company Group entity is (or was at any time during such person’s engagement with the Company Group entity) bound by any agreement restricting such employee, consultant, or independent contractor from performing such employee’s, consultant’s, or independent contractor’s duties for the Company Group entity or in breach of any agreement with any former employer or other Person concerning Intellectual Property or confidentiality due to such employee’s, consultant’s, or independent contractor’s activities as an employee, consultant, contractor, or agent of the Company Group entity.

(k)           Schedule 3.18(k) of the Company Disclosure Schedule accurately identifies (i) each item of Publicly Available Software that has been used in, incorporated into, integrated, bundled or distributed with, any Companies Product, (ii) the applicable license terms for each such item of Publicly Available Software, (iii) the Companies Product(s) to which each such item of Publicly Available Software relates and (iv) whether such Publicly Available Software has been modified by the Company Group entities. The Company Group entities do not use Publicly Available Software in a manner that would condition the license governing such on the Company Group entities (A) distributing or disclosing Companies Proprietary Software in source code form; (B) licensing the Companies Proprietary Software for the purpose of making modifications or derivative works; or (C) licensing or distributing the Companies Proprietary Software at no charge.

(l)            The Company Group IT is in good working condition and is sufficient in all material respects for the operation of the Business as currently conducted. The Company Group IT has not experienced any materially malfunction or failure within the past twelve (12) months. The Company Group has taken commercially reasonable steps to maintain the Company Group IT in all material respects in accordance with the Company Group’s internal standards as well as any applicable warranties or other user instructions from suppliers.

Section 3.19 Customers and Suppliers.

(a)           Schedule 3.19(a) of the Company Disclosure Schedule lists the top ten (10) customers of the Company Group, calculated by reference to annual revenues for the fiscal years ended July 31, 2024 and July 31, 2025 (each, a “Material Customer”).

(b)           Schedule 3.19(b) of the Company Disclosure Schedule lists top ten (10) suppliers of products or services to the Company Group, calculated by reference to annual spending of the Business for the periods consisting of the fiscal years ended July 31, 2024 and July 31, 2025 (each, a “Material Supplier”).

(c)           Since July 31, 2025, no material adverse change has occurred in the business relationship of the Company Group with any of the Material Customers or Material Suppliers. Except as set forth on Schedule 3.19(c) of the Company Disclosure Schedule, none of the Material Customers or Material Suppliers has terminated or ceased, or has significantly modified the volume or amount of, or pricing of, its business with the Company Group or the types of services or products or margin on products or services, or has indicated in writing any intent to do any of the foregoing.

Section 3.20 No Brokers. Other than TD Securities (USA) LLC, no agent, broker, investment banker, or other Person is or will be entitled to receive from the Company or Sellers any broker’s or finder’s fee or any other commission or similar fee in connection with any of the Contemplated Transactions.

Section 3.21 Related Party Transactions. Other than as set forth on Schedule 3.21 of the Company Disclosure Schedule, there are no existing or proposed agreements, arrangements, understandings, or transactions between any Seller, any Company Group entity, or any officer, member, manager, director or Affiliate (other than Subsidiaries) of such Seller or Company Group entity on the one hand and any other Company Group entity on the other hand.

Section 3.22 International Trade and Anti-Corruption Matters.

(a)           Neither the Company Group entities, any director or officer of any Company Group Entities nor, to the Companies’ Knowledge, any employee, agent, controlled affiliate or other person acting on behalf of the Company Group entities has (i) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity; (ii) made any direct or indirect unlawful payment to any U.S. or foreign government official or employee; (iii) violated or is in violation of any provision of any Anti-Corruption Law; or (iv) made, offered, or taken an act in furtherance of any bribe, rebate, payoff, influence payment, kickback or other unlawful payment.  The Company Group entities have instituted and maintain policies and procedures reasonably designed to promote compliance with all applicable anti-bribery Laws or Anti-Corruption Laws.

(b)           Except as set forth in Schedule 3.22(b) of the Disclosure Schedules, no Company Group entity nor, to the Companies’ Knowledge, any director, officer, or employee of the any Company Group entity is currently, or has been in the last five (5) years:  (i) a Sanctioned Person; (ii) engaged in any dealings or transactions with any Sanctioned Person or Sanctioned Country; (iii) engaged in any export, reexport, transfer or provision of any goods, software, technology, data, or service without, or exceeding the scope of, any required or applicable licenses or authorizations under all applicable International Trade Laws; (iv) otherwise in violation of applicable International Trade Laws; or (v) located, organized or resident in a country or territory that is a Sanctioned Country, or whose government is, the subject of comprehensive Sanctions (currently, Cuba, Iran, North Korea, the Crimea region of Ukraine, and such other regions of Ukraine as have been comprehensively sanctioned by the United States, including the so-called Donetsk People’s Republic and the Luhansk People’s Republic).  No Company Group entity is engaged in any dealings or transactions with or for the benefit of a Sanctioned Person, or with or in a Sanctioned Country, and no Company Group entity has any plans to engage in any unlawful dealings or transactions with Sanctioned Persons, or with or in any Sanctioned Country.  The operations of the Company Group entities are and have been conducted at all times in compliance with applicable Sanctions and International Trade Laws.  The Company Group has established and maintains reasonable internal controls and procedures appropriate to promote compliance with the requirements of Sanctions and International Trade Laws.

(c)           The operations of the Company Group entities are and since January 1, 2020 have been conducted in compliance with applicable financial recordkeeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended, the anti-money laundering statutes of all jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental agency (collectively, the “Anti-Laundering Laws”) and no Proceeding by or before any court or Governmental Authority, authority or body or any arbitrator involving the Company Group entities with respect to the Anti-Laundering Laws is pending or, to the Companies’ Knowledge, threatened.

(d)           Neither the Company Group entities nor, to the Companies’ Knowledge, any director, officer, or employee of any Company Group entity, nor any agent, controlled affiliate or other person acting on behalf of the Company Group entities is or has been the subject of any Proceeding (to the Companies’ Knowledge with respect to investigations) by any Governmental Authority regarding any violation or alleged violation under any International Trade Laws in the past five years. Further, no such Proceedings are pending or, to the Companies’ Knowledge, threatened, nor do the Sellers or Company Group entities have reason to know or anticipate such Proceedings.

Section 3.23 Government Contracts.

(a)           Schedule 3.23(a) of the Company Disclosure Schedule sets forth a true, correct and complete list of each Government Contract that is currently in effect or which remains open to audit periods.

(b)           Schedule 3.23(b) of the Company Disclosure Schedule sets forth a true, correct and complete list of each outstanding Government Bid for which an award remains pending.

(c)           Except as set forth in Schedule 3.23(c) of the Company Disclosure Schedule, (i) the Company Group entities have complied in all material respects with all Laws applicable and pertaining to each Government Contract and each Government Bid (or in any certificate, statement, list, schedule or other documents submitted or furnished in connection with the foregoing).

(d)           Except as set forth in Schedule 3.23(d) of the Company Disclosure Schedule, since January 1, 2024, the Company Group entities have not (i) breached or violated any Government Contract in any material respect; (ii) been suspended or debarred from bidding on government contracts by a Governmental Authority, nor have any managers, directors, officers, or employees, or, to the Companies’ Knowledge, consultants or agents of the Company Group entities been suspended or debarred; (iii) other than routine matters, been audited or, to the Companies’ Knowledge, investigated by any Governmental Authority with respect to any Government Contract; (iv) made any disclosure with respect to any material irregularity, misstatement or omission involving a Government Contract; (v) received claims or requests for equitable adjustment from any Governmental Authority (or from any prime contractor, higher or lower tier subcontractor, vendor or other third party) arising under or relating to any Government Contract or Government Bid; (vi) received any written notice of breach, cure, show cause or default from any Governmental Authority (or from any prime contractor, higher or lower tier subcontractor, vendor or other third party) with respect to any Government Contract; or (vii) had any Government Contract terminated by any Governmental Authority (or by any prime contractor, higher or lower tier subcontractor, vendor or other third party) for failure to perform.

(e)           No cost incurred or invoice rendered by the Company Group entities pertaining to any Government Contract is currently being questioned or challenged by any Governmental Entity or any other Person, has been disallowed (and the Company Group entities have no reason to believe that any cost or invoice will be disallowed) by any Governmental Entity or has been or now is, the subject of an investigation, except for customary reviews of invoices by the Defense Contract Management Agency or the Defense Contract Audit Agency, the results of which, in the aggregate, would not be material to the Company Group, taken as a whole. All invoices and claims, including requests for progress payments and provisional cost payments, submitted by the Company Group entities to any Governmental Entity with respect to any Government Contract or Government Bid were correct and complete in all material respects as of their submission date.

(f)            Except as set forth in Schedule 3.23(f) of the Company Disclosure Schedule, the Company Group entities are in compliance in all material respects with all national security obligations, including those specified in the National Industrial Security Program Operating Manual, DOD 5220.22-M (February 28, 2006), as amended.

(g)           Schedule 3.23(h) of the Company Disclosure Schedule sets forth a true, correct and complete list of all facility security clearances held by the Company Group entities and all personnel security clearances held by the Company Group’s Representatives. The Company Group entities hold and at all relevant times held at least a “satisfactory” rating from DCSA with respect to the facility security clearances. The clearances set forth in Schedule 3.23 of the Company Disclosure Schedule are all of the facility and personnel security clearances necessary to conduct the business of the Company Group entities as currently being conducted. No Company Group entity has allowed any person without the required facility or personnel security clearance to access classified materials protected by any clearance listed in Schedule 3.23(h) of the Company Disclosure Schedule.

(h)           The Company Group entities are and since January 1, 2024 have been in compliance in all material respects with all applicable Laws pertaining to any Government Contracts. The Company Group entities have not, in obtaining or performing any Government Contract, violated in any material respect any applicable aspect or provision of any of the following: (i) the Federal Acquisition Regulation (“FAR”) or any applicable agency supplement thereto, including flowing down all relevant and applicable FAR and supplemental clauses to subcontractors or vendors, and monitoring compliance with same; (ii) the False Claims Act or similar state or foreign law; (iii) the False Statements Act or similar state or foreign law; (iv) the Procurement Integrity Act or similar state law; (v) any drug-free workplace requirements; (vi) conflict of interest requirements; (vii) lobbying requirements; (viii) gifts and gratuities prohibitions; or (ix) cybersecurity and information security requirements, including but not limited to those requirements imposed pursuant to 48 C.F.R. § 52.204-21, 48 C.F.R. § 252.204-7008, 48 C.F.R. § 252.204-7012, 48 C.F.R. § 252.204-7019, and 48 C.F.R. § 252.204-7020. The Company Group entities have not experienced any cyber incident that would require reporting to any customer or Governmental Authority in connection with any Government Contract.

(i)            All representations, certifications, invoices, and claims submitted for payment, reimbursement, or adjustment and statements executed, acknowledged, or submitted by or on behalf of the Company Group entities to a Governmental Authority or any other Person were current, accurate, and complete in all material respects as of their respective dates and the Company Group entities have provided any reasonably required updates, and the Company Group entities have not been under any obligation to disclose to any Governmental Authority or any other Person with respect to any alleged or potential irregularity, misstatement, or omission arising under or relating to a Government Contract or Government Bid, nor to the Companies’ Knowledge, are there any facts that could reasonably be expected to result in the Company Group entities having such obligation.

(j)            The Company Group entities are currently registered in the U.S. System for Award Management (“SAM”) with an active listing, and all representations and certifications made by the Company Group entities relating to its SAM registration are complete and accurate.

(k)           As it pertains to any Government Contract, (i) the Company Group entities have not conducted or initiated any internal investigation into issues that could constitute a material violation of a Government Contract or any Laws relating to a Government Contract; (ii) the Company Group entities have not entered into any consent order or administrative agreement; (iii) the Company Group entities have not undertaken any internal investigation relating directly or indirectly thereto; and (iv) to the Companies’ Knowledge, there are no external investigations relating directly or indirectly thereto;

(l)            Neither the Company Group entities nor any of their principals (as defined by FAR 52.209-5 or other applicable Laws), their representatives, current employees, directors, or, to the Companies’ Knowledge, individual independent contractors have, in the past two (2) years, been under, are currently subject to, or, to the Companies’ Knowledge, threatened with (i) any allegation of fraud, false claims, or overpayments, (ii) any administrative, civil, or criminal investigation, indictment, information lawsuit, subpoena, document request, administrative proceeding, or audit pertaining to an alleged or potential violation of any requirement, regulation, or Law, including but not limited to the commission of fraud or a criminal offense in connection with any Government Contract, violation of antitrust laws or commission of embezzlement, theft, forgery, bribery, falsification or destruction of records, making false statements, evasion, violating criminal tax laws, or receiving stolen property, or (iii) actual or proposed debarment, suspension, or exclusion from participation in the award or performance of any Government Contract. To the Companies’ Knowledge, there exist no facts or circumstances that are reasonably likely to result in a suspension or debarment proceeding or ineligibility on the part of the Company Group entities or any of their principals or employees.

(m)          The Company Group entities have not entered into any financing arrangement or assignment of proceeds with respect to the performance of any Government Contract.

(n)           The Company Group entities have not violated FAR 52.203-5 (Covenant Against Contingent Fees) and no payment has been made by the Company Group entities to any Person that is or was contingent upon the award of any Government Contract, which would be in violation of the FAR or any other applicable Law.

(o)           No negative determinations of responsibility have been received by the Company Group entities or, to the Companies’ Knowledge, issued against the Company Group entities in connection with any Government Contract.

(p)           The Company Group entities have included all provisions in its subcontracts required by its Government Contract customers to be incorporated into such subcontracts, including all mandatory flow-down provisions established by the FAR or any supplement (including but not limited to the Defense Federal Acquisition Regulation Supplement) thereto, and the Company Group entities have monitored any subcontractors for compliance with FAR provisions as required and the Company Group entities are not aware of any violation or alleged violation of any required flow down provisions by its subcontractors.

(q)           The Company Group entities maintain systems of internal controls for their operations that are in material compliance with all relevant and applicable requirements of any Government Contracts.

(r)            The Company Group entities have complied in all material respects with supply chain restrictions required by its Government Contracts, including but not limited to domestic preference requirements imposed pursuant to the Buy American Act, Trade Agreements Act, Section 8125 of the Consolidated Appropriations Act of 2016 (Pub. L. No. 114-13, § 8125), the Cargo Preference Act and Military Cargo Preference Act, and specialty metal restrictions. Consistent with and as defined by 48 C.F.R. § 52.204-24, 48 C.F.R. § 52.204-25, and 48 C.F.R. § 52.204-26, the Company Group entities have not, under any Government Contract, provided any (i) covered telecommunications equipment or services, or (ii) equipment, system, or service that uses covered telecommunications equipment or services as a substantial or essential component of any system, or as critical technology as part of any system. Except as set forth on Schedule 3.23(s) of the Company Disclosure Schedules, to the extent FAR 52.204-25(b)(2) applies to a member of the Company Group, since August 14, 2020, such member has not used any equipment, system, or service that uses covered telecommunications equipment or services.

Section 3.24 Privacy and Data Security.

(a)           The Company Group entities are, and since January 1, 2022 have been, in compliance in all material respects with, not in violation in any material respect of, and have not received any written notices of violation with respect to (i) all Data Protection Laws, regarding the collection, storage, processing, use and transfer of Personal Data, (ii) the Company Group entities’ privacy policies, and (iii) Contracts with contractual obligations or representations with respect to Personal Data (collectively, “Companies Privacy Obligations”). The Company Group entities have made and completed any and all necessary filings, disclosures and registrations under all applicable Data Protection Laws with any relevant Governmental Authority, to the extent applicable, and all such filings, disclosures and registrations are current and up-to-date.

(b)           The Company Group entities have established and implemented commercially reasonable administrative, technical and physical safeguards to protect the confidentiality, integrity and security of Personal Data in its possession, custody or control against unauthorized access, use, disclosure or other misuse.  Except as otherwise would not be material to the Company Group entities or their operations, the Company Group entities have not experienced any loss, damage, or unauthorized access, disclosure, use or breach of security of any Personal Data in their possession, custody or control.

(c)           The Company Group entities have a privacy policy regarding the collection, storage, use and disclosure of Personal Data in connection with their operations, and the Company Group entities have been in compliance with such privacy policy in all material respects.  The Company Group entities have posted their privacy policies in a clear and conspicuous location on all websites and any mobile applications owned or operated by the Company Group entities.

(d)           All sales and marketing activities by the Company Group entities are and since January 1, 2022 have been in compliance with all applicable Privacy Laws in all material respects, including (to the extent applicable) those requiring the Company Group entities to obtain consent from potential customers to receive such sales and marketing materials.  The consummation of the transactions contemplated by this Agreement will not violate any Companies Privacy Obligation, nor require the Company Group to provide any notice to, or seek any consent from, any employee, customer, supplier, service provider or other third-party under any Company privacy policy.

Section 3.25  Books and Records. As of the date hereof, the books of account, ledgers, order books, records and documents of the Company Group entities accurately and fairly reflect in all material respects information relating to the business of the Company Group entities, the location and collection of its material assets, and the nature of all material transactions giving rise to the obligations or accounts receivable of the Company Group entities.

Section 3.26 Operation of the Business.

(a)           After giving effect to the transactions contemplated by Section 6.11 and Section 6.12, the Company Group entities own all the rights, property and assets, free and clear of all Liens (other than Permitted Liens), necessary to conduct the Business as currently conducted.

(b)           After giving effect to the transactions contemplated by Section 6.11 and Section 6.12, no part of the Business shall be operated by Parent Company or any of its Affiliates other than the Company Group entities.

Section 3.27 Product Liability. Except as set forth in Schedule 3.27 of the Disclosure Schedule, in the last five years there has not been any product recall or material post sale warning or similar action (a “Recall”) conducted with respect to any Companies Products manufactured (or to be manufactured), shipped, marketed, sold or delivered by or on behalf of the Company Group entities, or, to the Companies’ Knowledge, any investigation or consideration of or decision made by any Governmental Authority concerning whether to undertake or not undertake any Recall.

Section 3.28 Disclaimer of Other Representations and Warranties. NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS AGREEMENT, EXCEPT FOR THE REPRESENTATIONS REGARDING THE COMPANY GROUP EXPRESSLY AND SPECIFICALLY SET FORTH IN THIS ARTICLE III, THE REPRESENTATIONS OF SELLERS EXPRESSLY AND SPECIFICALLY SET FORTH IN ARTICLE IV (IN EACH CASE AS QUALIFIED BY THE COMPANY DISCLOSURE SCHEDULE) AND THE REPRESENTATIONS AND WARRANTIES OF SELLERS EXPRESSLY AND SPECIFICALLY SET FORTH IN ANY ANCILLARY AGREEMENT AND ANY CERTIFICATE DELIVERED PURSUANT TO THIS AGREEMENT, NONE OF THE COMPANY GROUP, SELLERS OR ANY OF THEIR RESPECTIVE DIRECTORS, OFFICERS, AFFILIATES, REPRESENTATIVES OR ADVISORS OR ANY OTHER PERSON HAS MADE, OR SHALL BE DEEMED TO HAVE MADE, ANY REPRESENTATION OR WARRANTY.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE SELLERS

Except as set forth in the Company Disclosure Schedule attached hereto, each Seller represents and warrants to Buyer as follows:

Section 4.1  Organization; Authorization.

(a)           Such Seller is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its formation and such Seller has all requisite corporate power and authority to carry on its respective business as now being conducted and to own, lease and operate its respective properties and assets as now owned, leased or operated, and to perform all its respective obligations under the agreements and instruments to which it is a party or by which it is bound. Each Seller is duly qualified to do business and is in good standing in each jurisdiction where the ownership or operation of their respective properties and assets or the conduct of its respective businesses requires such qualification, except for failures to be so qualified or in good standing that would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on such Seller’s ability to execute, deliver or perform this Agreement or any Ancillary Agreement to which such Seller is a party, or to timely consummate the Contemplated Transactions.

(b)           Such Seller has full corporate power and authority to execute and deliver this Agreement and each of the Ancillary Agreements to which it is a party, and to perform its obligations hereunder and thereunder. The execution, delivery and performance by such Seller of this Agreement and each of the Ancillary Agreements to which it is a party has been duly and validly authorized by such Seller and no additional corporate authorization or consent by such Seller or its equityholders is required in connection therewith. This Agreement and each of the Ancillary Agreements to which such Seller is a party, when executed and delivered by the parties thereto (assuming the due authority, execution and delivery by each of the other parties hereto or thereto, as applicable), constitutes (or will constitute) a valid and legally binding obligation of such Seller, enforceable against such Seller in accordance with its terms, except as such enforcement is subject to General Enforcement Exceptions.

Section 4.2  Ownership of Outstanding Securities. Such Seller owns, beneficially and of record, the Outstanding Securities set forth opposite its name on Schedule 3.2 of the Company Disclosure Schedule. Such Seller has not granted any outstanding options, warrants, or rights (including conversion or preemptive rights and rights of first refusal or similar rights), or entered into any agreements, orally or in writing, granting any Person the right to purchase or acquire from such Seller any Outstanding Securities or any other equity securities of the Company.

Section 4.3  Non-Contravention. Assuming the taking of the actions contemplated by Schedule 3.4 of the Company Disclosure Schedule, the execution and delivery by such Seller of this Agreement and the Ancillary Agreements to which such Seller is a party, the consummation of the Contemplated Transactions and compliance by such Seller with any of the provisions hereof and thereof, will not (a) conflict with or violate any provision of any of the Organizational Documents of such Seller, (b) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default or give rise to any right of termination, cancellation, or acceleration under any Contract to which such Seller is a party, or (c) violate or conflict with any provision of any Law binding upon such Seller, except in the case of clauses (b) and (c), as would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on such Seller’s ability to execute, deliver or perform this Agreement or any Ancillary Agreement to which such Seller is a party, or to timely consummate the Contemplated Transactions.

Section 4.4  Consents and Approvals. Except for (i) (A) the requirements of the HSR Act, (B) the requirements of any Antitrust Law of jurisdictions outside the United States of America, (C) the CFIUS Approval, (D) the DCSA Approval, (E) the Pre-Closing ITAR Notice, (ii) the Government Contract Novations, (iii) the Investment Canada Act approval under Canadian Law, and (iv) as set forth on Schedule 3.4 of the Company Disclosure Schedule, no Governmental Consents, or consent of any other Person, or Environmental Permit is required to be obtained or made by such Seller in connection with the execution and delivery of this Agreement or any Ancillary Agreements to which such Seller is a party, the performance of their obligations hereunder and thereunder, or the consummation of the Contemplated Transactions, in accordance with the terms hereof and thereof.

Section 4.5  Disclaimer of Other Representations and Warranties. NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS AGREEMENT, EXCEPT FOR THE REPRESENTATIONS REGARDING THE COMPANY GROUP EXPRESSLY AND SPECIFICALLY SET FORTH IN ARTICLE III, THE REPRESENTATIONS OF SELLERS EXPRESSLY AND SPECIFICALLY SET FORTH IN THIS ARTICLE IV (IN EACH CASE AS QUALIFIED BY THE COMPANY DISCLOSURE SCHEDULE) AND THE REPRESENTATIONS AND WARRANTIES OF SELLERS EXPRESSLY AND SPECIFICALLY SET FORTH IN ANY ANCILLARY AGREEMENT AND IN ANY CERTIFICATE DELIVERED PURSUANT TO THIS AGREEMENT, NONE OF THE COMPANY GROUP, THE SELLERS OR ANY OF THEIR RESPECTIVE DIRECTORS, OFFICERS, AFFILIATES, REPRESENTATIVES OR ADVISORS OR ANY OTHER PERSON HAS MADE, OR SHALL BE DEEMED TO HAVE MADE, ANY REPRESENTATION OR WARRANTY.

ARTICLE V
representations and warranties of Buyer

Buyer represents and warrants to Sellers as follows:

Section 5.1  Organization; Authorization.

(a)           Buyer is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. Buyer has all requisite corporate power and authority to carry on its business as now being conducted and to own, lease, and operate its properties and assets as now owned, leased, or operated, and to perform all its obligations under the agreements and instruments to which it is a party or by which it is bound. Buyer is duly qualified to do business and is in good standing in each jurisdiction where the ownership or operation of its properties and assets or the conduct of its business requires such qualification, except for failures to be so qualified or in good standing that would not, individually or in the aggregate, reasonably be expected to adversely affect in any material respect Buyer’s ability to execute, deliver or perform this Agreement or any Ancillary Agreement, or to timely consummate the Contemplated Transactions.

(b)           Buyer has full corporate power and authority to execute and deliver this Agreement and each of the Ancillary Agreements to which it is a party, and to perform its obligations hereunder and thereunder. The execution, delivery and performance by Buyer of this Agreement and each of the Ancillary Agreements to which it is a party has been duly and validly authorized by Buyer and its equityholders and no additional corporate authorization or consent by Buyer or its equityholders is required in connection therewith. This Agreement and each of the Ancillary Agreements to which Buyer is a party, when executed and delivered by the parties thereto (assuming the due authority, execution and delivery by each of the other parties hereto or thereto, as applicable), constitutes (or will constitute) a valid and legally binding obligation of Buyer enforceable against Buyer in accordance with its terms, except as such enforcement is subject to General Enforcement Exceptions.

Section 5.2  Non-Contravention. Assuming the taking of the actions contemplated by Schedule 3.4 of the Company Disclosure Schedule, the execution and delivery by Buyer of this Agreement and the Ancillary Agreements to which it is a party, consummation of the Contemplated Transactions and compliance by Buyer with any of the provisions hereof and thereof, will not (a) conflict with or violate any provision of any of its Organizational Documents, (b) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default or give rise to any right of termination, cancellation, or acceleration under any Contract to which it is a party, or (c) violate or conflict with any provision of any Law binding upon it, except in the case of clauses (b) and (c), as would not individually or in the aggregate, reasonably be expected to materially adversely affect its ability to execute, deliver or perform this Agreement or any Ancillary Agreement to which it is a party, or to timely consummate the Contemplated Transactions. Neither Buyer nor any of its Affiliates are subject to any Contract that would materially impair or delay Buyer’s ability to consummate the Contemplated Transactions.

Section 5.3  Regulatory Approvals. Except for (i) the requirements of the HSR Act, (ii) the requirements of any Antitrust Law of jurisdictions outside the United States of America (if and to the extent any of the foregoing Laws may apply), (iii) the CFIUS Approval, and (iv) the DCSA Approval, no Governmental Consent, or consent of any other Person, is required to be obtained or made by Buyer in connection with the execution and delivery of this Agreement or any Ancillary Agreement, the performance of its obligations hereunder and thereunder, or the consummation by Buyer of the Contemplated Transactions in accordance with the terms hereof and thereof, except for any consent the failure of which to obtain would not, individually or in the aggregate, reasonably be expected to materially adversely affect its ability to execute, deliver or perform this Agreement or any Ancillary Agreement, or to timely consummate the Contemplated Transactions.

Section 5.4  Litigation and Claims. There are no Proceedings pending or, to Buyer’s Knowledge, threatened against or involving Buyer or any of its Affiliates that, individually or in the aggregate, would have a material adverse effect on Buyer’s ability to execute, deliver or perform this Agreement or any Ancillary Agreement, or to timely consummate the Contemplated Transactions. Buyer is not subject to any Order that, individually or in the aggregate, would have a material adverse effect on its ability to execute, deliver or perform this Agreement or any Ancillary Agreement, or to timely consummate the Contemplated Transactions.

Section 5.5  Financial Capability. Buyer will have at Closing sufficient cash on hand or other sources of immediately available funds to enable it to make all payments contemplated by this Agreement and consummate the Contemplated Transactions. There are no known circumstances or conditions that could reasonably be expected to prevent or delay the availability of such funds at Closing. Buyer acknowledges that the obligations of Buyer under this Agreement are not contingent upon or subject to any conditions regarding Buyer’s, its Affiliates’ or any other Person’s ability to obtain financing for the consummation of the Contemplated Transactions.

Section 5.6  Investment Representations.

(a)           Buyer is acquiring the Purchased Securities solely for its own account for investment purposes and not with a view to, or for offer or sale in connection with, any distribution thereof in violation of any Law (including the Securities Act), and Buyer is an “accredited investor” as defined in Rule 501(a) promulgated under the Securities Act.

(b)           Buyer agrees that the Purchased Securities may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of without registration under the Securities Act and any applicable state securities Laws, except pursuant to an exemption from such registration under the Securities Act and such Laws.

(c)           Buyer is able to bear the economic risk of holding its investment in the Purchased Securities and the Company Group for an indefinite period (including total loss of its investment), and has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risk of its investment. In reaching an informed decision to purchase the Purchased Securities and the Company Group, Buyer has sufficient information to evaluate the merits and risks of an investment in the Purchased Securities and the Company Group, and Buyer has had the opportunity to ask Representatives of the Companies and Sellers questions, concerning the Company Group and the Purchased Securities. Buyer is not relying on any of Sellers, the Company Group or any of their respective Affiliates or Representatives with respect to the corporate tax, legal and economic considerations involved in its investment in the Company Group and the Purchased Securities. Buyer acknowledges and agrees that it (i) has had reasonable access to the Data Room, and (ii) has conducted its own independent investigation of the Company Group, their respective businesses and the Contemplated Transactions, and has not relied on any representation, warranty or other statement by Sellers, the Company Group or any of their respective Affiliates or Representatives, other than (A) the representations and warranties regarding the Company Group expressly and specifically set forth in Article III of this Agreement and (B) the representations and warranties of Sellers expressly and specifically set forth in Article IV of this Agreement, in each case as qualified by the Company Disclosure Schedule, and that all other representations and warranties are specifically disclaimed.

Section 5.7  Solvency. No transfer of property is being made and no obligation is being incurred in connection with the Contemplated Transactions with the actual intent to hinder, delay or defraud either present or future creditors of the Company Group. Assuming that the representations and warranties regarding the Company Group and the Sellers contained in this Agreement are true and correct in all material respects, at and immediately after the Closing, immediately after giving effect to the Contemplated Transactions, Buyer and the Company Group, on a consolidated basis, (a) will be solvent (in that both the fair value of its assets (on a going concern basis) will not be less than the sum of its debts and that the present fair saleable value of its assets (on a going concern basis) will not be less than the amount required to pay its probable liabilities on its debts as they become absolute and matured); and (b) will have adequate capital and liquidity with which to engage in its business.

Section 5.8  No Brokers. None of Buyer nor any of its Affiliates has employed or incurred any liability to any broker, finder or agent for any brokerage fees, finder’s fees, commissions or other amounts with respect to this Agreement, the Ancillary Agreements or the Contemplated Transactions that will be payable by the Sellers or any of their Affiliates other than the Company Group.

Section 5.9  No Inducement or Reliance; Independent Assessment.

(a)           Buyer is a sophisticated purchaser and has made its own independent investigation, review and analysis regarding the Company Group and the Contemplated Transactions, which investigation, review and analysis were conducted by Buyer together with expert advisors, including legal counsel, that they have engaged for such purpose. Buyer has not been induced by or has relied upon any representations, warranties or statements, whether express or implied, made by the Company Group, any Seller or their respective Affiliates or Representatives, except for the representations and warranties regarding the Company Group expressly and specifically set forth in Article III, the representations and warranties of Sellers expressly and specifically set forth in Article IV (in each case as qualified by the Company Disclosure Schedule) and the representations and warranties expressly and specifically set forth in any Ancillary Agreement and in any Ancillary Agreement and in any certificate delivered pursuant to this Agreement. Without limiting the generality of the foregoing, Buyer acknowledges that neither the Company Group or any Seller nor any Representative of the Company Group or any Seller has made, and shall not be deemed to have made, any representations or warranties in the materials relating to the business of the Company Group made available to Buyer or its Representatives, including due diligence materials and any confidential information memorandum, or in any presentation of the business of the Company Group by management of the Company Group or others in connection with the Contemplated Transactions, and no statement contained in any of such materials or made in any such presentation shall be deemed a representation or warranty hereunder or otherwise or deemed to be relied upon by Buyer in executing, delivering and performing this Agreement, the Ancillary Agreements and the Contemplated Transactions. Buyer understands that any cost estimates, projections or other predictions, any data, any financial information or any memoranda or offering materials or presentations, including but not limited to any confidential information memorandum or similar materials made available by the Company Group and their Representatives, are not and shall not be deemed to be or to include representations or warranties of the Company Group or any Seller, and are not and shall not be deemed to be relied upon by Buyer in executing, delivering and performing this Agreement, the Ancillary Agreements and the Contemplated Transactions.

(b)           Buyer acknowledges that none of the Company Group entities nor any Seller makes, will make or has made any representation or warranty, express or implied as to the prospects or Tax attributes of the Company Group or their respective businesses or their profitability for Buyer, or with respect to any forecasts, projections or business plans made available to Buyer (or their Affiliates or Representatives) in connection with their review of the Company Group.

(c)           Notwithstanding anything in this Section 5.9 to the contrary, nothing shall limit, modify, waive, or otherwise impair in any way Buyer's right to rely upon (and Buyer hereby expressly relies upon) the representations and warranties expressly and specifically set forth in Article III, Article IV (in each case, as qualified by the Company Disclosure Schedule), in any Ancillary Agreement and in any certificate delivered pursuant to this Agreement, or limit or impair any of Buyer's rights or remedies with respect to Fraud.

Section 5.10 Buyer Guarantor.

(a)           Buyer Guarantor is a company duly organized, validly existing and in good standing under the Laws of Israel. Buyer Guarantor has all requisite company power and authority to carry on its business as now being conducted and to own, lease, and operate its properties and assets as now owned, leased, or operated, and to perform all its obligations under the agreements and instruments to which it is a party or by which it is bound.

(b)           Buyer Guarantor has full company power and authority to execute and deliver the Guarantee, and to perform its obligations thereunder. The execution, delivery and performance by Buyer Guarantor of the Guarantee has been duly and validly authorized by Buyer Guarantor and no additional company authorization or consent is required in connection therewith.

(c)           The execution and delivery by Buyer Guarantor of the Guarantee and compliance by Buyer Guarantor with the provisions thereof, will not (a) conflict with or violate any provision of any of the Organizational Documents of Buyer Guarantor, (b) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default or give rise to any right of termination, cancellation, or acceleration under any Contract to which Buyer Guarantor is a party, or (c) violate or conflict with any provision of any Law binding upon Parent Guarantor, except in the case of clauses (b) and (c), as would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on Buyer Guarantor’s ability to execute, deliver or perform the Guarantee.

(d)           Buyer Guarantor has duly executed and delivered to Sellers the Guarantee, pursuant to which, among other things, Buyer Guarantor has guaranteed the due and punctual payment and performance by Buyer of any and all of Buyer’s obligations under this Agreement, including the payment of the Estimated Aggregate Closing Consideration, any Positive Purchase Price Adjustment Amount (if due under the terms of the Agreement), and all other amounts required to be paid in connection with the consummation of the Contemplated Transactions and all related fees and expenses, in each case subject to the terms and conditions hereof. The Guarantee is in full force and effect and is the valid, binding and enforceable obligation of Buyer Guarantor in accordance with its terms, subject to the General Enforcement Exceptions, and no event has occurred which, with or without notice, lapse of time or both, would constitute a default on the part of Buyer Guarantor.

Section 5.11 Disclaimer of Other Representations and Warranties. NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS AGREEMENT, EXCEPT FOR THE REPRESENTATIONS REGARDING THE BUYER EXPRESSLY AND SPECIFICALLY SET FORTH IN ARTICLE V AND THE REPRESENTATIONS AND WARRANTIES OF BUYER OR ITS AFFILIATES EXPRESSLY AND SPECIFICALLY SET FORTH IN ANY ANCILLARY AGREEMENT AND ANY CERTIFICATE DELIVERED PURSUANT TO THIS AGREEMENT, NONE OF THE BUYER OR ANY OF ITS DIRECTORS, OFFICERS, AFFILIATES, REPRESENTATIVES OR ADVISORS OR ANY OTHER PERSON HAS MADE, OR SHALL BE DEEMED TO HAVE MADE, ANY REPRESENTATION OR WARRANTY.

ARTICLE VI
additional covenants and agreements

Section 6.1  Access and Investigation.

(a)           Until the Closing and upon reasonable advance notice from Buyer, Sellers and the Company Group will allow Buyer and its Representatives reasonable access during normal business hours and without unreasonable interference with the operation of the business of the Company Group to (a) such materials and information about the Company Group as Buyer may reasonably request, and (b) specified members of management of the Company Group as the parties may reasonably agree; provided that (i) all arrangements for access shall be made in advance solely through TD Securities (USA) LLC, (ii) Buyer and its Representatives shall take such action as is deemed necessary in the reasonable judgment of the Company to schedule such access and visits in such a way as to avoid disrupting in any material respect the normal business of the Company Group, (iii) the Company Group shall not be required to take any action that would constitute a waiver of the attorney-client or other privilege or would compromise such party’s confidential information, (iv) the Company Group need not supply Buyer with any information which, in the reasonable judgment of the Parent Company, (A) the Company Group is under a contractual or legal obligation not to supply (provided that the Company shall use its commercially reasonable efforts to obtain the consent of the applicable Person to permit disclosure or otherwise summarize or disclose such information in a manner so as not to violate the confidentiality obligations of the Company Group) or (B) would cause significant competitive harm to the Company Group, any Seller or their respective businesses if the Contemplated Transactions are not consummated, (v) the Company Group need not supply Buyer with bids, letters of intent, expressions of interest or other proposals received from others in connection with the Contemplated Transactions or any Acquisition Transaction or information or analyses relating to such communications, and (vi) in no event shall Buyer be permitted to conduct any sampling of any environmental media, including soil, sediment, groundwater, surface water, indoor or outdoor air or building material.

(b)           During the period from the date of this Agreement through the Closing Date, the Parent Company shall, and shall cause the Company Group to, deliver to Buyer monthly financial reports of the Company Group promptly following the completion of such reports, which shall include, statements of operations (broken down by business unit to the extent practicable and not unreasonably burdensome), a balance sheet, and a statement of cash flows for such month, prepared in a manner consistent with the Company Group's historical internal reporting practices and the Accounting Principles. Any financial statements delivered pursuant to this Section 6.1(b) shall not be included within the definition of Financial Statements for purposes of this Agreement.

(c)           For the avoidance of doubt, any information provided or made available in connection with such access pursuant to this Section 6.1 shall be deemed to be, and treated as, “Confidential Information” in accordance with the terms and subject to the conditions of the Confidentiality Agreement. Prior to the Closing, Buyer shall not (and shall cause its Representatives and Affiliates not to) use any information obtained pursuant to this Section 6.1 for any purpose unrelated to the Contemplated Transactions. Buyer hereby agrees that from the date hereof until the Closing Date or the earlier termination of this Agreement, it is not authorized to, and shall not (and shall not permit any of its Representatives or Affiliates to) contact and communicate with the employees, service providers, customers, suppliers or other material business relationships of Sellers or their Affiliates (including the Company Group) without the prior consultation with and written approval of the Parent Company; provided, however, that the foregoing restriction shall not prohibit (i) any contacts by Buyer or Buyer’s Representatives or Affiliates with the service providers, customers and suppliers of the Company Group in the ordinary course of their business unrelated to the Company Group or the Contemplated Transactions; and (ii) any contacts by Buyer or Buyer’s Representatives or Affiliates with the employees of Company Group in the ordinary course of their business unrelated to the Contemplated Transactions. Neither Sellers nor the Company Group makes any representation or warranty as to the accuracy of any information (if any) provided pursuant to this Section 6.1, and Buyer may not rely on the accuracy of any such information, in each case other than as expressly and specifically set forth in the representations and warranties regarding the Company Group contained in Article III or Sellers’ representations and warranties expressly and specifically set forth in Article IV, in each case as qualified by the Company Disclosure Schedule.

Section 6.2  Operation of the Businesses of the Company Group(a)  .

(a)           Until the Closing, except (i) as otherwise set forth in this Agreement or the Company Disclosure Schedule, (ii) for the transactions contemplated by Section 6.11, (iii) in connection with the Government Contract Novations, or (iv) as otherwise consented to by Buyer (which consent will not be unreasonably withheld, conditioned or delayed), the Companies will, and Parent Company will cause the other Company Group entities to, conduct their business in the ordinary course of business in all material respects and use their commercially reasonable efforts to keep available the services of their employees and to preserve their relationships with their customers and others doing business with them.

(b)           Until the Closing, except (i) as otherwise set forth in this Agreement, or (ii) for the transactions contemplated by Section 6.11, the Company Disclosure Schedule or as otherwise consented to by Buyer (which consent will not be unreasonably withheld, conditioned or delayed), the Company will not, and Parent Company will not permit and will cause any other Company Group entity to not:

(i)            amend its Organizational Documents in a manner that could be expected to delay or otherwise interfere with the consummation of the Contemplated Transactions;

(ii)           issue, sell or pledge additional membership interests, shares of its capital stock or securities convertible into any such membership interests or shares, or any options, warrants or rights to acquire any such membership interests, shares or other convertible securities or transfer any membership interests or shares of the capital stock of the Companies’ Subsidiaries to any Person (other than in accordance with Section 6.11 or to Buyer or its Affiliates pursuant to this Agreement);

(iii)          purchase, redeem or otherwise acquire any outstanding membership interests or shares of its capital stock;

(iv)          declare, set aside or pay any dividend or other distribution in respect of its membership interests or capital stock, other than tax distributions and other distributions in the ordinary course of business in connection with the Company Group’s cash management practices;

(v)           other than borrowings in the ordinary course of business under the terms of its Credit Agreement and/or the Subordinated Credit Agreement, incur any Indebtedness of the type specified in clauses (a) or (b) of the definition thereof in excess of $1,000,000 or amend the terms of any outstanding Contract related to such Indebtedness in a manner that would reasonably be expected to delay or otherwise interfere with the consummation of the Contemplated Transactions;

(vi)          enter into any Contract that would have been a Material Contract had it been entered into prior to and remained in effect on the date of this Agreement or terminate or materially and adversely amend any Material Contract other than in the ordinary course of business, or enter into any Contract that includes a change of control or similar provision that would require a payment to the other party or parties thereto in connection with the consummation of any of the Contemplated Transactions;

(vii)         other than with respect to the Excluded Receivables, waive or release any right or claim of a material value to the Company Group other than in the ordinary course of business consistent with past practice;

(viii)        sell, lease or license, or permit any Lien (other than any Permitted Lien) on, any material portion of its assets other than in the ordinary course of business;

(ix)           acquire, by merger or consolidation with, or by purchase of all or a substantial portion of the assets or stock of, or by any other manner, any business or entity, or enter into any joint venture, partnership or other similar arrangement for the conduct of the Business;

(x)            increase the aggregate compensation or benefits payable to any Company Employee, in each case other than (A) as required by Law, (B) as required by the terms of any Company Plan or Seller Plan as of the date hereof, or (C) in the ordinary course of business consistent with past practice (including as part of the Company Group’s normal performance and salary review process);

(xi)           solely with respect to Tax matters of a Company on a standalone basis and not with respect to entity-level Tax matters of the Parent Company, a Seller or their respective Affiliates with respect to which a Company is a disregarded entity for applicable Tax purposes, engage in any practice, take any action, or enter into any transaction outside the ordinary course of business, in each case, that would be reasonably expected to materially increase the Taxes payable by any Company (other than Taxes of the Parent Company’s or any Seller’s consolidated, affiliated or unitary group);

(xii)          enter into negotiations relating to the creation of any worker’s union, collective bargaining agreement, trade union agreement or similar agreement or arrangement under which any employee or consultant would be subject or would otherwise receive any benefit;

(xiii)         hire or offer to hire, anyone to fill a position with respect to which the annual base salary is $350,000 or more, unless such hiring is in the ordinary course of business to replace a departed employee and such replacement employee has substantially similar credentials and experience as the departed employee, or terminate any Key Employee;

(xiv)        except as may be required as a result of a change in Applicable Law or in GAAP, make any change in any of the accounting principles or practices used by the Company Group;

(xv)         (i) form or commence the operations of, any business or any corporation, partnership, limited liability company, business association or other similar business organization or Person that is not wholly owned by the Company Group or (ii) enter into any new line of business;

(xvi)        waive, release, assign, settle or compromise any pending or threatened Proceeding or pay, discharge or satisfy or agree to pay, discharge or satisfy any claim, Liability or obligation, other than the settlement, compromise, payment, discharge or satisfaction of Proceedings, claims and other Liabilities that is solely for monetary damages (without any admission of Liability or adverse consequence or restrictions on the Company Group) for an amount that is not in excess of the amounts reflected or reserved relating to such claims or Liabilities in the Financial Statements;

(xvii)       commence any Proceedings against any Person other than (i) for the routine collection of accounts receivable; (ii) in such cases where the Company Group determines in good faith that failure to commence such suit could result in the impairment of a valuable aspect of its business, provided that the Company Group provides Buyer with prior notice to the filing of a suit;

(xviii)      incur any capital expenditure or any obligations, Liabilities or indebtedness in respect thereof, except for (i) those contemplated by the capital expenditure budget for the relevant fiscal year, which capital expenditure budget or model has been made available to Buyer and (ii) any unbudgeted capital expenditure, in an amount not to exceed, in any fiscal quarter, $1,000,000 individually or $3,000,000 in the aggregate;

(xix)         enter into any Contract or transaction between the Company Group, on the one hand, and any Affiliate of the Company Group, on the other hand, other than in the ordinary course of business and on terms no less favorable to the Company Group, than the terms governing similar transactions with third parties;

(xx)          adopt any plan or Contract of restructuring, liquidation, dissolution, winding-up, reorganization or recapitalization of any Company Group entity;

(xxi)         take any action that would cause, or would reasonably be expected to cause, Company Group to be in material violation of any of the terms of its material Permits; or

(xxii)        fail to make any required filings, pay any maintenance, renewal or other fees, or take any other actions necessary to maintain, protect, and keep in full force and effect the Company Registered Intellectual Property, or otherwise permit any Company Registered Intellectual Property to lapse, expire, or be abandoned;

(xxiii)       agree in writing to take any of the foregoing actions.

(c)           Until the Closing, no Seller shall sell, transfer or otherwise dispose of any Outstanding Securities.

(d)           Buyer shall respond with promptness and in good faith to any and all requests by the Parent Company for consent(s) for the Company Group to take any of the actions specified in this Section 6.2, and if Buyer fails to respond within four (4) Business Days following receipt of a written request by the Parent Company, then Buyer shall be deemed to have approved or consented to such request.

(e)           Nothing contained in this Agreement shall give to Buyer, directly or indirectly, rights to control or direct the operations of the Company Group prior to the Closing. Prior to the Closing, the Company Group shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision of their respective operations.

Section 6.3  Consents and Filings; Reasonable Best Efforts.

(a)           Subject to the terms and conditions provided in this Section 6.3, each of Buyer, the Parent Company, the Companies and Sellers will use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the Contemplated Transactions and to cooperate with each other in connection with the foregoing, including to: (i) obtain all necessary waivers, consents and approvals from third parties (“Third Party Consents”); (ii) obtain all Governmental Authorizations that are required to be obtained under any Law; (iii) lift or rescind any injunction, restraining order or other Order adversely affecting the ability of the parties to this Agreement to consummate the Contemplated Transactions; (iv) effect all necessary registrations and filings including filings and submissions of information requested or required by any Governmental Authority, including the Antitrust Division of the United States Department of Justice, the Federal Trade Commission, any State Attorney General and any other national or foreign antitrust authorities with mandatory pre-merger filing requirements that are deemed by Buyer and the Parent Company, after consulting with one another, to be applicable to the Contemplated Transactions (“Governmental Antitrust Authority”); and (v) fulfill all conditions to this Agreement; provided, however, that Buyer shall be required to contest or defend against (i) any action or proceeding that is instituted to challenge the Contemplated Transactions as violating any Antitrust Law or (ii) any decree, order, judgment, or injunction (whether temporary, preliminary, or permanent) entered, enforced, or attempted to be entered or enforced by any Governmental Authority that would make the Contemplated Transactions illegal or otherwise delay or prohibit the consummation of the Contemplated Transactions (“Challenge to the Transaction”) unless in either case Buyer has determined, in good faith, after consulting with and considering the views of the Parent Company, that there is not a reasonable likelihood of success on the merits. Each of the parties hereto shall (A) promptly (and in no event later than ten (10) Business Days following the date hereof) make its filings under the HSR Act, and thereafter make any other applications and filings required under the Antitrust Laws of any other jurisdiction with respect to the Contemplated Transactions, (B) comply at the earliest reasonable practicable date with any request under the HSR Act for additional information, documents or other materials (including responding to any “second request”) received by such party from the U.S. Federal Trade Commission, the Antitrust Division of the U.S. Department of Justice or by any other Governmental Authority under any Antitrust Laws in respect of any such filings with respect to the Contemplated Transactions and (C) act in good faith and reasonably cooperate with the other party in connection with any such filings and in connection with resolving any investigation or other inquiry of such agency or other Governmental Authority under any Antitrust Laws. In taking the foregoing actions, each of the parties shall act reasonably and as promptly as practicable. Buyer and Sellers further covenant and agree, with respect to any threatened preliminary or permanent injunction or other Order or Law that would adversely affect the ability of the parties to this Agreement to consummate the Contemplated Transactions, to use their reasonable best efforts to prevent the entry, enactment or promulgation thereof, as the case may be. Furthermore, to the extent that Buyer, in its sole discretion, after consulting in good faith with and considering the views of the Parent Company, has determined that it will contest or defend against any Challenge to the Transaction, Sellers agree to use their reasonable best efforts to assist Buyer in contesting or defending such Challenge to the Transaction. In no event, however, will Sellers or Buyer, be obligated to effect or undertake (or be required to agree or consent to), any of the following actions: (i) selling, divesting, licensing or otherwise disposing of, or holding separate and agreeing to sell, divest, license or otherwise dispose of, any assets, (ii) terminating, amending or assigning existing relationships and contractual rights and obligations, (iii) requiring the grant of any right or commercial or other accommodation to, or enter into any material commercial contractual or other commercial or relationship with, any third party, (iv) imposing limitations on any party with respect to how they own, retain, conduct or operate all or any portion of their respective businesses or assets, (v) paying any money to any Person or to offer or grant other financial or other accommodations to any Person in connection with its obligations under this Section 6.3, or (vi) otherwise offering, proposing, negotiating, agreeing to, committing to or effecting any other remedy, condition, commitment or undertaking of any kind, in each case, if such action would reasonably be expected to be, individually or in the aggregate, material to any party taken as a whole.

(b)           Notwithstanding anything contained herein, but subject to its compliance with the other applicable terms of Section 6.3, Buyer shall lead all communications and strategy for dealing with any Governmental Authority in connection with any review, challenge or Order under Antitrust Laws. Each of the parties hereto will furnish to the other such necessary information and reasonable assistance as the other may reasonably request, and consult in advance and consider in good faith the views of the other party, in connection with the preparation of any required governmental filings or submissions and any dealings with, and will cooperate in responding to any inquiry from, a Governmental Authority, including (i) promptly informing the other party in writing of such filing, submission or inquiry and providing a copy of any written filing, submission or inquiry, (ii) permit the other party to review in draft any proposed substantive communication to be submitted by it to any Governmental Authority with reasonable time and opportunity to comment, and consult with each other in advance of any substantive in person or telephonic meeting or conference with any Governmental Authority, (iii) giving the other party the opportunity to attend and participate in any substantive meetings or discussions with any Governmental Authority, to the extent not prohibited by such Governmental Authority and (iv) supplying each other with copies of all material correspondence, filings or communications between either party and any Governmental Authority with respect to this Agreement.

(c)           Each of Buyer, the Parent Company, the Companies and Sellers shall, and shall cause their respective Affiliates to, promptly take, or cause to be taken, all action, and do, or cause to be done, all things necessary or advisable to obtain CFIUS Approval, including (i) promptly submitting a draft CFIUS Notice required in connection with CFIUS Approval and in accordance with the DPA; (ii) promptly submitting a final CFIUS Notice in connection with CFIUS Approval and in accordance with the DPA after receipt of confirmation that CFIUS has no further comment to the draft CFIUS Notice; (iii) providing any information requested by CFIUS or any other agency or branch of a U.S. Governmental Authority in connection with the CFIUS review or investigation of the Contemplated Transactions within the timeframes set forth in the DPA; and (iv) cooperating in good faith with each other in connection with all communications and interactions with CFIUS. Without limiting the foregoing, each Party shall: (A) keep the other party reasonably informed of the status of all substantive matters relating to CFIUS Approval; (B) include the other party and its outside counsel in all substantive communications with CFIUS (including drafts and final submissions, requests for information, and responses thereto); (C) provide the other party with advance notice of any substantive meeting, teleconference or discussion with CFIUS and, to the extent permitted by applicable Law, afford the other party a reasonable opportunity to attend and participate in such meeting, teleconference or discussion; and (D) provide the other party with a reasonable opportunity to review and comment on any substantive written communication to be submitted to CFIUS, and consider such comments in good faith. Notwithstanding the foregoing, a party may withhold or redact information from any communication or exclude the other party from any portion of a communication or meeting to the extent reasonably necessary to protect such party’s or its Affiliates’ confidential or proprietary information (including trade secrets, competitively sensitive information, information subject to legal privilege, or contractual confidentiality obligations), provided that such party shall (x) limit any such withholding, redaction or exclusion to what is reasonably necessary and (y) to the extent reasonably practicable, provide the other party with a redacted copy of any written submission or a reasonably detailed summary of any material oral communication.

(d)           Subject to the limitations set forth in this Section 6.3(d), the parties shall promptly take, or cause to be taken, all action, and do, or cause to be done all things necessary or advisable to obtain CFIUS Approval as soon as reasonably practicable, including executing a CFIUS Mitigation Agreement on terms, conditions, or measures sought by CFIUS. Neither the parties, nor their respective Affiliates, shall take any action that would reasonably be expected to materially prevent, delay, or impede CFIUS Approval without the written consent of, in the case of Buyer, the Sellers, and in the case of the Sellers, the Buyer, except that a withdrawal and refile of the CFIUS filing upon request by CFIUS shall not be considered a material prevention, delay or impediment to CFIUS Approval. For the avoidance of doubt, the Buyer shall not, in order to obtain CFIUS Approval, be required to do either of the following, if it would be reasonably expected to result in a Burdensome Condition: (i) propose, negotiate, commit to or effect (by consent decree, hold separate order or otherwise) the sale, divestiture or disposition of any assets or businesses of Buyer or its Affiliates or of the Company Group; or (ii) otherwise take or commit to take any action that limits its freedom of action with respect to any of the businesses, product lines or assets of Buyer or its Affiliates or of the Company Group. In the event CFIUS proposes any divestiture applicable to the Company Group as a condition to granting CFIUS Approval, Parent Company and Buyer shall negotiate in good faith to amend this Agreement.

(e)           Upon a CFIUS Turndown, either the Buyer or Sellers may request CFIUS to withdraw the CFIUS Notice, and the parties shall cooperate in requesting withdrawal of the CFIUS Notice and any associated conditions imposed by CFIUS required for the withdrawal and abandonment of the Contemplated Transactions.

(f)            The parties shall use reasonable best efforts to submit a notification of pending changed conditions to DCSA, pursuant to the NISPOM and in connection with the Contemplated Transactions, as promptly as practicable following the execution and delivery of this Agreement. The parties shall thereafter cooperate in the preparation of, furnish documents required for, and participate in discussions related to obtaining DCSA Approval.

(g)           The parties shall use reasonable best efforts to obtain DCSA Approval as promptly as practicable and shall consult with each other on strategic matters related to obtaining DCSA Approval and cooperate with one another in pursuing any reasonable course of action that they, in good faith, agree to for purposes of obtaining DCSA Approval.

(h)           No later than sixty (60) days prior to the Closing, the parties shall use reasonable best efforts to submit notification of the Contemplated Transactions to the U.S. Department of State’s Directorate of Defense Trade Controls (“DDTC”), under Section 122.4(b) of the ITAR (such notification, the “Pre-Closing ITAR Notice”). From and after the date hereof, Sellers and Buyer shall use commercially reasonable efforts, including by furnishing each other information and assistance and cooperating with each other, as is reasonably required for each to file its respective notice with DDTC, under Section 122.4(a) of ITAR by no later than five (5) Business Days following the Closing Date (the “Post-Closing ITAR Notice”).

(i)            Each of Buyer, the Companies and Sellers further agrees that no representation, warranty or covenant of the other party contained herein shall be breached or deemed breached solely as a result of (i) the failure to obtain any such Governmental Consent or Third Party Consent, or (ii) any Proceeding commenced or threatened by or on behalf of any Person arising out of or relating to the failure to obtain any such Governmental Consents or Third Party Consents or any such termination.

(j)            The Sellers shall, and shall cause their Affiliates to, use reasonable best efforts to cause Sellers’ independent registered public accounting firm and any predecessor independent auditors whose reports are included or required to be included in any registration statement, proxy statement or other filing by Buyer or any of its Affiliates with the SEC in connection with the transactions contemplated hereby, to reasonably cooperate with Buyer and its representatives and to execute and deliver, from time to time, such written consents as may be required under the Securities Act, the Exchange Act and the rules and regulations of the SEC, including consents to the inclusion or incorporation by reference of such auditors’ reports on the Company Group’s audited financial statements and any related comfort letters. Sellers shall not take, and shall cause their Affiliates not to take, any action that would reasonably be expected to impede, delay or adversely affect the ability of such auditors to provide such cooperation or consents. Buyer shall bear all costs and expenses of any such consents and comfort letters.

Section 6.4  Confidentiality.

(a)           The parties agree to continue to abide by the Confidentiality Agreement, which will survive until the Closing, at which time the Confidentiality Agreement will terminate; provided, however, that if this Agreement is, for any reason, terminated prior to the Closing, the Confidentiality Agreement will continue in full force and effect in accordance with its terms.

(b)           Until the second (2nd) anniversary of the Closing Date, Sellers will hold in confidence, unless compelled to disclose by judicial or administrative process or by other requirements of Law (after having given Buyer reasonable advance notice thereof and the ability to contest such requirement to the extent legal permissible), all non-public documents and information to the extent relating to the Company Group (the “Company Group Information”), except to the extent that such Company Group Information (i) must be disclosed in connection with the obligations of Sellers pursuant to this Agreement or the Ancillary Agreements or (ii) can be shown to have been in the public domain through no fault of Sellers. Notwithstanding the foregoing, in no event will this Section 6.4(b) limit or otherwise restrict the right of Sellers to disclose such Company Group Information (x) to its and its Affiliates’ respective directors, officers, employees, agents and advisors to the extent reasonably required to facilitate the negotiation, execution, delivery or performance of this Agreement and the Ancillary Agreements, (y) to any Governmental Authority or arbitrator to the extent reasonably required in connection with any Proceeding relating to the enforcement of this Agreement or any Ancillary Agreement, and (z) with respect to any Seller who remains an employee of the Company Group following the Closing, to the extent required in the course of the performance of his or her services to the Company Group.

(c)           Nothing contained in this Agreement shall restrict Sellers or any of their respective Representatives from the use of any general ideas, concepts, know-how, methodologies, processes, technologies, algorithms or techniques retained in the unaided mental impressions of such Person relating to the Business; provided, however, that in doing so such Person does not (a) infringe the intellectual property rights of Buyer (including the Company Group after the Closing) or (b) breach its confidentiality obligations under this Agreement.

Section 6.5  Public Announcements. Prior to Closing, each party agrees not to issue any press release or make any other public announcement relating to this Agreement without the prior written approval of the other parties, unless required by applicable securities Law or securities listing standards (in the reasonable opinion of counsel to the disclosing party) in which case Buyer, Sellers and the Company Group, as the case may be, will have the right to review such press release or other announcement prior to issuance, distribution or publication; provided that nothing in this Section 6.5 shall be construed to limit Sellers’ or Buyer’s ability to discuss or disclose information concerning the Contemplated Transactions or this Agreement with their respective Representatives.

Section 6.6  Indemnification of Directors and Officers.

(a)           From and after the Closing Date through the sixth (6th) anniversary of the Closing Date (or with respect to any claim outstanding on the sixth (6th) anniversary of the Closing Date, until the resolution of such claim), Buyer shall and shall cause the Company Group to fulfill and honor in all respects the obligations of the Company Group to their directors and officers pursuant to any exculpation, indemnification and advancement of expenses provisions under the Organizational Documents of the Company Group as in effect on the date of this Agreement (the persons entitled to be indemnified pursuant to such provisions, and all other current and former directors and officers of the Company Group as listed in Schedule 6.6 of the Company Disclosure Schedules, being referred to collectively as the “D&O Indemnified Parties”). From and after the Closing Date through the sixth (6th) anniversary of the Closing Date (or with respect to any claim outstanding on the sixth (6th) anniversary of the Closing Date, until the resolution of such claim), Buyer shall and shall cause its Subsidiaries to maintain the provisions with respect to indemnification, advancement of expenses and exculpation from liability as set forth in the Organizational Documents of the Company Group as of the date of this Agreement, which provisions shall not be amended, repealed or otherwise modified during such period in any manner that would adversely affect the rights thereunder of any D&O Indemnified Party. Buyer shall give the Parent Company at least ten (10) Business Days prior written notice of any proposed amendment, repeal or modification of any indemnification, advancement of expenses and exculpation from liability provisions set forth in the Organizational Documents of the Company Group.

(b)           At or prior to the Closing, the Company Group shall purchase an extended reporting period endorsement under the Company Group’s existing directors’ and officers’ liability insurance coverage for the D&O Indemnified Parties that shall provide such Persons with coverage for six (6) years following the Closing for any claims arising from events which occurred prior to the Closing and having not less than the existing coverage and having other terms not materially less favorable to the insured persons than the directors’ and officers’ liability insurance coverage presently maintained by the Company Group (the “D&O Tail Insurance”). Buyer shall, and shall cause the Company Group to, maintain such policy in full force and effect, and continue to honor the obligations thereunder. Buyer agrees to pay the premium payments for the purchase of a six-year extended reporting period endorsement under the Company Group’s existing directors’ and officers’ liability insurance policy; provided however, that 50% of such premium shall be deemed to constitute Closing Transaction Expenses.

(c)           In the event that Buyer or any of its successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of Buyer or the transferee of such properties and assets shall expressly assume and be responsible for all of the obligations thereof set forth in this Section 6.6.

(d)           Buyer, for itself and its Subsidiaries (including the Company Group), agrees to pay from time to time as warranted all expenses, including attorneys’ fees, that may be incurred by the D&O Indemnified Parties in enforcing the indemnity, expense advancement and other obligations provided for in this Section 6.6, in each case, subject to the provisions with respect to indemnification, advancement of expenses and exculpation from liability as set forth in the Organizational Documents of the Company Group.

(e)           Buyer, for itself and its Affiliates, successors and assigns, covenants that it and they shall not institute any Proceeding before any Governmental Authority or other tribunal against any of the current directors or managers of the Company Group, in their capacity as such, with respect to any liabilities, actions or causes of action, judgments, claims or demands of any nature or description (consequential, compensatory, punitive or otherwise), in each such case to the extent resulting from their approval of this Agreement, any Ancillary Agreement or the Contemplated Transactions.

(f)           This Section 6.6 shall survive the Closing Date, is intended to benefit and may be enforced by the D&O Indemnified Parties, and shall be binding on all successors and assigns of Buyer and Group. The indemnification provided for herein shall not be deemed exclusive of any other rights to which such Person is entitled, whether under Law, Contract or otherwise.

Section 6.7  Preservation of Books and Records.

(a)           For a period of seven (7) years from the Closing Date or such longer time as may be required by Law:

(i)            Buyer shall not and shall cause its Affiliates not to dispose of or destroy any of the Books and Records (excluding Tax Returns) of the Company Group relating to periods prior to the Closing (“Pre-Closing Books and Records”) without first offering to turn over possession thereof to the Parent Company by written notice to the Parent Company at least sixty (60) days prior to the proposed date of such disposition or destruction.

(ii)           Buyer shall, and shall cause its Affiliates to, (i) provide Sellers and their respective agents with electronic access to any portions of the Pre-Closing Books and Records that are available in electronic format, (ii) allow Sellers and their respective Representatives access to all other Pre-Closing Books and Records on reasonable notice and at reasonable times at the Company Group’s principal place of business or at any location where any Pre-Closing Books and Records are stored, and permit Sellers and their respective Representatives, at their own expense, to make copies of any Pre-Closing Books and Records, (iii) make available Buyer’s or its Affiliates’ personnel to assist in locating such Pre-Closing Books and Records and (iv) make available Buyer’s or its Affiliates’ personnel whose assistance or participation is reasonably required by Sellers or any of their respective Affiliates or Representatives in anticipation of, or preparation for, any existing or future Proceeding, Tax Contest, audit, investigation or other matters in which any Seller or any of their respective Affiliates are involved; provided that Sellers shall promptly reimburse Buyer for all reasonable documented out-of-pocket expenses incurred by Buyer, the Company Group or any of their Affiliates in connection with providing such assistance or participation of its personnel.

(b)           Notwithstanding anything to the contrary contained in this Agreement, the Parent Company is entitled to retain (i) exclusive possession of all copies of all original bids received from other parties and prepared in connection with the Contemplated Transactions and/or communications to and from such parties and (ii) exclusive possession of all copies of all agreements, documents, correspondence, emails, books, advice, opinions, records and files (collectively, “Transaction Records”) prepared in connection with the Contemplated Transactions, including analyses relating to the Company Group and communications with counsel. None of the items in this Section 6.7(b) shall be the property of the Company Group and, effective as of the Closing, the Company Group shall be deemed to assign to Sellers all right, title and interest thereto, and all attorney work product and privilege with respect to such counsel, in each case whether or not such Transaction Records and other information is stored on servers of, or in files with, the Company Group. Notwithstanding the foregoing, (x) the Company Group shall retain all right, title, interest, and attorney-client privilege with respect to any communications or records relating to the ordinary course operations of the Business unrelated to the Contemplated Transaction, and (y) in the event of a dispute between Buyer or the Company Group, on the one hand, and a third party, on the other hand, the Company Group may assert the attorney-client privilege to prevent disclosure of Transaction Records to such third party.

(c)           After Closing, to the extent Transaction Records or information are stored on servers of, or used by, the Company Group and Buyer will not, and will cause the Company Group not to: (i) access or use the Transaction Records in any way, including by way of review of any electronic data, communications or other information, or by requesting that the Parent Company waive the attorney-client or other privilege, or by otherwise asserting that Buyer or any Company Group entity has the right to waive the attorney-client or other privilege; or (ii) seek to obtain any Transaction Records from any Seller. Without limiting the generality of the foregoing, the parties recognize that it would be impracticable to try to purge all Transaction Records from files and computer systems of the Company Group prior to the Closing, and therefore the parties agree that: (x) no waiver is intended by leaving such documents where then located; (y) Buyer and its Affiliates (including, after the Closing, the Company Group) will not be permitted to review or access (and shall not review or access) any Transaction Records; and (z) Buyer and its Affiliates (including, after the Closing, the Company Group) will not be permitted to use (and shall not use) any Transaction Records in a manner adverse to Sellers, whether in any dispute following the Closing or otherwise.

Section 6.8  Tax Matters.

(a)           Tax Returns; Straddle Periods.

(i)            The Sellers shall prepare, or cause to be prepared and timely file or cause to be timely filed any combined, consolidated or unitary Tax Return that includes the Parent Company, any Seller or any of their Affiliates (other than the Company Group entities), on the one hand, and any of the Company Group entities, on the other hand (a “Combined Tax Return”) required to be filed by them that are due on or before the Closing Date (taking into account any extensions) and timely pay all Taxes that are due and payable on or before the Closing Date as shown on such Tax Returns. Any such Combined Tax Return, to the extent relating to a Company Group entity, shall be prepared in a manner consistent with past practice (except to the extent otherwise required by Law).

(ii)           The Sellers shall prepare or cause to be prepared, at their own expense, and file or cause to be filed any Combined Tax Returns that are first due after the Closing Date for taxable periods ending on or before the Closing Date. All such Combined Tax Returns, to the extent relating to a Company Group entity, shall be prepared in a manner consistent with the past practice (except to the extent otherwise required by Law).

(iii)          Except for any Combined Tax Return, after the Closing Date Buyer shall prepare and timely file or cause to be prepared and timely filed any other Tax Return required to be filed by the Company Group entities.

(iv)          With respect to any Taxes imposed on the Company Group with respect to any taxable period that includes (but does not end on) the Closing Date (a “Straddle Period”), the following conventions shall be utilized for the purpose of determining the amount of Taxes attributable to the portion of the Straddle Period ending on the Closing Date: (i) in the case of property Taxes and other similar Taxes imposed on a periodic basis, the amount attributable to the portion of the Straddle Period ending on the Closing Date shall equal the Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of calendar days in the portion of the Straddle Period ending on the Closing Date and the denominator of which is the number of calendar days in the entire Straddle Period; and (ii) in the case of all other Taxes (including Taxes based upon income, receipts, transactions or payroll), the portion of such Taxes attributable to the portion of the Straddle Period ending on the Closing Date shall be deemed equal to the amount which would be payable if the relevant Tax period ended on and included the Closing Date using a “closing of the books methodology” (and for such purpose, the taxable period of any partnership or other pass-through entity or non-U.S. entity in which any of the Companies holds a beneficial interest shall be deemed to terminate at such time); provided that exemptions, allowances or deductions that are calculated on an annual basis (including depreciation and amortization deductions) shall be allocated between the period ending on the Closing Date and the period beginning after the Closing Date in proportion to the number of days in each period; and provided further, that Transaction Deductions shall be treated as arising in a Pre-Closing Tax Period to the extent permissible under applicable law.

(v)           For the portion of the Closing Date after the time of Closing, other than transactions expressly contemplated hereby, Buyer shall cause the Company Group to carry on their respective business only in the ordinary course in the same manner as previously conducted.

(b)           Post-Closing Covenants. Neither Buyer nor any of its Affiliates shall (i) amend or revoke, and shall not cause or permit to be amended or revoked, any Combined Tax Return (or any notification or election relating thereto) without the prior written consent of Sellers; (ii) make any election under Sections 336 or 338 of the Code (or any similar provision), except as expressly permitted by this Section 6.8(b); or (iii) make any election to change the tax classification of any Company for any Pre-Closing Tax Period or portion thereof (except for making a CTB election with respect to Comtech Satellite Network Technologies Pte. Ltd. and Beijing Comtech EF Data Equipment Repair Service Ltd). Notwithstanding the foregoing, Buyer shall have the right, exercisable by written notice to Sellers, on or before (A) the date that is thirty (30) days following the Closing, to elect to require Sellers to join Buyer in making an election under Section 338(h)(10) of the Code with respect to the sale to Buyer of any one or more of the members of the Company Group that are U.S. corporations and (B) the date that is no later than sixty (60) days after the date hereof to restructure the sale of the stock of Comtech Satellite Network Technologies, Corp. (the “CSNTC Transaction”) to a sale of the assets, and assumption of the liabilities, either through Buyer or any of its Affiliates, of Comtech Satellite Network Technologies, Corp., if, prior to Buyer’s election to restructure the CSNTC Transaction or, if Buyer elects not to restructure the CSNTC Transaction, prior to the Closing, (1) Buyer has agreed to make Sellers whole for any decrease in Tax refund to or increase in Tax liability of Sellers, and the utilization of any of Sellers’ Tax attributes or deductions (including but not limited to net operating losses, capital losses and the like) to offset any Taxes resulting from any election pursuant to clauses (A) and/or (B)) that results from any election pursuant to clauses (A) and/or (B), and any additional Taxes payable as a result of such make-whole payment on a grossed-up basis (the “Make-Whole Payment”), and (2) each of Buyer and Parent Company has agreed, in their respective sole discretion, on the methodology to calculate such Make-Whole Payment (the “Make-Whole Calculation Methodology”). The parties agree that the Make-Whole Calculation Methodology shall assume that no effect shall be given to any Tax attributes of the Sellers (other than adjusted tax basis in the applicable Company’s assets, as applicable, and any tax attributes resulting from an election made by a Seller under Treasury Regulation Section 1.1502-13(f)(5)(ii) with respect to the Contemplated Transactions) that would reduce the Sellers’ Tax liability, including net operating loss carryforwards, credits or similar items, unless the Sellers otherwise agree in writing in their sole discretion, and that the allocation of purchase price among the assets of the relevant Company Group entities shall be made in a manner consistent with Schedule 6.8(g). Following the execution of this Agreement, Buyer and the Parent Company shall cooperate in good faith and provide the other party the information required to calculate the Make-Whole Payment. Sellers shall provide Buyer with the Make-Whole Payment calculation based on the Make-Whole Calculation Methodology and all supporting workpapers and documentation reasonably necessary for Buyer to evaluate such calculation; provided, however, that Sellers shall not be required to provide any Tax Return to Buyer. Buyer shall have sixty (60) days following receipt of the Make-Whole Payment calculation to review the same and to deliver written notice to Sellers of any objections thereto, specifying in reasonable detail the basis for each objection as a deviation from the agreed Make-Whole Calculation Methodology and the amount in dispute. Any dispute as to the calculation of the Make-Whole Payment with respect to this Section 6.8(b) shall be resolved pursuant to the mechanism set forth in Section 2.4(d) mutatis mutandis. If Buyer makes an election pursuant to clauses (A) and/or (B), Buyer shall pay or cause to be paid, to Parent Company, as additional consideration for the Companies, the Make-Whole Payment in U.S. Dollars by wire transfer of immediately available funds within five (5) Business Days following the agreement of the Buyer and Sellers to the amount of the Make-Whole Payment or the resolution of the dispute pursuant to the mechanism set forth in Section 2.4(d). In the event that an election pursuant to clauses (A) and/or (B) is made by Buyer in accordance with this Section 6.8(b), Sellers shall, and shall cause their Affiliates to, reasonably cooperate with Buyer in making such election, including executing and delivering all forms, elections and other documents reasonably requested by Buyer. Buyer shall reimburse the Sellers for their out of pocket costs and expenses (other than Taxes) incurred in connection with any election pursuant to clauses (A) and/or (B) and the process contemplated by this paragraph, including the costs and expenses of computing the Make-Whole Payment and any severance or similar liabilities arising from any election pursuant to clause (B).

(c)           Cooperation on Tax Matters.

(i)            Each party to this Agreement shall use commercially reasonable efforts to, and to cause its Affiliates to, provide to each other party to this Agreement such cooperation, documentation and information as any party reasonably may request which is reasonably necessary for or in connection with (i) filing any Tax Return, amended Tax Return or claim for refund, to the extent allowed under this Agreement, (ii) determining a liability for Taxes, (iii) conducting any Tax Contest, (iv) audit examinations and any administrative or judicial proceedings relating to the Tax liabilities imposed on the Parent Company or any of its Affiliates, or (v) the enforcement of the provisions of this Section 6.8. Such cooperation and information shall include providing copies of all relevant portions of relevant Tax Returns and related documents and making its employees available, to the extent reasonably requested. Notwithstanding anything to the contrary in this Agreement, neither the Sellers, the Parent Company, Buyer nor any of their respective Affiliates shall be required to provide any Person with any Tax Return or copy of any Tax Return of (i) the Parent Company, the Sellers, the Buyer or any of their respective Affiliates or (ii) a consolidated, combined, affiliated or unitary group that includes any Seller, the Parent Company, Buyer or their respective Affiliates (including any Combined Tax Return), except, in each case, for materials or portions thereof that relate solely to the Group Companies.

(ii)           Not more than thirty (30) days after the receipt of a request from the Parent Company, Buyer shall, and shall cause its Affiliates to, use commercially reasonable efforts to provide to the Parent Company a package of Tax information materials, including schedules and work papers, that is reasonably available to Buyer (or which can be obtained without undue burden), reasonably requested by the Parent Company to enable the Parent Company to prepare and file all Tax Returns required to be prepared and filed by it or its Affiliates with respect to the assets or operations of the Company Group. Buyer shall prepare such package in good faith and in a manner consistent with the Parent Company’s past practice.

(iii)          Each party shall retain all Tax Returns, schedules and work papers, and all material records and other documents relating to Tax matters, of the assets or operations of the Company Group entities for their respective Tax periods ending on or prior to the Closing Date until the expiration of the statute of limitations for the Tax periods to which the Tax Returns and other documents relate.

(d)           Tax Sharing and Allocation Agreements. All Tax sharing agreements, Tax allocation agreements or similar agreements and all powers of attorney of Sellers or any of its Affiliates shall be terminated prior to the Closing Date and, after the Closing, neither Sellers nor any of its Affiliates shall be bound thereby or have any Liability thereunder.

(e)           Tax Contests. Notwithstanding anything to the contrary, the Parent Company, at its sole expense, shall have the exclusive right to control in all respects, and Buyer and their respective Affiliates shall not be entitled to participate in, any audit, examination, contest, litigation or other proceeding with or against any Taxing Authority (“Tax Contest”) with respect to (i) any Tax Return solely of the Parent Company, any Seller, or any of their Affiliates (other than any of the Company Group entities); and (ii) any Combined Tax Return.

(f)           Transfer Taxes. Each of the Buyer and the Parent Company shall be responsible for and shall pay 50% of all transfer (including real property transfer or gains), documentary, sales, use, excise, value added, stamp, filing, recording, registration and similar Taxes of any nature whatsoever, and related fees and costs imposed on or payable in connection with the Contemplated Transactions (“Transfer Taxes”). Buyer shall file, or cause to be filed, at its own expense all Tax Returns that must be filed in connection with such Transfer Taxes, and the Parent Company shall reasonably cooperate in timely making all filings, Tax Returns, reports and forms as may be required with respect to all such Taxes.

(g)           Allocation of Purchase Price. Within ninety (90) days following the determination of the Final Aggregate Closing Consideration, Buyer shall prepare and shall deliver to the Parent Company for its review an allocation of the portion of the Final Aggregate Closing Consideration attributable to the purchase of the shares of each of the entities of the Company Group for U.S. federal and applicable state and local income tax purposes, using the methodology set forth on Schedule 6.8(g) of the Company Disclosure Schedules, and with respect to the portion of the Final Aggregate Closing Consideration allocated to each of the Company Group entities that are treated as disregarded as an entity separate from its regarded owner for U.S. federal income tax purposes (each, a “DRE”), such amount together with the applicable portion of any assumed liabilities and any other relevant items or adjustments, shall be further allocated among the assets of the DREs for U.S. federal, and applicable state and local, income Tax purposes in accordance with the principles of Section 1060 of the Code and the Treasury Regulations thereunder and the methodology set forth in Schedule 6.8(g) of the Company Disclosure Schedules (such allocations, collectively, the “Closing Consideration Allocation”). If the Parent Company does not object by written response to Buyer within forty-five (45) days after receipt of Buyer’s draft, the Closing Consideration Allocation shall be final and binding on the Parties. If the Parent Company timely objects to any portion of the Closing Consideration Allocation, Buyer and the Parent Company shall negotiate in good faith to resolve such dispute. If the Parent Company and the Buyer cannot resolve such dispute within fifteen (15) days after delivery of the written objection by the Parent Company, then, within seven (7) days after such fifteen (15) day period, the Parent Company and the Buyer shall submit the Closing Consideration Allocation prepared by Buyer and the Parent Company’s response thereto to the Accounting Firm solely for the purposes of resolving such dispute consistent with the principles set forth in this Section 6.8(g) and Schedule 6.8(g) of the Company Disclosure Schedules. The parties and their Affiliates shall file all Tax Returns (including amended returns) and information reports in a manner consistent with the Closing Consideration Allocation, as finally determined, and none of the parties hereto shall take any Tax position to the contrary on any Tax Return, in any proceeding or audit, or examination, unless, and then only to the extent, otherwise required pursuant to a “final determination” within the meaning of Section 1313 of the Code (or any similar provision of state, local or non-U.S. Law). The Closing Consideration Allocation shall be updated from time to time to reflect adjustments to Final Aggregate Closing Consideration (for Tax purposes) in a manner consistent with this Section 6.8(g). In the event that any Taxing Authority disputes the Closing Consideration Allocation, Buyer or the Parent Company, as the case may be, shall promptly notify the other party in writing of the nature of such dispute.

(h)           Tax Refunds. Any cash refunds of Taxes (or credits in lieu thereof actually applied to reduce cash Taxes otherwise payable by Buyer or the Company Group or their Affiliates) of the Company Group entities, plus any interest with respect thereto, actually received from a Taxing Authority for any Pre-Closing Tax Period (including, without limitation, refunds or credits arising by reason of Tax Returns filed after the Closing) shall be for the account of Sellers. Buyer or the Company Group shall pay to the Parent Company for the benefit of Sellers, within ten (10) Business Days after Buyer or the Company Group actually receive such refund (or actually apply such credit), an amount of cash equal to the amount of such refunds or credit (plus any interest received), provided, however, that if any portion of such refund or credit is subsequently disallowed by any Taxing Authority, then amounts previously paid hereunder in respect thereof shall be promptly reimbursed by the payee to the payor.

Section 6.9  Employment Matters.

(a)           For a period commencing on the Closing Date and ending on the twelve (12) month anniversary of the Closing Date (or, if earlier, the date of the employee’s termination of employment), Buyer shall, or shall cause one of its Affiliates to, provide each Company Employee as of immediately prior to the Closing or that are transferred to a Company Group entity in accordance with Section 6.12(c)(iii) (each, a “Continuing Employee”) with (i) cash compensation (including base salary or base wages and cash incentive compensation opportunities that are not equity based) that is substantially comparable to the cash compensation (including base salary or base wages and cash incentive compensation opportunities that are not equity based) provided to such Continuing Employee immediately prior to the Closing Date, and (ii) employee benefits (including standard severance and vacation benefits, but excluding defined benefit pension, post-employment health and welfare (other than COBRA), and nonqualified deferred compensation benefits, enhanced severance and equity based compensation) that are substantially comparable in the aggregate to the employee benefits provided to such individual immediately prior to the Closing Date, subject to applicable local, state and/or federal law. Nothing herein shall prevent Buyer, its Affiliates or any Company Group entity from terminating the employment of any employee during said 12-month period in compliance with applicable Law.

(b)            Buyer shall use commercially reasonable efforts to ensure that Continuing Employees shall receive credit for all periods of employment and/or service with the Company Group prior to the Closing Date (including with the Company Group and any predecessor employers where such service was recognized by Sellers or the Company Group) for purposes of eligibility and, with respect to any vacation, leave, severance or similar policies or programs, benefit accrual under any employee benefit plans (other than defined benefit plans), programs or arrangements (including, without limitation, any severance and vacation plans, programs or arrangements) maintained by Buyer or any of its Affiliates on or after the Closing Date, to the same extent as if such service had been performed for Buyer or any of its Affiliates, except to the extent that recognition of such credit would result in a duplication of benefits.

(c)            Buyer acknowledges and agrees that, effective as of the Closing, the Continuing Employees shall cease to be eligible to participate in the Seller Plans that provide group health plan benefits. Buyer shall use commercially reasonable efforts to ensure that, to the extent that Buyer does not maintain after the Closing for any Continuing Employee any Company Plan that is a group welfare plan, (i) each Continuing Employee shall be immediately eligible to participate, without any waiting period, in the corresponding group welfare benefit plan of Buyer or its Affiliates providing benefits to any Continuing Employee on or after the Closing Date (“Buyer Welfare Plans”), and (ii) for purposes of each Buyer Welfare Plan, Buyer shall, or shall use commercially reasonable efforts to cause one of its Affiliates to, cause (A) each Buyer Welfare Plan to waive all preexisting condition exclusions, eligibility waiting periods, actively-at-work requirements, and requirements to show evidence of good health with respect to participation and coverage requirements for each Continuing Employee and his or her covered dependents (including domestic partners), unless such conditions would not have been waived or satisfied under the comparable Seller Plan in which such Continuing Employee participated immediately prior to the Closing Date, and (B) any eligible expenses incurred under any Seller Plan by such Continuing Employee and his or her covered dependents during the plan year in which the Closing Date occurs and ending on the Closing Date to be taken into account under such Buyer Welfare Plan for purposes of satisfying all deductibles, coinsurance payments, co-payments and maximum out-of-pocket requirements applicable to such Continuing Employee and his or her covered dependents for the applicable plan year.

(d)            Buyer acknowledges and agrees that, effective as of the Closing (or, in the case of any employee transferred to a Company Group entity in accordance with Section 6.12(c)(iii), effective as of the Government Contract Novation Date), each Continuing Employee shall cease to be eligible to contribute to any Seller Plan that is qualified under Section 401(a) of the Code (each, a “Seller 401(k) Plan”). Buyer shall, or shall cause one of its Affiliates to, establish or designate a tax-qualified defined contribution retirement plan with a cash or deferred arrangement under Section 401(k) of the Code that is sponsored by the Buyer or one of its Affiliates (the “Buyer 401(k) Plan”) that will cover Continuing Employees effective as of, or as soon as administratively practicable following, the Closing Date or the Government Contract Novation Date, as applicable. Sellers shall (and shall cause each of its Affiliates to) use reasonable best efforts for each Continuing Employee to be given the opportunity to receive a distribution of his or her account balance (in cash, but also including any promissory notes for associated participant loans) from the Seller 401(k) Plan and elect to roll over such account into the Buyer 401(k) Plan. Buyer shall use reasonable best efforts to cause the Buyer 401(k) Plan to accept from the Seller 401(k) Plan the “direct rollover” of the account balance (including the in-kind rollover of promissory notes evidencing all outstanding loans) of each Continuing Employee who participated in the Seller 401(k) Plan prior to the Closing Date or the Government Contract Novation Date, as applicable, and who elects such direct rollover in accordance with the terms of the Seller 401(k) Plan and the Code.

(e)            In addition to the requirements imposed by applicable Law, and except where prohibited by applicable Law, Buyer shall recognize and credit each Continuing Employee’s paid time off, vacation or similar leave that is accrued but unused immediately prior to the Closing or the Government Contract Novation Date, as applicable, under the vacation and leave policies applicable to the Continuing Employee as of prior to the Closing or the Government Contract Novation Date, as applicable, in each case to the extent reflected in the Estimated Closing Net Working Capital or in the Closing Funded Indebtedness.

(f)            Buyer shall, or shall cause its Affiliates to, honor and assume all obligations under the annual cash incentive and commission plans or programs in effect for the fiscal year in which the Closing Date occurs, and shall pay such bonuses and commissions in the amounts and at the times required by such plans or programs, in each case to the extent reflected in the Estimated Closing Net Working Capital or in the Closing Funded Indebtedness.

(g)            Nothing contained in this Section 6.9 or any other provision of this Agreement, whether express or implied, shall be construed to (i) create any third party beneficiary or other rights to any current or former employee, director, consultant, or independent contractor of the Company Group, Buyer or their Affiliates (including any dependent or beneficiary thereof) or any other Person (including any union, works council, or collective bargaining representative or any participant in any Company Plan or any Seller (or any dependent or beneficiary thereof)) other than the Parties to this Agreement, (ii) create any right to employment or continued employment for any specified period or to a particular term or condition of employment, or otherwise interfere with the rights of the Company Group, Buyer or any of their respective Affiliates to amend or terminate any employee benefit plans at any time (to the extent permitted by applicable Laws), discharge or discipline any employee, or change the terms of employment of any employee (to the extent permitted by applicable Laws), or (iii) amend, terminate or otherwise modify any employee benefit plan of the Company Group, Buyer or any of their respective Affiliates, in each case, to the extent the Company Group, Buyer, and their respective Affiliates comply with applicable Laws.

Section 6.10    Exclusive Dealing.

(a)            Except for the Contemplated Transactions, during the period from the date hereof through the earlier of the Closing or the termination of this Agreement, Parent Company, Sellers and the Companies shall not take (and shall use their commercially reasonable efforts to cause the Companies’ Subsidiaries and their respective Affiliates and Representatives not to take) any action to knowingly encourage, initiate or engage in discussions or negotiations with any Person (other than Buyer and its Affiliates and Representatives) concerning any sale of the equity securities or assets of (including by merger or consolidation), any entity within the Company Group, or any of the Contracts or assets to be transferred pursuant to the Contemplated Transactions (each such acquisition transaction, an “Acquisition Transaction”). Parent Company, Sellers and the Company Group shall, and shall instruct their respective Affiliates and Representatives to, immediately cease and terminate any discussions or negotiations with any third party (other than Buyer) that are ongoing with respect to any Acquisition Transaction; provided that Buyer acknowledges that prior to the date of this Agreement, Sellers, the Company Group and their respective Representatives have provided information relating to the Company Group and have afforded access to, and engaged in discussions with, other Persons in connection with a proposed Acquisition Transaction.

(b)            The Parent Company will (i) promptly, upon written request from the Buyer, request each Person that has executed a confidentiality agreement, that remains in effect as of the date hereof, in connection with its consideration of an Acquisition Transaction since January 1, 2025, to return or destroy (as provided in the terms of such confidentiality agreement) all confidential or non-public information concerning the Business and (ii) promptly terminate (or cause to be terminated) all physical and electronic access previously granted to such Person in respect of such Person’s consideration of any proposal or offer with respect to any Acquisition Transaction.

Section 6.11    Pre-Closing Restructurings.

(a)            The Parent Company shall cause the following transactions (the “Restructuring Transactions”) to be completed prior to the Closing:

(i)             the Parent Company shall cause the Company Group to transfer, convey and assign all Intellectual Property and Information Technology that is owned by, leased by, or licensed to the Company Group but is neither used or held for use in, nor necessary for the conduct of, the Business to the Parent Company or a Subsidiary of the Parent Company that is not a Company Group entity, as identified on Schedule 6.11(a)(i) of the Company Disclosure Schedule;

(ii)            the Parent Company shall, and shall cause any relevant Subsidiary thereof that is not a Company Group entity to, transfer, convey and assign to the applicable Company Group entity, free and clean of all Liens (other than Permitted Liens), pursuant to an assignment agreement in the form of Exhibit F (the “IP and IT Assignment Agreement”), all Intellectual Property and Information Technology that is owned by, leased by, or licensed to the Parent Company or to any Subsidiary thereof that is not a Company Group entity but is used or held for use solely in, or necessary for the conduct of, the Business, identified on Schedule 6.11(a)(ii) of the Company Disclosure Schedule;

(iii)            the Parent Company and its applicable Subsidiaries shall transfer to a Company Group entity the employment of, and all employment-related Contracts, if any, copies of personnel records, paid time off accruals and company-sponsored work visas associated with, each employee of the Parent Company or its Subsidiaries listed on Schedule 6.11(a)(iii) of the Company Disclosure Schedule who provides services to the Business but who is not currently employed by a Company Group entity;

(iv)            the Parent Company shall cause the Company Group to transfer to the Parent Company or a Subsidiary of the Parent Company that is not a Company Group entity the employment of, and all employment-related Contracts, if any, copies of personnel records, paid time off accruals and company-sponsored work visas associated with, each employee of the Company Group listed on Schedule 6.11(a)(iv) of the Company Disclosure Schedule who does not provide services to the Business; and

(v)            the Parent Company shall, and shall cause any relevant Subsidiary thereof that is not a Company Group entity to, transfer, convey and assign to the applicable Company Group entity, free and clean of all Liens (other than Permitted Liens) the other assets used in the Business identified on Schedule 6.11(a)(v) of the Company Disclosure Schedule.

(b)            The Parent Company shall, and shall cause its applicable Subsidiaries to, use reasonable best efforts to transfer, convey and assign, free and clean of all Liens (other than Permitted Liens), the Contracts identified on Schedule 6.11(b) of the Company Disclosure Schedule (which, when taken together with the Government Contracts identified on Schedule 6.12(a)(i) or Schedule 6.12(a)(ii) and all Contracts to which a Company Group entity is a party, will constitute all Contracts that are used in, or are necessary for the conduct of, the Business), to the Company Group entity identified on Schedule 6.11(b) of the Company Disclosure Schedule. Notwithstanding anything to the contrary in this Agreement, and subject to the provisions of this Section 6.11(b), to the extent that the transfer, conveyance and assignment or attempted transfer, conveyance and assignment pursuant to this Section 6.11(b) would result in a violation of applicable Law, or would require the consent, authorization, approval or waiver of a Person who is not a party to this Agreement or an Affiliate of a party to this Agreement, and such consent, authorization, approval or waiver shall not have been obtained prior to the Closing, this Agreement shall not constitute an assignment or attempted assignment of the applicable Contract; provided, however, that, subject to the satisfaction or waiver of the conditions contained in Article VII, the Closing shall occur notwithstanding the foregoing without any adjustment to the Estimated Aggregate Closing Consideration or the Final Aggregate Closing Consideration on account thereof. Following the Closing, Sellers and Buyer shall use reasonable best efforts, and shall cooperate with each other, to obtain any such required consent, authorization, approval or waiver, or any release, substitution or amendment required to novate all liabilities and obligations under any and all applicable Contracts or to obtain in writing the unconditional release of all parties to such arrangements, so that, in any case, Buyer shall be solely responsible for such liabilities and obligations from and after the Closing Date and would exclusively enjoy all benefits from and after the Closing Date; provided, however, that neither Sellers or their Affiliates nor Buyer or any Company Group entity shall be required to pay any consideration therefor. Once such consent, authorization, approval, waiver, release, substitution or amendment is obtained, Sellers shall assign to the applicable Company Group entity identified on Schedule 6.11(b) of the Company Disclosure Schedule the relevant Contract to which such consent, authorization, approval, waiver, release, substitution or amendment relates for no additional consideration. To the extent that any Contract identified on Schedule 6.11(b) of the Company Disclosure Schedule cannot be assigned to the Company Group entity identified on Schedule 6.11(b) of the Company Disclosure Schedule following the Closing pursuant to this Section 6.11(b), Buyer and Sellers shall use reasonable best efforts to enter into such arrangements (such as subleasing, sublicensing or subcontracting) to provide to the parties the economic and, to the extent permitted under applicable Law, operational equivalent of the transfer of such Contracts to Buyer or a Company Group entity as of the Closing and the performance by Buyer or a Company Group entity of its obligations with respect thereto.

Section 6.12    Government Contracts Novation.

(a)            Sellers shall use reasonable best efforts to cause each Government Contract that is a prime contract whose period of performance has not expired and that is related to the Business that is identified on Schedule 6.12(a)(i) of the Company Disclosure Schedule (each, an “Active Government Contract”) and each inactive Government Contract that is a prime contract where the services have been performed but is not formally closed out and that is identified on Schedule 6.12(a)(ii) of the Company Disclosure Schedules (each, an “Inactive Government Contract”) to be novated, free and clean of all Liens (other than Permitted Liens), to the Company Group entity identified on Schedule 6.12(a)(i) or 6.12(a)(ii) of the Company Disclosure Schedule, as applicable, pursuant to FAR Part 41, Subpart 42.12, and to obtain the applicable approval related to any such novations (the “Government Contract Novations”). The parties understand and agree that Inactive Government Contracts may be closed out or terminated rather than novated at the discretion of the relevant Governmental Authority. To the extent such closeout occurs after Closing, the parties will coordinate, at their own expense, to satisfy any requests and Buyer and its Affiliates, as applicable, will provide such documents and data as is reasonably necessary to close out such contracts. The Parent Company and Buyer will keep each other apprised of the status of matters relating to the approval or closeout of the Government Contract Novations and work cooperatively in connection with obtaining the requisite approval or closeout, including: (i) cooperating with the other party in connection with filings with Governmental Authorities, including, with respect to the party making a filing, (A) providing copies of all such documents to the non-filing party and its advisors prior to filing (other than documents containing confidential business information that will be shared only with outside legal counsel to the non-filing party), and (B) if requested, accepting all reasonable additions, deletions or changes suggested in connection with any such filing; (ii) furnishing to each other all information required for any application or other filing to be made in connection with the Government Contract Novations; (iii) promptly notifying the other of, and if in writing furnishing the other with copies of, any material communications from or with any Governmental Authority with respect to the Government Contract Novations or closeout; (iv) permitting the other party to review in advance and considering in good faith the views of one another in connection with any proposed material communication with any Governmental Authority in connection with the Government Contract Novations or closeout; (v) not agreeing to participate in any meeting or material discussion with any Governmental Authority in connection with the Government Contract Novations unless it consults with the other party in advance, and, to the extent permitted by such Governmental Authority, gives the other party the opportunity to attend and participate in such meetings or discussions; and (vi) consulting and cooperating with one another in connection with any request for any assurances, written or oral, as any such Governmental Authority may request in connection with the Government Contract Novations or closeout. If either party or any Affiliate thereof receives a request for additional information, documentary material, or additional assurances from any such Governmental Authority with respect to the Government Contract Novations or closeout, then such party will endeavor in good faith to make, or cause to be made, as soon as practicable and after consultation with the other party, an appropriate response in compliance with such request.

(b)            Notwithstanding anything to the contrary in Section 6.12(a), and for avoidance of doubt, approval of the Government Contract Novations shall not be a condition to the obligations of the parties hereto to consummate the Contemplated Transactions and, subject to the satisfaction or waiver of the conditions contained in Article VII, the Closing shall occur notwithstanding any failure to approve the Government Contract Novations without any adjustment to the Estimated Aggregate Closing Consideration or the Final Aggregate Closing Consideration on account thereof. In the event that the Government Contract Novations have not been approved prior to the Closing, the applicable Company Group entity identified on Schedule 6.12(a)(i) or 6.12(a)(ii) of the Company Disclosure Schedule, as applicable, in respect of the applicable Government Contracts shall enter into a sub-contract pending novation agreement effective as of the Closing in the form attached hereto as Exhibit D with the Company Group entity identified on Schedule 6.12(a)(i) or 6.12(a)(ii) of the Company Disclosure Schedule, as applicable, in respect of such Government Contacts (the “Government Contract Transition Agreement”), pursuant to which such Company Group entity identified on Schedule 6.12(a)(i) or 6.12(a)(ii) of the Company Disclosure Schedule, as applicable, in respect of such Government Contracts shall perform its obligations under such Government Contracts for the benefit the Company Group entity identified on Schedule 6.12(a)(i) or 6.12(a)(ii) of the Company Disclosure Schedule, as applicable, in respect of such Government Contracts until such time as the Government Contract Novations shall have been approved or such contracts have been closed out. Buyer acknowledges that certain of the Active Government Contracts require the issuance of a facility security clearance and that, until and unless Buyer has or maintains such clearance, its access to information regarding performance of such contracts may be limited.

(c)            For the avoidance of doubt, Government Contract Novations will be deemed approved as of the date the U.S. Government recognizes the transfer of the Government Contracts by entering into a novation agreement with the Company and the applicable entity and issuing a contract modification recognizing the applicable entity as the successor-in-interest to the Government Contracts. The Government Contracts identified on Schedule 6.12(a)(i) and 6.12(a)(ii) of the Company Disclosure Schedules will not transfer until that certain contract modification has been issued by the applicable Governmental Authority. Until the Government Contract Novations have been approved, neither Buyer nor any of its affiliates will take any action to terminate, withdraw or interfere with the Company’s request for such Government Contract Novations.

(d)            From and after the Closing until the earlier of (1) the expiration of the term of such Active Government Contract, and (2) the Government Contract Novation Date, Buyer will obtain, to the fullest extent practicable and not prohibited by any applicable Law or any Government Contract, the claims, rights, remedies and benefits (including any credits due under any such Government Contract to the extent arising by reason of any rate adjustment that results in a true up or cost adjustment in each case to the extent incurred in connection with work performed under such Government Contract prior to the Closing) of any such Active Government Contract (and Parent Company, at Buyer’s sole cost and expense, shall enforce such claims, rights, and benefits at the direction of, and all of the Liabilities related to, such Active Government Contract (including by means of any subcontracting, sublicensing or subleasing arrangement) and pay, perform or discharge when due any such Liability (including any Liability for Taxes).

(e)            For purposes of this Agreement:

“Novated Government Gains” means the aggregate amount of any cash payments, refunds, or credits actually received by Buyer, the Company Group, or any of their respective Affiliates following the Closing Date from a Governmental Authority resulting directly from the final closeout, settlement, or equitable adjustment of any Inactive Government Contract (net of any reasonable, documented, out-of-pocket costs and expenses (including Taxes) incurred by Buyer or the Company Group in obtaining such amounts).

“Novated Government Losses” means the aggregate amount of any Liabilities, costs, damages, penalties, or expenses (including reasonable attorneys' fees and costs of investigation) actually incurred or paid by Buyer, the Company Group, or any of their respective Affiliates following the Closing Date resulting directly from the audit, final closeout, settlement, or equitable adjustment of any Inactive Government Contract.

Promptly following the date that is two (2) years after the Closing Date (the “True-Up Date”), Buyer and the Parent Company shall jointly calculate the aggregate Novated Government Gains and the aggregate Novated Government Losses incurred or realized from the Closing Date through the True-Up Date. If the aggregate Novated Government Gains exceed the aggregate Novated Government Losses, and the amount of such excess (the “Net Gains”) is greater than $100,000 (the “Threshold Amount”), then Buyer shall pay to the Parent Company (for the benefit of Sellers) an amount equal to the Net Gains minus the Threshold Amount. If the aggregate Novated Government Losses exceed the aggregate Novated Government Gains, and the amount of such excess (the “Net Losses”) is greater than the Threshold Amount, then Sellers shall, jointly and severally, pay to Buyer an amount equal to the Net Losses minus the Threshold Amount. Any payment required to be made pursuant to this Section 6.12(e) shall be made in cash by wire transfer of immediately available funds to an account designated by the receiving party within ten (10) Business Days following the final determination of the calculations set forth herein. Any dispute with respect to this Section 6.12(e) shall be resolved pursuant to the mechanism set forth in Section 2.4(d) mutatis mutandis.

(f)             The parties shall each provide access to the other parties during normal business hours to any relevant books, records, or documents and agree to preserve and not alter or destroy any such books, records, or documents in the possession of those parties that are reasonably needed to successfully settle or close any Novated Contract. The parties shall fully cooperate with one another in the review of such materials, including by making available the appropriate employees, accountants, and other personnel to the extent reasonably requested at no cost to the other party.

Section 6.13     Further Actions. Subject to the other express provisions of this Agreement, upon the request of any party to this Agreement, the other parties will execute and deliver such other documents, instruments and agreements as the requesting party may reasonably require for the purpose of carrying out the intent of this Agreement and the Contemplated Transactions.

Section 6.14    Restrictive Covenants.

(a)            For a period commencing on the Closing Date and ending on the second anniversary of the Closing Date (the “Restricted Period”), each of the Parent Company, the Sellers, their respective Affiliates and their respective successors and assignees (for the purpose of this Section 6.14, each a “Selling Party” and collectively, the “Selling Parties”) shall not, directly or indirectly, (i) engage in or assist others engaging in any business that competes with the business of the Company Group on or prior to the Closing Date; or (ii) have an interest in any Person that engages directly or indirectly in any business that competes with the business of the Company Group on or prior to the date of the Closing Date in any capacity, including as a partner, stockholder, member, employee or consultant, provided, however, that each of clauses (i) and (ii) shall apply to all territories in the world in which the Company Group operates, registered or qualified to do business as conducted and as proposed to be conducted, including any research and development activities, or own or lease properties or assets (the “Restricted Territory”); provided that in the event of a Parent Company Change of Control, the restrictions set forth in this Section 6.14 shall not apply to the Person acquiring the Parent Company or to any of such acquiring Person’s affiliates other than the Parent Company.

(b)            During the Restricted Period and at the Restricted Territory, each Selling Party shall not, directly or indirectly, hire or solicit any employee of the Company Group on the Closing Date or within 12 months prior to the Closing Date, or encourage any such employee to leave such employment or hire any such employee who has left such employment; provided, however, that (i) a general solicitation advertisement, posting or similar job solicitation process not targeting the employees of the Company Group shall not be deemed to cause a breach of this Section 6.14(b); and (ii) nothing in this Section 6.14(b) shall restrict the Selling Parties from directly or indirectly soliciting, hiring or engaging any employee who has not been employed by or engaged with the Company Group, Buyer or Buyer’s Affiliates during the six-month period immediately prior to such solicitation, hiring or engagement.

(c)            During the Restricted Period and in the Restricted Territory, each Selling Party shall not, directly or indirectly, cause, induce or encourage any material client, customer, supplier or licensor of the Company Group or any other Person who has a material business relationship with the Company Group to terminate or modify in any manner any such relationship.

(d)            If a Selling Party breaches, or threatens to commit a breach of, any of the provisions of this Section 6.14, Buyer shall have the right to have such provision specifically enforced by any Chosen Court, it being acknowledged and agreed that any such breach or threatened breach may cause irreparable injury to the Buyer and that money damages may not provide an adequate remedy to the Buyer, which remedy is in addition to, and not in lieu of, any other rights and remedies available to the Buyer under Law or in equity.

Section 6.15    Financing Cooperation.

(a)            Prior to the Closing, Parent Company shall use its commercially reasonable efforts, and shall cause the Sellers, the Company Group entities and their respective Representatives to use their commercially reasonable efforts, to provide all customary cooperation and all customary financial information, in each case that is reasonably requested by Buyer in connection with any financing obtained or to be obtained by Buyer or any Affiliate thereof for the purpose of financing the Contemplated Transactions or any transaction undertaken in connection therewith.

(b)            Prior to Closing, Parent Company shall use its commercially reasonable efforts, and shall cause the Sellers, the Company Group entities and their respective Representatives to use their commercially reasonable efforts, to provide to Buyer any additional unaudited combined balance sheet of the Company Group and related combined statements of operations and comprehensive income and cash flows for such periods as shall be required in order to enable Buyer to comply with the pro forma financial information required to be filed by Buyer with the Securities and Exchange Commission in accordance with Reg S-X, Article 11, provided that Buyer shall (i) have notified Sellers in writing at least sixty (60) days prior to the Closing Date of what financial statements are required and (ii) be responsible for the fees and expenses incurred in connection with the preparation of the financial statements contemplated by this Section 6.15(b).

Section 6.16    Rights to Comtech Names and Marks.

(a)            No later than the date which is six (6) months following the Closing, Parent Company shall, and shall cause each of its Subsidiaries to, change its name to a name that does not contain “Comtech” or any of the other Comtech Names and Marks. Parent Company, for itself and its Affiliates, acknowledges and agrees that, from and after the Closing, except as provided in Section 6.16(b), neither Sellers nor any of their Affiliates will have any right, title, interest or license in or to any of the Comtech Names and Marks or any goodwill of the business associated therewith and that neither Sellers nor any of their Affiliates will contest the ownership or validity of any rights of Buyer, any of its Affiliates or any relevant licensor(s) of the Comtech Names and Marks in or to any of the Comtech Names and Marks.

(b)            Effective as of the Closing, Buyer, on behalf of itself and the Company Group entities, hereby grants to Parent Company and its Subsidiaries (each, a “Licensee” and together, the “Licensees”), a non-exclusive, world-wide, royalty-free, right to use the Comtech Names and Marks in connection with the conduct and operation of their respective business, including to transition and rebrand the businesses, for a period of up to six (6) months after the Closing (the “End-of-Use Date”), provided that Licensees shall use commercially reasonable efforts to cease actively using the Comtech Names and Marks in marketing materials by six (6) months after the Closing. Any usage of Comtech Names and Marks by a Licensee shall be consistent in all material respects with the practices of the Licensees prior to Closing and in a manner that does not disparage the reputation or goodwill of the Comtech Names and Marks. Licensees shall permanently cease all use of the Comtech Names and Marks no later than the End-of-Use Date, provided that Licensees may continue to use the Comtech Names and Marks (i) on internal business records and for other internal uses, (ii) in a neutral, non-trademark manner, including to describe the history of the Licensees, (iii) as required by applicable Law, (iv) to the extent necessary to perform any contractual obligations of the Licensees in place as of the Closing Date, or (v) as otherwise would not be trademark infringement or as permitted by “fair use” principles. Licensees agree that any use of the Comtech Names and Marks shall accrue for the benefit of the Company Group. Any Licensee goods and services provided under the Comtech Names and Marks must be of substantially the same quality as relevant goods and services sold by the Business as of the Closing.

Section 6.17     Excluded Receivables. After Closing, Buyer and its Affiliates shall, and shall cause the Company Group entities to, use commercially reasonable good faith efforts to collect the Excluded Receivables, provided that in no event shall Buyer, its Affiliates or the Company Group entities offer or agree to any discounts or other concessions without the prior written consent of the Parent Company (which shall not be unreasonably withheld or delayed). With respect to the proceeds of the Excluded Receivables, the parties agree as follows:

(a)            The Parent Company shall be entitled to receive seventy-five percent (75%) of the payments under the Excluded Receivables actually received by Buyer and its Affiliates prior to the second (2nd) anniversary of the Closing Date (the “Measurement Period”), net of seventy-five percent (75%) of the reasonable and documented expenses incurred by Buyer and its Affiliates (including the Company Group) in connection with the performance, delivery, warranty and collections of such Excluded Receivables, and (ii) any Income Taxes imposed on or payable by Buyer or any of its Affiliates (including the Company Group) attributable to such payments (“Parent Company Portion”).

(b)            Promptly, but in any event no later than ten (10) Business Days, following receipt by Buyer or any Company Group entity of any amount with respect to the Excluded Receivables during the Measurement Period, Buyer shall, or shall cause the applicable Company Group entity to, remit to the Parent Company the Parent Company Portion in cash by wire transfer of immediately available funds to an account or accounts designated by the Parent Company, together with a statement showing the gross proceeds received and a reasonably detailed explanation of the expenses deducted from such gross proceeds.

Section 6.18    Wrong Pockets; Payments.

(a)            In addition to, and without limiting the obligations of the Sellers under Section 6.11 and Section 6.12 or the Buyer and its Affiliates under Section 6.17, if after the Closing either Buyer, on the one hand, or Sellers, on the other hand, becomes aware that any asset (including any Contract, Intellectual Property or Information Technology) that is used in, or necessary for the conduct of, the Business has not been transferred, assigned or conveyed to Buyer or the Company Group, and such asset is held by the Parent Company or any of its Subsidiaries (other than the Company Group), then the discovering Party shall promptly notify the other Party, and Sellers shall (and shall cause their applicable Subsidiaries to) as promptly as reasonably practicable transfer, assign, and convey the relevant asset to the appropriate Company Group entity, free and clear of all Liens (other than Permitted Liens), at the sole cost and expense of Sellers.

(b)            Sellers shall, or shall cause their applicable Subsidiaries to, promptly pay or deliver to Buyer (or its designated Company Group entity) any monies or checks that have been sent to or that are received by Sellers or any of their Subsidiaries after the Closing to the extent that they relate to the Business.

(c)            Buyer shall, or shall cause its applicable Subsidiaries to, promptly pay or deliver to Sellers (or their designated Subsidiaries) any monies or checks that have been sent to or that are received by Buyer or any of its Subsidiaries to the extent that they relate to the business of Sellers other than the Business.

Section 6.19    CMMC Compliance. From the date of this Agreement through the Closing Date, the Parent Company shall, and shall cause its Affiliates (including the Company Group) to, use their reasonable best efforts to comply in all material respects with all Cybersecurity Maturity Model Certification (“CMMC”) requirements and obligations applicable to the Business and the Company Group, including obtaining CMMC Level 2 certification, to the extent necessary for Government Contracts and subcontracts.

    Section 6.20     FCC Licenses.

(a)            In the event any of the approvals set forth in sub-sections 2, 3 and 4 of Schedule 3.4 of the Company Disclosure Schedule (the “Scheduled Approvals”) are not obtained prior to Closing,  Buyer shall be deemed, as of the Closing Date, the sole economic owner of all satellite monitoring activity included in the Business, as well as such portions of the Business whose operations require receipt of the Scheduled Approvals (collectively, the “Regulated Business”) and shall be entitled to all profits, income, cash flow, distributions, proceeds, appreciation in value and other economic benefits arising from the ownership or operation of the Regulated Business and shall bear all economic burdens associated therewith. Sellers shall cause the Regulated Business to be operated for the sole economic benefit of Buyer and shall promptly remit to Buyer all such economic benefits received by Seller or any of its Affiliates after the Closing Date, net of all expenses of operating the Regulated Business for the benefit of Buyer incurred by Sellers. Any such amounts held by Seller or its Affiliates shall be held in trust for the benefit of Buyer pending transfer.

(b)            Subject at all times to applicable Law and the terms of any Scheduled Approval, Seller shall operate the Regulated Business in accordance with Buyer's instructions and shall not, without Buyer's prior written consent (not to be unreasonably withheld, delayed or conditioned), take or omit to take any action outside the ordinary course of business, including with respect to capital expenditures, budgets, material contracts, material customer or supplier arrangements, indebtedness, hiring or termination of senior personnel, compensation matters, settlements of claims, or other material operational decisions.

(c)            The parties shall implement such hold-separate, agency, nominee, trust, management, services or other arrangements as may be necessary or advisable to ensure that Buyer receives the full economic benefits and burdens of ownership of the Regulated Business from and after the Closing Date and, to the maximum extent permitted by applicable Law, the Regulated Business is operated in a manner consistent with Buyer’s ownership interests pending receipt of all required Scheduled Approvals.

ARTICLE VII
CONDITIONS PRECEDENT TO OBLIGATION TO CLOSE

Section 7.1         Conditions to the Obligation of Buyer. The obligation of Buyer to consummate the Contemplated Transactions is subject to the satisfaction, on or before the Closing Date, of each of the following conditions (any of which may be waived by Buyer, in whole or in part):

(a)            Accuracy of Representations and Warranties Regarding the Company Group. The representations and warranties regarding the Company Group set forth in Article III (other than the Company Group Fundamental Representations), shall be true and correct in all respects as of the Closing (except to the extent any such representation or warranty speaks as of a specific date, in which case such representation or warranty must have been true and correct in all respects as of such date), except where the failure of such representations and warranties to be so true and correct (without regard for any “material”, “Company Material Adverse Effect” or similar qualification, other than with respect to Section 3.5(b) (last two sentences), Section 3.7(a) and the definition of “Material Contracts”) would not, individually or in the aggregate, constitute a Company Material Adverse Effect. Each of the Company Group Fundamental Representations shall be true and correct in all respects, except for de minimis inaccuracies, as of the Closing Date as though made on and as of the Closing Date, except that representations and warranties that are made as of a specific date need to be true and correct in all respects, except for de minimis inaccuracies, only as of such date.

(b)            Accuracy of Representations and Warranties of the Sellers. The representations and warranties of the Sellers set forth in Article IV shall be true and correct in all respects as of the Closing (except to the extent any such representation or warranty speaks as of a specific date, in which case such representation or warranty must have been true and correct in all respects as of such date), except where the failure of such representations and warranties to be so true and correct (without regard for any “material”, “Company Material Adverse Effect” or similar qualification) would not, individually or in the aggregate, have a material adverse effect on a Seller’s ability to perform their obligations under this Agreement or any Ancillary Agreement to which they are a party or to timely consummate the Contemplated Transactions.

(c)            Performance of Covenants. All of the covenants and obligations that Parent Company, Sellers or the Companies are required to perform or comply with under this Agreement on or before the Closing Date must have been duly performed and complied with in all material respects;

(d)            No Company Material Adverse Effect. Since the date of this Agreement, there shall not have been any Company Material Adverse Effect;

(e)            HSR Act and Other Antitrust Laws. All applicable waiting periods, and any extensions thereof, under the HSR Act must have expired or otherwise been terminated and all other required approvals listed on Schedule 7.1(e) of the Company Disclosure Schedule under other Antitrust Laws must have been obtained;

(f)             Regulatory. The waiting period applicable to the Contemplated Transactions under the U.S. National Security Laws and any other Foreign Investment Laws set forth on Schedule 7.1(f) shall have expired or been terminated, all consents, approvals, clearances, actions or non-actions required for the consummation of the Contemplated Transactions under the U.S. National Security Laws (including receipt of CFIUS Approval) and any other Foreign Investment Laws set forth on Schedule 7.1(f) of the Company Disclosure Schedule shall have been obtained, and any agreement with a Governmental Authority not to consummate the Contemplated Transactions shall have expired or been terminated.

(g)            Financial Statements. The Sellers shall have delivered to Buyer (i) an audited combined balance sheet of the Company Group as of July 31, 2026 and 2025, and the related combined statements of operations and comprehensive income, changes in equity/capital, and cash flows for the fiscal years then ended, prepared in accordance with GAAP and audited by the Company Group’s auditor in accordance with GAAP and AICPA standards consistently applied (“Audited Financial Statements”); provided that if the Closing Date occurs prior to October 31, 2026, the Sellers shall only have been required to deliver the audited financial statements as of and for the years ended July 31, 2024 and July 31, 2025; and (ii) unaudited combined balance sheet of the Company Group as of end of the latest fiscal quarter ending prior to the Closing Date, and the related combined statements of operations and comprehensive income, changes in equity/capital, and cash flows for the interim period then ended (together with the comparative statements for the corresponding interim period in the prior year), prepared in accordance with GAAP consistently applied (“Unaudited Financial Statements”).

(h)            No Action. There must not be in effect any Law or Order that would prohibit or make illegal the consummation of the Contemplated Transactions; and

(i)            Transaction Documents. Sellers must have delivered or caused to be delivered each document that Section 2.5(a) requires them to deliver.

If the Closing occurs, all closing conditions set forth in this Section 7.1 which have not been fully satisfied as of the Closing shall be deemed to have been waived by Buyer.

Section 7.2         Conditions to the Obligation of Sellers and the Companies. The obligation of Sellers and the Companies to consummate the Contemplated Transactions is subject to the satisfaction, on or before the Closing Date, of each of the following conditions (any of which may be waived by the Parent Company, in whole or in part):

(a)            Accuracy of Representations and Warranties. The representations and warranties of Buyer in Article V must be true and correct in all respects as of the Closing (except to the extent any such representation or warranty speaks as of a specific date, in which case such representation or warranty must have been true and correct in all material respects as of such date), except where the failure of such representations and warranties to be so true and correct (without regard for any “material”, “material adverse effect” or similar qualification) would not, individually or in the aggregate, have a material adverse effect on Buyer’s ability to perform its obligations under this Agreement or any Ancillary Agreement to which it is a party or to timely consummate the Contemplated Transactions;

(b)            Performance of Covenants. All of the covenants and obligations that Buyer is required to perform or comply with under this Agreement on or before the Closing Date must have been duly performed and complied with in all material respects;

(c)            HSR Act. All applicable waiting periods, and any extensions thereof, under the HSR Act must have expired or otherwise terminated, and all other approvals listed on Schedule 7.1(e) under other Antitrust Laws must have been obtained;

(d)            No Action. There must not be in effect any Law or Order that would prohibit or make illegal the consummation of the Contemplated Transactions; and

(e)            Regulatory. The waiting period applicable to the Contemplated Transactions under the U.S. National Security Laws and any other Foreign Investment Laws set forth on Schedule 7.1(f) of the Company Disclosure Schedule shall have expired or been terminated, all consents, approvals, clearances, actions or non-actions required for the consummation of the Contemplated Transactions under the U.S. National Security Laws (including receipt of CFIUS Approval) and any other Foreign Investment Laws set forth on Schedule 7.1(f) shall have been obtained, and any agreement with a Governmental Authority not to consummate the Contemplated Transactions shall have expired or been terminated;

(f)             Transaction Documents. Buyer must have delivered or caused to be delivered to Sellers each document that Section 2.5(b) requires it to deliver.

If the Closing occurs, all closing conditions set forth in this Section 7.2 which have not been fully satisfied as of the Closing shall be deemed to have been waived by the Company and Sellers.

ARTICLE VIII
Termination

Section 8.1         Termination Events. This Agreement may, by written notice given before or at the Closing, be terminated:

(a)            by mutual consent of Buyer and the Parent Company;

(b)            by Buyer (so long as Buyer is not then in material breach of any of its representations, warranties or covenants contained in this Agreement) if there has been a breach of any of Sellers’ or the Companies’ representations, warranties or covenants contained in this Agreement, which would result in the failure of a condition set forth in Section 7.1(a), Section 7.1(b) or Section 7.1(c), and which breach has not been cured within fifteen (15) days after written notice of the breach has been delivered to the Parent Company by Buyer;

(c)            by Sellers (so long as the Companies and Sellers are not then in material breach of any of their representations, warranties or covenants contained in this Agreement) if there has been a breach of any of Buyer’s representations, warranties or covenants contained in this Agreement, which would result in the failure of a condition set forth in Section 7.2(a) or Section 7.2(b), and which breach has not been cured within fifteen (15) days after written notice of the breach has been delivered to Buyer by the Parent Company;

(d)            by either Buyer or Sellers if any Governmental Authority has issued a non-appealable final Order or taken any other non-appealable final action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the Contemplated Transactions; provided, however, that the right to terminate this Agreement under this Section 8.1(d) will not be available to any party whose failure to fulfill any material covenant under this Agreement, has been the cause of or resulted in the action or event described in this Section 8.1(d) occurring;

(e)            by Buyer if the Closing has not occurred on or before the Outside Date, provided that Buyer shall have no right to terminate this Agreement pursuant to this Section 8.1(e) if at such date the only remaining conditions to Closing that have not been satisfied or waived are any conditions which, by their nature, can only be satisfied at the Closing; provided further, that the right to terminate this Agreement pursuant to this Section 8.1(e) shall not be available to Buyer if Buyer is in breach of any covenant, agreement, representation or warranty contained in this Agreement, which breach has prevented the satisfaction of any condition set forth in Section 7.2(a) or Section 7.2(b); and provided further, that Buyer may elect to extend the Outside Date by up to ninety (90) days in one or more extensions, if the condition to Closing set forth in Section 7.1(e) or Section 7.1(f) remains unsatisfied and have not been waived on the Outside Date; and

(f)            by Sellers if the Closing has not occurred on or before the Outside Date, provided that Sellers shall have no right to terminate this Agreement pursuant to this Section 8.1(f) if at such date the only remaining conditions to Closing that have not been satisfied or waived are any conditions which, by their nature, can only be satisfied at the Closing; provided further, that the right to terminate this Agreement pursuant to this Section 8.1(f) shall not be available to Sellers if any Seller is in breach of any covenant, agreement, representation or warranty contained in this Agreement, which breach has prevented the satisfaction of any condition set forth in Section 7.1(a) or Section 7.1(b); and provided further, that Sellers may elect to extend the Outside Date by up to ninety (90) days in one or more extensions, if the condition to Closing set forth in Section 7.2(c) or Section 7.2(e) remains unsatisfied and have not been waived on the Outside Date.

Section 8.2         Effect of Termination.

(a)            If this Agreement is terminated pursuant to Section 8.1, this Agreement and all rights and obligations of the parties under this Agreement automatically end without Liability against any party or its Affiliates, except that Section 6.4(a) (Confidentiality), Section 6.5 (Public Announcements), Section 8.3 (Certain Effects of Termination), Section 8.4 (Return of Advance Payment), Article X (Miscellaneous) (except for Section 10.15 (Specific Performance)) and this Section 8.2 will remain in full force and survive any termination of this Agreement.

(b)            If this Agreement is terminated by a party because of the knowing and intentional breach of this Agreement by the other party or because one or more of the conditions to the terminating party’s obligations under this Agreement is not satisfied as a result of the other party’s knowing and intentional failure to comply with its obligations under this Agreement, the terminating party’s right to pursue all legal remedies will survive such termination unimpaired. Such terminating party may petition a court to award damages in connection with any breach by the breaching party of the terms and conditions set forth in this Agreement, and the parties agree that such damages shall not be limited to reimbursement of expenses or out-of-pocket costs. For the avoidance of doubt, the parties hereby agree that (i) if Buyer does not agree to close the Contemplated Transactions in circumstances in which all of the conditions set forth in Section 7.1 (other than conditions to be performed at the Closing) have been satisfied, or waived by Buyer, such failure or refusal to close shall be deemed to be a willful breach of this Agreement by Buyer, and (ii) if Sellers or the Companies do not agree to close the Contemplated Transactions in circumstances in which all of the conditions set forth in Section 7.2 (other than conditions to be performed at the Closing) have been satisfied, or waived by Parent Company, such failure or refusal to close shall be deemed to be a willful breach of this Agreement by the Parent Company, the Sellers and the Companies. In such case, each respective party may enforce such award and accept damages for such breach.

Section 8.3         Certain Effects of Termination. If Buyer or Sellers terminate this Agreement pursuant to Section 8.1, Buyer will comply with the Confidentiality Agreement regarding the return and/or destruction of any information furnished to Buyer in connection with this Agreement.

Section 8.4         Return of Advance Payment.

(a)            In the event that this Agreement is terminated for any reason pursuant to Section 8.1, Sellers shall have no obligation to repay the Advance Payment, and shall be entitled to retain the Advance Payment, if at the time of such termination (i) all of the conditions set forth in Section 7.1 and Section 7.2 have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing, and other than the conditions set forth in Section 7.1(e), Section 7.1(f), Section 7.2(c), and Section 7.2(e)), and (ii) Sellers are not then in material breach of any obligations of Sellers under this Agreement (including Section 6.3). In the event this Agreement is terminated (A) at a time when one or more of the conditions set forth in Section 7.1 and Section 7.2 have not been satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing, and other than the conditions set forth in Section 7.1(e), Section 7.1(f), Section 7.2(c), and Section 7.2(e)), or (B) Sellers are then in material breach of any obligations of Sellers under this Agreement, then Sellers shall, jointly and severally, repay the Advance Payment to Buyer by wire transfer of immediately available funds, to an account designated in writing by Buyer, within three (3) Business Days of such termination.

(b)            In the event the Sellers are entitled to retain the Advance Payment pursuant to Section 8.4(a), the parties agree that, notwithstanding anything to the contrary in this Agreement, except as provided in Section 8.2(b) with respect to a knowing and intentional breach of this Agreement by Buyer, such retention shall be the sole and exclusive remedy of the Parent Company, Sellers, the Company Group and any of their Affiliates against the Buyer and any of its Affiliates for any and all obligations of any kind arising out of this Agreement and any losses or damages of any kind or nature suffered or incurred by Sellers, the Company Group and any of their Affiliates.

ARTICLE IX
NO SURVIVAL; acknowledgements

Section 9.1         No Survival(a). The parties hereto, intending to modify any applicable statute of limitations, agree that (a) representations and warranties in this Agreement (other than the representations and warranties set forth in Sections 3.28, 4.5, 5.6, 5.9 and 5.10) and in any certificate delivered pursuant hereto shall terminate effective as of the Closing and shall not survive the Closing for any purpose, and thereafter there shall be no liability on the part of, nor shall any claim be made by, any party or any of their respective Affiliates in respect thereof, and (b) after the Closing, there shall be no liability on the part of, nor shall any claim be made by, any party or any of their respective Affiliates in respect of any covenant or agreement to be performed prior to the Closing, other than in each case in the case of Fraud. All covenants and agreements contained in this Agreement that contemplate performance thereof following the Closing or otherwise expressly by their terms survive the Closing will survive the Closing in accordance with their terms. For the avoidance of doubt, notwithstanding anything to the contrary, this Section 9.1 is not intended to limit the survival periods contained in the Buyer Insurance Policy, which shall contain survival periods that shall control for purposes thereunder. This Article IX shall survive the Closing.

Section 9.2         Indemnification by the Sellers.

(a)            Notwithstanding anything to the contrary contained in this Agreement (including Section 9.1 (No Survival), Section 9.3 (Buyer Insurance Policy), and Section 9.4 (Buyer Acknowledgment)), from and after the Closing, Sellers shall, severally and jointly, indemnify the Buyer Indemnified Parties and hold them harmless from and against any and all Losses incurred or suffered by any of them, resulting from or arising out of:

(i)         any Indemnified Taxes;

(ii)        the Liquidating Subsidiaries, including any Taxes, debts, or other obligations of any of the Liquidating Subsidiaries, whether arising prior to, on, or after the Closing Date and including any Taxes related to the dissolution of the Liquidating Subsidiaries;

(iii)       the failure of any Company Group entity to pay any gross receipts tax or use tax or to file any Tax Returns relating to any such taxes; and

(iv)       the matters disclosed in Item 1 and Item 2 of Schedule 3.14(a) of the Company Disclosure Schedule;

provided, however, that with respect to the indemnification obligations of the Sellers under clauses (iii) and (iv) of this Section 9.2(a): (A) the Sellers shall not be liable for any Losses unless and until the aggregate amount of all such Losses under such clauses exceeds $1,000,000, and then only for any Losses in excess of $1,000,000, and (B) the Buyer and its Affiliates may only make a claim for indemnification pursuant to clauses (iii) or (iv) of this Section 9.2(a) on or prior to the date that is eighteen (18) months following the Closing Date.

(b)            For the avoidance of doubt, the Buyer Insurance Policy shall not be the sole and exclusive remedy with respect to the matters set forth in this Section 9.2; provided that, if and to the extent any such Losses could reasonably be expected to be covered by the Buyer Insurance Policy, the Buyer Indemnified Parties shall first seek recovery under the Buyer Insurance Policy before seeking recovery directly against the Sellers, jointly and severally; provided, however, that the Buyer Indemnified Parties shall not be required to exhaust remedies under the Buyer Insurance Policy, or to commence litigation against any insurer, prior to seeking recovery from Sellers if such recovery is not reasonably available, is subject to dispute, would result in undue delay or expense, the retention under the Buyer Insurance Policy has not been satisfied or the aggregate limits of the Buyer Insurance Policy have been exhausted, it being understood and agreed that general delays in the claims process, administrative inconvenience or the preference to seek recovery from Sellers rather than the Buyer Insurance Policy insurer shall not constitute grounds for bypassing the requirement to first seek recovery from the Buyer Insurance Policy.

(c)            Whenever any claim shall arise for indemnification under this Section 9.2 (a “Claim”), the Buyer Indemnified Parties shall promptly provide written notice of the Claim to Sellers.  No delay in or failure to give notice of a Claim by the Buyer Indemnified Parties to Sellers shall adversely affect any of the other rights or remedies that the Buyer Indemnified Parties have under this Agreement or alter or relieve Sellers of their obligation to indemnify the Buyer Indemnified Parties, except and then only to the extent that the Sellers are actually and materially prejudiced by reason of such failure.

(d)            Subject to Section 6.8(e), which shall control with respect to Indemnified Taxes, with respect to any other Claim brought by an unaffiliated third party (any such Claim, a “Third Party Claim”) for which a Buyer Indemnified Party seeks indemnification under this Section 9.2:

(i)             the written notice of the Claim from the Buyer Indemnified Party to Sellers shall describe the Third-Party Claim in reasonable detail, shall include copies of the written claims provided by the Person making the Third-Party Claim and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Buyer Indemnified Party;

(ii)            Sellers shall have the right to participate in, or by giving written notice to the Buyer Indemnified Party (which notice shall include a written acknowledgement by Sellers of their unconditional obligation to indemnify the Buyer Indemnified Party for all Losses arising from such Third Party Claim), assume and defend (which, for the avoidance of doubt, but in all cases subject to Section 9.2(e), includes the settlement of such Third Party Claim) such Third Party Claim at Sellers’ expense and with counsel selected by Sellers and reasonably acceptable to the Buyer Indemnified Parties; provided that Sellers shall not have the right to defend or direct the defense of any such Third Party Claim (and only Buyer shall control the defense and settlement of any such Third Party Claim (provided any such settlement shall require the consent of the Parent Company, such consent not to be unreasonably withheld, conditioned or delayed)) if such Third Party Claim (A) involves an allegation of criminal charges against any Buyer Indemnified Party, (B) seeks restrictions on the business of any member of Buyer or its Affiliates, (C) involves a customer, supplier or employee of Buyer or its Affiliates, (D) seeks an injunction or other equitable relief, or (E) is one in which the Buyer Indemnified Party is also a party and joint representation would be inappropriate or there may be legal defenses available to the Buyer Indemnified Party which are different from or additional to those available to Sellers; provided, however, that notwithstanding the foregoing, Sellers shall have the absolute right, subject to compliance with Section 9.2(f)(ii)(A), to assume the defense for any matter for which they are obligated to indemnify Buyer pursuant to Section 9.2(a); and

(iii)            Sellers and the Buyer Indemnified Parties shall cooperate with each other in all reasonable respects in connection with the defense of any Third-Party Claim, including making available (subject to the provisions of Section 6.7) records relating to such Third-Party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party, management employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such Third-Party Claim; provided that furnishing such management employees and records shall be upon reasonable advance notice and during normal business hours, and shall be done in a manner that does not unreasonably interfere with the normal business operations of Buyer or its Affiliates; provided, further, that no party shall be required to provide access to, or disclose, any records or information if such access or disclosure would, in the reasonable judgment of such party (based upon the opinion of such party’s legal counsel), result in the waiver or loss of any attorney-client, work product, or other recognized legal privilege, or violate any applicable Law or contractual confidentiality obligation to any third party.

(e)            As to any Third Party Claim for which Sellers have assumed the defense as provided in this Agreement, other than any Claim with respect to Indemnified Taxes, which shall be governed by Section 6.8(e):

(i)              the Buyer Indemnified Parties will have the right to participate, at their own expense (except that Sellers shall bear the reasonable fees and expenses of separate counsel for the Buyer Indemnified Party if the Buyer Indemnified Party reasonably concludes that a conflict of interest exists between Sellers and the Buyer Indemnified Party or that there may be legal defenses available to the Buyer Indemnified Party which are different from or additional to those available to Sellers), in the defense of such Third Party Claim, which participation rights shall include, unless prohibited by applicable Law, the right to notice reasonably in advance of any hearings or proceedings in connection with such Third Party Claim, the right to attend any meetings with a Governmental Authority or hearings or proceedings before any Governmental Authority and the right to receive copies of all pleadings, notices and communications related to such Third Party Claim;

(ii)             the Buyer Indemnified Party shall fully cooperate as reasonably requested by Sellers in the defense of such Third Party Claim (provided that Sellers shall promptly reimburse the Buyer Indemnified Party for any reasonable third party out-of-pocket expenses incurred in connection therewith, and such cooperation shall not unreasonably interfere with the normal business operations of Buyer or its Affiliates);

(iii)            Except as provided in clauses (i) and (ii) above, Sellers shall not be required to pay or otherwise indemnify the Buyer Indemnified Parties against any attorneys’ fees or other expenses incurred on behalf of the Buyer Indemnified Parties in connection with such Third Party Claim following Sellers’ election to assume the defense of such Third Party Claim as provided in this Agreement; and

(iv)            Sellers shall have the exclusive right to negotiate the settlement of such Third Party Claim, provided, however, that Sellers shall not settle, adjust or compromise such Third Party Claim, consent to the entry of any judgment arising from or admit any liability with respect to such Third Party Claim without the prior written consent of the Buyer Indemnified Party (which consent shall not be unreasonably withheld, conditioned or delayed) unless (A) such settlement (1) includes an unconditional and irrevocable release of such Buyer Indemnified Party in form and substance reasonably satisfactory to such Buyer Indemnified Party from all liability or claims that are the subject matter of such Third Party Claim and (2) does not include any statement as to or any admission of fault, culpability or a failure to act by or on behalf of such Buyer Indemnified Party or any injunctive relief or other non-monetary remedy, and (3) does not impose any ongoing business restrictions, financial obligations, or encumbrances on the assets, properties, or operations of the Buyer Indemnified Party or its Affiliates and (B) Sellers pay all amounts due in respect of such settlement.

(f)            As to any Third Party Claim for which the Sellers have not assumed the defense as provided in this Agreement (including if the Sellers are prohibited from assuming the defense pursuant to Section 9.2(d)(ii)):

(i)            Sellers will have the right to participate, at their own expense, in the defense of such Third Party Claim, which participation rights shall include, unless prohibited by applicable Law, the right to notice reasonably in advance of any hearings or proceedings in connection with such Third Party Claim, the right to attend any meetings with a Governmental Authority or hearings or proceedings before any Governmental Authority and the right to receive copies of all material pleadings, notices and communications related to such Third Party Claim; and

(ii)            the Buyer Indemnified Parties shall have the exclusive right to control the defense and negotiate the settlement of such Third Party Claim, provided, however, the Buyer Indemnified Parties shall not settle, adjust or compromise such Third Party Claim, consent to the entry of any judgment arising from, or admit any liability with respect to, such Third Party Claim without the prior written consent of Sellers (which consent shall not be unreasonably withheld, conditioned or delayed); provided, further, that the Buyer Indemnified Parties shall not be required to obtain such consent from Sellers if (A) Sellers have not unconditionally acknowledged in writing their obligation to indemnify the Buyer Indemnified Parties for all Losses (in excess of 50% of the RWI retention amount) arising from such Third Party Claim, or (B) the Buyer Indemnified Parties are not seeking indemnification from Sellers under this Article IX with respect to such settlement, adjustment, or compromise.

(g)            Any Claim by a Buyer Indemnified Party on account of a Loss which does not result from a Third Party Claim (a “Direct Claim”) shall be asserted by the Buyer Indemnified Party giving Sellers reasonably prompt written notice thereof, but in any event not later than forty-five (45) days after the first of the Chief Executive Officer, Chief Financial Officer or the Chief Legal Officer of Buyer Guarantor becomes aware of such Direct Claim.  The failure to give such prompt written notice shall not, however, relieve Sellers of their indemnification obligations, except, and then only to the extent, that Sellers are actually and materially prejudiced by reason of such failure.  Such notice by the Buyer Indemnified Party shall describe the Direct Claim in reasonable detail and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Buyer Indemnified Party.  Sellers shall have thirty (30) days after their receipt of such notice to respond in writing to such Direct Claim.  The Buyer Indemnified Party shall allow Sellers and their professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Buyer Indemnified Party shall assist Sellers’ investigation by giving such information and assistance (including access to the Buyer Indemnified Party’s premises and personnel and the right to examine and copy any accounts, documents or records) as Sellers or any of its professional advisors may reasonably request, provided that such access and assistance shall be upon reasonable advance notice, during normal business hours, and shall not unreasonably interfere with the normal business operations of Buyer or its Affiliates; provided, further, that no party shall be required to provide access to, or disclose, any records or information if such access or disclosure would, in the reasonable judgment of such party (based upon the opinion of such party's legal counsel), result in the waiver or loss of any attorney-client, work product, or other recognized legal privilege, or violate any applicable Law or contractual confidentiality obligation to any third party.  If Sellers do not so respond within such thirty (30) day period, Sellers shall be deemed to have rejected such claim, in which case the Buyer Indemnified Party shall be free to pursue such remedies as may be available to the Buyer Indemnified Party on the terms and subject to the provisions of this Agreement.

(h)            Notwithstanding anything to the contrary in this Section 9.2:

(i)              No Losses may be claimed by any Buyer Indemnified Party to the extent the amount of such Losses was actually included as a liability in the final determination of the Final Closing Net Working Capital, Final Closing Funded Indebtedness, or Final Closing Transaction Expenses.

(ii)             Each Buyer Indemnified Party shall, and shall cause its Affiliates to, take commercially reasonable steps to mitigate any Losses upon becoming aware of any event, circumstance, or claim that would reasonably be expected to give rise to an indemnification claim hereunder.

(iii)            With respect to any claim made by any Buyer Indemnified Party under the Buyer Insurance Policy in respect of a breach of a representation set forth in Articles III or IV, to the extent that the deductible under the Buyer Insurance Policy has not been met, a Buyer Indemnified Party may seek indemnification from Sellers pursuant to this Section 9.2(i) for fifty percent (50%) of any Losses resulting from any inaccuracy in or breach of such representation that are borne by the Buyer Indemnified Parties, up to an amount equal to the deductible under the Buyer Insurance Policy.

Section 9.3         Buyer Insurance Policy.

(a)            Buyer acknowledges and agrees that, notwithstanding anything to the contrary contained herein, except in the case of Fraud and any of the matters set forth in Section 9.2, the Buyer Insurance Policy (whether or not it is ultimately bound, and whether or not the Buyer Insurance Policy is sufficient to cover the applicable losses) shall be the sole and exclusive remedy of Buyer and its Affiliates (including, after the Closing, the Company Group) and their respective officers, directors, shareholders, members, employees, successors and permitted assigns (collectively, the “Buyer Indemnified Parties”) of whatever kind and nature, in Law, equity or otherwise, known or unknown, which such Persons have now or may have in the future, resulting from, arising out of, or related to any inaccuracy or breach of any representation or warranty of the Company Group or Sellers contained in this Agreement or any Ancillary Agreement, and neither any Buyer Indemnified Party nor any other party (including, without limitation, the insurers under the Buyer Insurance Policy), shall have any recourse against Sellers or any of their respective Non-Recourse Parties with respect thereto. In the event that the amounts available under the Buyer Insurance Policy are insufficient to pay any Buyer Indemnified Party any amounts owed to such Buyer Indemnified Party in respect of any breach of any representation or warranty, the Buyer Indemnified Parties shall not be entitled to collect any remaining amounts not satisfied from the Buyer Insurance Policy from Sellers, or any of their respective Non-Recourse Parties, and no such Person shall have any liability for such deficiency. Buyer agrees that it shall cause the Buyer Insurance Policy to expressly (i) exclude rights of subrogation against Sellers (other than solely with respect to a Fraud claim against Sellers in connection with this Agreement and the Contemplated Transactions) and their respective Non-Recourse Parties and (ii) provide that Sellers and their Non-Recourse Parties are third party beneficiaries of such waiver. Buyer covenants and agrees not to amend, modify, terminate or waive any term or condition set forth in the Buyer Insurance Policy (a) related to subrogation in a manner inconsistent with the immediately preceding sentence and/or (b) otherwise in a manner which is adverse to any Seller and/or any of its Non-Recourse Parties. Notwithstanding any provision contained herein to the contrary, Buyer’s obligation to obtain and bind the Buyer Insurance Policy pursuant to the terms and conditions hereof shall not be, and shall not be deemed to be, a condition to the Closing.

(b)            The limits imposed on the Buyer Indemnified Parties’ and their Non-Recourse Parties’ remedies with respect to this Agreement and the Contemplated Transactions (including this Article IX) were specifically bargained for between sophisticated parties and were specifically taken into account in the determination of the amount to be paid to Sellers hereunder. None of the Buyer Indemnified Parties or any of their Non-Recourse Parties may avoid the limitations on liability set forth in this Agreement by seeking damages for breach of contract, tort or pursuant to any other theory of liability.

(c)            If and to the extent that Buyer, the Company Group, any of their respective Affiliates, and/or any of their respective equityholders, including any subrogee(s) thereof, brings a claim for Fraud (or any other claim which does not survive Closing due to Section 9.1) against any Seller and/or any of their respective Non-Recourse Parties and such claim is not successful (as determined by a court of competent jurisdiction in a final, non-appealable order), then Buyer shall be, and shall cause the Company Group to be, responsible for, and shall immediately pay, and shall cause the Company Group to pay, upon demand, all reasonable costs and expenses (including reasonable attorneys’ fees) of all such Seller and/or any of their respective Non-Recourse Parties in connection therewith in defending such Fraud or other claims). The provisions of this Section 9.3 are intended to be for the benefit of, and enforceable by, each Seller and/or any of their respective Non-Recourse Parties, and each such person shall be a third party beneficiary of this Section 9.3. For the avoidance of doubt, the foregoing rights accorded to the Non-Recourse Parties to recover the reasonable costs and expenses incurred by them, including reasonable attorneys’ fees, in defense of any such claim is not intended to either authorize or permit the filing or initiation of any such claim against such Non-Recourse Party or waive, limit or otherwise affect the scope or enforceability of the benefit and protections accorded to each of such Non-Recourse Parties under this Article IX and Section 10.21.

Section 9.4         Buyer Acknowledgment.

(a)            Buyer acknowledges and agrees, on behalf of itself and each of its Affiliates, that it has conducted to its satisfaction an independent investigation and verification of the financial condition, results of operations, assets, liabilities, properties and projected operations of the Company Group, and, in making its determination to proceed with the Contemplated Transactions, Buyer and its Non-Recourse Parties (i) have relied solely on the results of their own independent investigation and verification and the representations and warranties regarding the Company Group expressly and specifically set forth in Article III and the representations and warranties of Sellers expressly and specifically set forth in Article IV, in each case as qualified by the Company Disclosure Schedule, and the representations and warranties expressly and specifically set forth in any Ancillary Agreement and in any certificate delivered pursuant to this Agreement, and (ii) have not relied on the accuracy or completeness of any other information provided or made available to (or otherwise acquired by) Buyer or any of its Non-Recourse Parties. The representations and warranties regarding the Company Group expressly and specifically set forth in Article III and representations and warranties of Sellers expressly and specifically set forth in Article IV, in each case as qualified by the Company Disclosure Schedule, and the representations and warranties expressly and specifically set forth in any Ancillary Agreement and in any certificate delivered pursuant to this Agreement, constitute the sole and exclusive representations, warranties and statements (including by omission) of any kind of the Company Group, Sellers or any of their respective Non-Recourse Parties in connection with the Contemplated Transactions, and all other representations, warranties and statements (including by omission) of any kind or nature expressed or implied in connection with the Contemplated Transactions are specifically disclaimed by the Company Group, Sellers and each of their respective Non-Recourse Parties including, for the avoidance of doubt, with respect to the accuracy or completeness of any other information provided to (or otherwise acquired by) Buyer or any of its Affiliates or Non-Recourse Parties. NONE OF THE COMPANY GROUP, SELLERS NOR ANY OF THEIR RESPECTIVE NON-RECOURSE PARTIES HAVE MADE ANY REPRESENTATIONS, WARRANTIES OR STATEMENTS (INCLUDING BY OMISSION) OF ANY KIND OR NATURE EXPRESS OR IMPLIED (INCLUDING ANY RELATING TO THE FUTURE OR HISTORICAL FINANCIAL CONDITION, RESULTS OF OPERATIONS, PROSPECTS, ASSETS OR LIABILITIES OF THE COMPANY GROUP OR THE QUALITY, QUANTITY OR CONDITION OF THE COMPANY GROUP’S ASSETS) TO BUYER OR ANY OF ITS NON-RECOURSE PARTIES IN CONNECTION WITH THE CONTEMPLATED TRANSACTIONS, EXCEPT FOR ANY REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANY GROUP EXPRESSLY AND SPECIFICALLY SET FORTH IN ARTICLE III AND REPRESENTATIONS AND WARRANTIES OF SELLERS EXPRESSLY AND SPECIFICALLY SET FORTH IN ARTICLE IV, IN EACH CASE AS QUALIFIED BY THE COMPANY DISCLOSURE SCHEDULE, AND THE REPRESENTATIONS AND WARRANTIES EXPRESSLY AND SPECIFICALLY SET FORTH IN ANY ANCILLARY AGREEMENT AND IN ANY CERTIFICATE DELIVERED PURSUANT TO THIS AGREEMENT. EXCEPT: FOR THE REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANY GROUP EXPRESSLY AND SPECIFICALLY SET FORTH IN ARTICLE III AND REPRESENTATIONS AND WARRANTIES OF SELLERS EXPRESSLY AND SPECIFICALLY SET FORTH IN ARTICLE IV, IN EACH CASE AS QUALIFIED BY THE COMPANY DISCLOSURE SCHEDULE, AND THE REPRESENTATIONS AND WARRANTIES EXPRESSLY AND SPECIFICALLY SET FORTH IN ANY ANCILLARY AGREEMENT AND IN ANY CERTIFICATE DELIVERED PURSUANT TO THIS AGREEMENT, OR (X) NONE OF THE COMPANY GROUP NOR ANY SELLER MAKES OR PROVIDES, AND BUYER AND ITS AFFILIATES HEREBY WAIVE, ANY WARRANTY OR REPRESENTATION, EXPRESS OR IMPLIED, AS TO THE QUALITY, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, CONFORMITY TO SAMPLES, OR CONDITION OF ANY COMPANY GROUP’S ASSETS OR ANY PART THEREOF, (Y) BUYER IS ACQUIRING THE COMPANY GROUP ON AN “AS IS, WHERE IS” BASIS AND (Z) NONE OF THE COMPANY GROUP, THE SELLERS NOR ANY OTHER PERSON (INCLUDING, FOR THE AVOIDANCE OF DOUBT, EACH OF THEIR RESPECTIVE NON-RECOURSE PARTIES), WHETHER IN ANY INDIVIDUAL, CORPORATE OR ANY OTHER CAPACITY, IS MAKING, AND NEITHER BUYER, NOR ANY OF ITS NON-RECOURSE PARTIES IS RELYING ON, ANY REPRESENTATIONS, WARRANTIES, OR OTHER STATEMENTS (INCLUDING BY OMISSION) OF ANY KIND WHATSOEVER, WHETHER ORAL OR WRITTEN, EXPRESS OR IMPLIED, STATUTORY OR OTHERWISE, AS TO ANY MATTER CONCERNING THE COMPANY GROUP OR IN CONNECTION WITH THIS AGREEMENT OR THE CONTEMPLATED TRANSACTIONS, OR THE ACCURACY OR COMPLETENESS OF ANY INFORMATION PROVIDED TO (OR OTHERWISE ACQUIRED BY) BUYER OR ANY OF ITS NON-RECOURSE PARTIES.

(b)            None of the Company Group nor Sellers, nor any Non-Recourse Party of any of the foregoing, whether in an individual, corporate or any other capacity, will have or be subject to any liability or obligation (indemnification or otherwise) to Buyer or any of its Non-Recourse Parties resulting from (nor shall Buyer or any of its Non-Recourse Parties have any claim with respect to) the distribution to Buyer or any of its Non-Recourse Parties, or Buyer’s or any of its Non-Recourse Parties’ use of, or reliance on, any information, documents, projections, forecasts or other material made available to Buyer or any of its Non-Recourse Parties or Representatives in the Data Room or presentations (including, for the avoidance of doubt, the confidential information presentation, interim financial and business updates, or other “management presentations”) in expectation of, or in connection with, the Contemplated Transactions, or otherwise, regardless of the legal theory under which such liability or obligation may be sought to be imposed, whether sounding in contract or tort, or whether at law or in equity, or otherwise.

(c)            Without in any way limiting the generality of the foregoing, Buyer acknowledges that there are uncertainties inherent in attempting to make projections, forward looking statements and other forecasts and estimates, and certain business plan information, that Buyer and its Non-Recourse Parties are familiar with such uncertainties, that Buyer and its Non-Recourse Parties are taking full responsibility for making their own evaluation of the adequacy and accuracy of any such projections, forward looking statements, forecasts, estimates and business plan information provided to it in connection with the Contemplated Transactions (including the reasonableness of the assumptions underlying such projections, forward looking statements, forecasts, estimates and business plan information), that no representations, warranties or statements (including by omission) of any kind are being made with respect thereto, that neither Buyer nor any of its Non-Recourse Parties is relying thereon, and that Buyer and its Non-Recourse Parties shall have no claim against anyone with respect thereto.

(d)            Buyer knowingly, willingly, irrevocably and expressly acknowledges and agrees, that, from and after the Closing, to the fullest extent permitted under applicable Law, any and all rights, claims and causes of action it may have against Sellers and their respective Non-Recourse Parties relating to the operation of the Company Group or their respective businesses or relating to the subject matter of this Agreement or any other document contemplated hereby, and the Contemplated Transactions (other than, and solely with respect to, any of the covenants in this Agreement that survive the Closing), whether or not arising under, or based upon, any Law (including any right, whether arising at law or in equity, to seek indemnification, contribution, cost recovery, damages, or any other recourse or remedy) are hereby irrevocably waived. Furthermore, without limiting the generality of this Section 9.4, from and after the Closing, no Proceeding will be brought, encouraged, supported or maintained by, or on behalf of, Buyer or its Affiliates (including, after the Closing, the Company Group) against Sellers and their respective Non-Recourse Parties, and no recourse will be sought or granted against Sellers and their respective Non-Recourse Parties, by virtue of, or based upon, any alleged misrepresentation or inaccuracy in, or breach of, any of the representations, warranties, covenants or agreements of the Company Group or Sellers set forth or contained in this Agreement or any other document contemplated hereby or any certificate, instrument, agreement or other document delivered hereunder (other than, and solely with respect to, any of the covenants in this Agreement that survive the Closing), the subject matter of this Agreement or any other document contemplated hereby, the Contemplated Transactions, the ownership, operation, management, use or control of the business or assets of the Company Group, or any actions or omissions at, or prior to, the Closing. Furthermore, without limiting the generality of this Section 9.4, from and after the Closing, Buyer will not be entitled to rescind this Agreement, and Buyer knowingly, willingly, irrevocably and expressly waive any and all rights of rescission it may have in respect of any such matter. Buyer knowingly, willingly, irrevocably and expressly agrees (on its own behalf and, from and after the Closing, on behalf of the Company Group), to indemnify and hold harmless Sellers and their respective Non-Recourse Parties from and against, and in respect of, any and all liabilities, losses, damages, obligations, costs or expenses incurred by or on behalf of Sellers and their respective Non-Recourse Parties as a result of any such Proceeding brought or maintained by Buyer and its respective Affiliates (including, after the Closing, the Company Group) against Sellers and their respective Non-Recourse Parties in contravention of this Section 9.4.

(e)            Notwithstanding anything in this Section 9.4 to the contrary, nothing shall limit, modify, waive, or otherwise impair in any way Buyer's right to rely upon (and Buyer hereby expressly relies upon) the representations and warranties expressly and specifically set forth in Article III, Article IV (in each case, as qualified by the Company Disclosure Schedule), and in any Ancillary Agreement and any certificate delivered pursuant to this Agreement, or limit or impair any of Buyer's rights or remedies with respect to Fraud.

ARTICLE X
miscellaneous

Section 10.1        Expenses. All fees and expenses incurred in connection with the Contemplated Transactions shall be paid by the party incurring such expenses, whether or not the Contemplated Transactions are consummated. Notwithstanding the foregoing or anything to the contrary herein (a) each of Buyer and the Parent Company shall be responsible for (i) 50% of the fees and expenses incurred in connection with the obligations to obtain the D&O Tail Insurance set forth in Section 6.6, (ii) 50% of any retention amount or deductible actually borne by Buyer under the Buyer Insurance Policy in connection with any claim made thereunder, (iii) 50% of all fees and expenses relating to the Escrow Agent, (iv) 50% of all premium, underwriting costs, brokerage commission for Buyer’s broker, Taxes and other fees and expenses relating to the Buyer Insurance Policy, (v) 50% of all statutory filing fees payable to any Governmental Authority in connection with: (A) any filing made under any Antitrust Law (including under the HSR Act) and in connection with obtaining CFIUS Approval or DCSA Approval, (B) complying with any formal request for additional information that may be issued under the HSR Act by the Antitrust Division or the FTC, or any similar request for additional information that may be issued by any Governmental Authority pursuant to any Antitrust Law or obtaining CFIUS Approval or DCSA Approval, in each case in connection with the Contemplated Transactions, and (C) litigating any challenge to the Contemplated Transactions under the HSR Act or any Antitrust Law or in connection with obtaining CFIUS Approval or DCSA Approval, and (b) Buyer shall be responsible for 100% of the fees and expenses incurred in connection with the preparation of the financial statements contemplated by Sections 6.15(b) and 7.1(g).

Section 10.2       Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made (a) as of the date delivered, if delivered personally, (b) on the date sent by email, with confirmation of transmission, if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient, (c) three (3) Business Days after being mailed by registered or certified mail (postage prepaid, return receipt requested) or (d) one (1) Business Day after being sent by overnight courier (providing proof of delivery), to the parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10.2):

If to Sellers, to the Parent Company:

                Comtech Telecommunications Corp.
305 N. 54th Street
Chandler, Arizona 85226
Attention: Donald E. Walther
Email: don.walther@comtech.com

With a copy (which shall not constitute notice or service of process) to:

                 Norton Rose Fulbright US LLP
1301 Avenue of the Americas
New York, New York 10019
Attention: Steven I. Suzzan
Email: steven.suzzan@nortonrosefulbright.com

If to Buyer:

Wavestream Corporation

545 W. Terrace Drive

San Dimas, CA 91773

Attention: Chief Legal Officer

Email: doronke@gilat.com

With a copy (which shall not constitute notice or service of process) to:

Naschitz, Brandes, Amir & Co.
5 Tuval Street

Tel Aviv, Israel 6789717

Attention: Sharon Amir; Tuvia Geffen; Idan Lidor

Email: samir@nblaw.com; tgeffen@nblaw.com; ilidor@nblaw.com

Section 10.3       Governing Law. All matters relating to the interpretation, construction, validity and enforcement of this Agreement, including all claims arising out of or relating to this Agreement or the negotiation, execution or performance of this Agreement or the Contemplated Transactions (including any claim or cause of action based upon, arising out of, or related to any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement), shall be governed by and construed in accordance with the domestic Laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule that would cause the application of Laws of any jurisdiction other than the State of Delaware.

Section 10.4       Entire Agreement. This Agreement, together with the exhibits hereto, the Company Disclosure Schedule, the Ancillary Agreements, the Guarantee and the Confidentiality Agreement, constitute the entire agreement of the parties relating to the subject matter hereof and supersede all prior contracts or agreements, whether oral or written. In the event and to the extent that there shall be an inconsistency or conflict between the provisions of this Agreement and the provisions of any Ancillary Agreement, this Agreement shall prevail. The provisions of this Agreement shall be construed according to their fair meaning and neither for nor against any party irrespective of which party caused such provisions to be drafted, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement and the Ancillary Agreements. Each party hereby acknowledges that it has been represented by an attorney in connection with the preparation and execution of this Agreement, the Confidentiality Agreement and the Ancillary Agreements. This Section 10.4 shall not be deemed to be an admission or acknowledgement by any of the parties that any prior agreements or understandings, oral or written, with respect to the subject matter hereof exist, other than the Confidentiality Agreement.

Section 10.5       Severability. Should any provision of this Agreement or the application thereof to any Person or circumstance be held invalid or unenforceable to any extent: (a) such provision shall be ineffective to the extent, and only to the extent, of such unenforceability or prohibition and shall be enforced to the greatest extent permitted by Law; (b) such unenforceability or prohibition in any jurisdiction shall not invalidate or render unenforceable such provision as applied (i) to other Persons or circumstances or (ii) in any other jurisdiction; (c) such unenforceability or prohibition shall not affect or invalidate any other provision of this Agreement; and (d) the parties will amend or otherwise modify this Agreement to replace any prohibited or invalid provision with an effective and valid provision that gives effect to the intent of the parties to the maximum extent permitted by applicable Law.

Section 10.6       Amendment. Neither this Agreement nor any of the terms hereof may be amended, supplemented or modified orally, but only by an instrument in writing signed by the parties hereto; provided that the observance of any provision of this Agreement may be waived in writing by the party that will lose the benefit of such provision as a result of such waiver.

Section 10.7       Effect of Waiver or Consent. No waiver or consent, express or implied, by any party to or of any breach or default by any party in the performance by such party of its obligations hereunder shall be deemed or construed to be a consent or waiver to or of any other breach or default in the performance by such party of the same or any other obligations of such party hereunder. No single or partial exercise of any right or power, or any abandonment or discontinuance of steps to enforce any right or power, shall preclude any other or further exercise thereof or the exercise of any other right or power. Failure on the part of a party to complain of any act of any party or to declare any party in default, irrespective of how long such failure continues, shall not constitute a waiver by such party of its rights hereunder until the applicable statute of limitation period has run.

Section 10.8       Parties in Interest; Limitation on Rights of Others. Certain provisions of this Agreement are intended for the benefit of Sellers and shall be enforceable by the Parent Company on behalf of the other Sellers; provided that no Seller other than the Parent Company shall have the right to directly take any action or enforce any provision of this Agreement, it being understood and agreed that all such actions shall be taken solely by the Parent Company on behalf of the other Sellers. The terms of this Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective legal representatives, successors and permitted assigns. Nothing in this Agreement, whether express or implied, shall be construed to give any Person (other than the parties hereto and their respective legal representatives, successors and permitted assigns and as expressly provided herein) any legal or equitable right, remedy or claim under or in respect of this Agreement or any covenants, conditions or provisions contained herein, as a third party beneficiary or otherwise; provided that (a) the Parent Company shall have the right, but not the obligation, to enforce any rights of Sellers under this Agreement, (b) the Persons released pursuant to Section 10.16 shall have the right to enforce their respective rights under Section 10.16, (c) the Non-Recourse Parties shall be third party beneficiaries of the provisions of Sections 9.3, 9.4 and 10.20, (d) from and after the Closing, the D&O Indemnified Parties shall be third party beneficiaries of the provisions of Section 6.6, with the right to pursue claims for damages and other relief (including specific performance or other equitable relief) in the event of any breach thereof, and (e) Norton Rose Fulbright shall be a third party beneficiary of Section 10.19.

Section 10.9       Assignability. No assignment of this Agreement or of any rights or obligations hereunder may be made by any party, directly or indirectly (by operation of Law or otherwise), without the prior written consent of the other parties hereto and any attempted assignment without the required consents shall be void; provided that Buyer may assign its rights (but not its obligations) hereunder without the prior written consent of the Parent Company to any of Buyer’s Affiliates.

Section 10.10     Disclosure Schedules. For the purposes of this Agreement, any information and/or matter disclosed in the Company Disclosure Schedule with respect to any section of this Agreement shall be deemed to have been disclosed with respect to any other section to the extent the applicability thereto is reasonably apparent. No reference to or disclosure of any item or other matter in the Company Disclosure Schedule shall be construed as an admission or indication that such item or other matter is material (nor shall it establish a standard of materiality for any purpose whatsoever) or that such item or other matter is required to be referred to or disclosed in the Company Disclosure Schedule. The information set forth in the Company Disclosure Schedule is disclosed solely for the purposes of this Agreement, and no information set forth therein shall be deemed to be an admission by any party hereto to any third party of any matter whatsoever, including any violation of Law or breach of any Contract. Where the terms of a Contract or other item have been summarized, referenced or described in the Company Disclosure Schedule, such summary, reference or description does not purport to be a complete statement of the material terms of such Contract or other item, and all such summaries and descriptions are qualified in their entirety by reference to the Contract or item being summarized and/or described. The Company Disclosure Schedule, and the information and disclosures contained therein are intended only to qualify and limit the representations, warranties and covenants of the Company and Sellers contained in this Agreement. In particular, (i) certain matters may be disclosed on the Company Group Disclosure Schedule that may not be required to be disclosed because of certain minimum thresholds or materiality standards set forth in this Agreement, (ii) the disclosure of any such matter does not mean that it meets or surpasses any such minimum thresholds or materiality standards and (iii) no disclosure in the Company Group Disclosure Schedule relating to any possible breach or violation of any Contract or Law shall be construed as an admission or indication that any such breach or violation exists or has actually occurred. Nothing in the Company Disclosure Schedule shall be deemed to broaden the scope of any representation or warranty contained in this Agreement or create any covenant. Matters reflected in the Company Disclosure Schedule are not necessarily limited to matters required by this Agreement to be reflected in the Company Disclosure Schedule. Such additional matters are set forth for informational purposes and do not necessarily include other matters of a similar nature. Regardless of the existence or absence of cross-references, the disclosure of any information and/or matter disclosed in the Company Group Disclosure Schedule with respect to any section of this Agreement shall be deemed to have been disclosed with respect to any other section to the extent the applicability thereto is reasonably apparent. The section headings in the Company Group Disclosure Schedule are for convenience of reference only and shall not be deemed to alter or affect the meaning or interpretation of any information disclosed herein or any provision of this Agreement. All attachments to the Company Group Disclosure Schedule are incorporated by reference into the portion of the Company Group Disclosure Schedule in which they are directly or indirectly referenced.

Section 10.11     Jurisdiction; Court Proceedings; Waiver of Jury Trial. Any Proceeding arising out of or relating to this Agreement shall be brought exclusively in the Court of Chancery of the State of Delaware (unless the Court of Chancery of the State of Delaware declines to accept jurisdiction over a particular matter, in which case, in any state or federal court within the State of Delaware) (together with the appellate courts thereof, the “Chosen Courts”) and each of the parties hereby submits to the exclusive jurisdiction of the Chosen Courts for the purpose of any such Proceeding. Each party irrevocably and unconditionally agrees not to assert (a) any objection which it may ever have to the laying of venue of any such Proceeding in any Chosen Court, (b) any claim that any such Proceeding brought in any Chosen Court has been brought in an inconvenient forum, and (c) any claim that any Chosen Court does not have jurisdiction with respect to such Proceeding. EACH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT TO A TRIAL BY JURY AND AGREES THAT ANY OF THEM MAY FILE A COPY OF THIS PARAGRAPH WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED-FOR AGREEMENT AMONG THE PARTIES IRREVOCABLY TO WAIVE ITS RIGHT TO TRIAL BY JURY IN ANY PROCEEDING.

Section 10.12     No Other Duties. The only duties and obligations of the parties under this Agreement are as specifically set forth in this Agreement, and no other duties or obligations shall be implied in fact, law or equity, or under any principle of fiduciary obligation.

Section 10.13     Reliance on Counsel and Other Advisors. Each party has consulted such legal, financial, technical or other experts as it deems necessary or desirable before entering into this Agreement. Each party represents and warrants that it has read, knows, understands and agrees with the terms and conditions of this Agreement.

Section 10.14     Remedies. All remedies, either under this Agreement or by Law or otherwise afforded to the parties hereunder, shall be cumulative and not alternative, and any Person having any rights under any provision of this Agreement will be entitled to enforce such rights specifically, to recover damages by reason of any breach of this Agreement and to exercise all other rights granted by Law, equity or otherwise.

Section 10.15     Specific Performance. The parties agree that irreparable damage, for which monetary damages would not be an adequate remedy, would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, the parties agree that, subject to Section 8.2, in addition to any other remedies, each party shall be entitled to enforce the terms of this Agreement (including each party’s obligation to consummate the Contemplated Transactions) by a decree of specific performance without the necessity of proving the inadequacy of money damages as a remedy. Each party hereby waives any requirement for the securing or posting of any bond or other security in connection with such remedy. Each party further agrees that the only permitted objection that it may raise in response to any action for equitable relief is that it contests the existence of a breach or threatened breach of this Agreement. Each party agrees that it will use its reasonable best efforts to cooperate with the other in seeking and agreeing to an expedited schedule in any litigation seeking an injunction or order of specific performance. The parties further agree that nothing in this Section 10.15 shall require any party to commence a Proceeding for (or limit any party’s right to commence a Proceeding for) specific performance under this Section 10.15 prior or as a condition to exercising any termination right under Article VIII.

Section 10.16     Release.

(a)            Each Seller hereby agrees that, effective as of the Closing Date, such Seller shall be deemed to have released and discharged Buyer, the Company Group and their respective Affiliates and each of their respective directors, officers, employees, members, managers, equityholders, Affiliates, agents, assigns and successors, past and present, from any and all claims, demands and causes of action, whether known or unknown, liquidated or contingent, relating to, arising out of or in any way connected with the dealings of the Company Group and such Seller from the beginning of time through the Closing Date, it being understood, however, that such release shall not operate to release: (i) any claims arising under this Agreement or the other Ancillary Agreements, (ii) rights to seek indemnification pursuant to the Company Group’s Organizational Documents, subject to the terms and conditions of Section 6.6, and (iii) rights to seek coverage under the D&O Tail Insurance.

(b)            Buyer agrees that, effective as of the Closing Date, each Company Group entity shall be deemed to have released and discharged the Sellers and any Affiliate thereof and their respective Representatives (whether in such Person’s capacity as a equityholder, manager, director, officer, employee or otherwise) from any and all claims, demands and causes of action, whether known or unknown, liquidated or contingent, relating to, arising out of or in any way connected with the dealings of such Company Group entity and such Person from the beginning of time through the Closing Date; provided, that such release shall not operate to release any claims arising under this Agreement or the other Ancillary Agreements.

(c)            Each party further agrees that such party shall not and shall not permit any of its Affiliates to: (i) institute a lawsuit or other Proceeding based upon, arising out of, or relating to any of the released claims, (ii) participate, assist, or cooperate in any such Proceeding or (iii) encourage, assist and/or solicit any third party to institute any such Proceeding.

Section 10.17     Counterparts. This Agreement may be executed in any number of counterparts with the same effect as if all signatory parties had signed the same document. All counterparts shall be construed together and shall constitute one and the same instrument. Copies of executed counterparts of signature pages to this Agreement may be transmitted by PDF (portable document format) or facsimile and such PDFs or facsimiles will be deemed as sufficient as if actual signature pages had been delivered.

Section 10.18     Further Assurance. If at any time after the Closing any further action is necessary or desirable to fully effect the Contemplated Transactions, each of Buyer and Sellers shall take such further action (including the execution and delivery of such further instruments and documents) as any other party reasonably may request.

Section 10.19     Legal Representation. Each of the parties to this Agreement acknowledges that Norton Rose Fulbright US LLP (“Norton Rose Fulbright”) currently serves as counsel to both (a) the Company Group and (b) Sellers, including in connection with the negotiation, preparation, execution and delivery of this Agreement, the Ancillary Agreements and the consummation of the Contemplated Transactions. There may come a time, including after consummation of the Contemplated Transactions, when the interests of Sellers and the Company Group may no longer be aligned or when, for any reason, Sellers, Norton Rose Fulbright or the Company Group believes that Norton Rose Fulbright cannot or should no longer represent both Sellers and the Company Group. The parties understand and specifically agree that Norton Rose Fulbright may withdraw from representing the Company Group and continue to represent Sellers, even if the interests of Sellers and the interests of the Company Group are or may be adverse, including in connection with any dispute arising out of or relating to this Agreement, any of the Ancillary Agreements or the Contemplated Transactions, and even though Norton Rose Fulbright may have represented the Company Group in a matter substantially related to such dispute or may be handling ongoing matters for the Company Group or any of its Affiliates, and Buyer and the Company Group hereby consent thereto and waive any conflict of interest arising therefrom. Each of the parties further agrees that, as to all communications among Norton Rose Fulbright, the Company Group and Sellers, the attorney-client privilege, the expectation of client confidence and all other rights to any evidentiary privilege belong to Sellers and shall not pass to or be claimed by the Company Group. As to any privileged attorney client communications between Norton Rose Fulbright and the Company Group prior to the Closing (collectively, the “Privileged Communications”), Buyer and the Company Group, together with any of their respective Affiliates, successors or assigns, agree that no such Person may use or rely on any of the Privileged Communications in any action or claim against or involving any of the parties hereto after the Closing. In addition, if the Contemplated Transactions are consummated, the Company Group shall have no right of access to or control over any of Norton Rose Fulbright’s records related to the Contemplated Transactions, which shall become the property of (and be controlled by) Sellers. Furthermore, in the event of a dispute between Sellers and the Company Group arising out of or relating to any matter in which Norton Rose Fulbright acted for them both, none of the attorney-client privilege, the expectation of client confidence or any other rights to any evidentiary privilege will protect from disclosure to Sellers any information or documents developed or shared during the course of Norton Rose Fulbright’s joint representation of Sellers and the Company Group.

Section 10.20     No Recourse Against Non-Recourse Parties. Except as provided under the Confidentiality Agreement, the Guarantee, or any Ancillary Agreement (but only with respect to the parties to such Ancillary Agreement), claims, obligations, liabilities or causes of action (whether in contract or in tort, in law or in equity, or granted by statute) that may be based upon, in respect of, arise under, out or by reason of, be connected with, or relate in any manner to this Agreement, or the negotiation, execution, or performance of this Agreement (including any representation or warranty made in, in connection with, or as an inducement to, this Agreement), may be made only against (and are those solely of) the entities that are expressly identified as parties in the preamble to this Agreement (“Contracting Parties”) and their respective successors and permitted assigns. No Person who is not a Contracting Party, including without limitation any Non-Recourse Party, shall have any liability (whether in contract or in tort, in law or in equity, or granted by statute) for any claims, causes of action, obligations or liabilities arising under, out of, in connection with, or related in any manner to this Agreement or based on, in respect of, or by reason of this Agreement or its negotiation, execution, performance or breach; and, to the maximum extent permitted by Law, each Contracting Party hereby waives and releases all such liabilities, claims, causes of action and obligations against any such Non-Recourse Party. Without limiting the foregoing, to the maximum extent permitted by Law, (a) each Contracting Party hereby waives and releases any and all rights, claims, demands or causes of action that may otherwise be available at law or in equity, or granted by statute, to avoid or disregard the entity form of a Contracting Party or otherwise impose liability of a Contracting Party on any Non-Recourse Party, whether granted by statute or based on theories of equity, agency, control, instrumentality, alter ego, domination, sham, single business enterprise, piercing the veil, unfairness, undercapitalization or otherwise, and (b) each Contracting Party disclaims any reliance upon any Non-Recourse Party with respect to the performance of this Agreement or any representation or warranty made in, in connection with, or as an inducement to this Agreement. Buyer’s, Sellers’ and the Company Group’s Non-Recourse Parties shall be third party beneficiaries of this Section 10.20, each of whom may enforce the provisions of this Section 10.20.

[Signature Pages Follow]

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be duly executed and delivered in its name and on its behalf, all as of the day and year first above written.

BUYER:

Wavestream Corporation

By:	/s/ Adi Sfadia
Name: Adi Sfadia
Title: Director

By:	/s/ Gil Binyamini
Name: Gil Binyamini
Title: Director

[SECURITIES PURCHASE AGREEMENT SIGNATURE PAGE]

PARENT COMPANY:

COMTECH TELECOMMUNICATIONS CORP.

By:	/s/ Kenneth Traub
Name: Kenneth Traub
Title: Chairman, President and Chief Executive Officer

SELLERS:

COMTECH TELECOMMUNICATIONS CORP.

By:	/s/ Kenneth Traub
Name: Kenneth Traub
Title: Chairman, President and Chief Executive Officer

TELECOMMUNICATION SYSTEMS, INC.

By:	/s/ Kenneth Traub
Name: Kenneth Traub
Title: Vice President

[SECURITIES PURCHASE AGREEMENT SIGNATURE PAGE]

THE COMPANIES:

COMTECH SATELLITE NETWORK TECHNOLOGIES, INC.

By:	/s/ Kenneth Traub
Name: Kenneth Traub
Title: Vice President

COMTECH SATELLITE NETWORK TECHNOLOGIES, CORP.

By:	/s/ Kenneth Traub
Name: Kenneth Traub
Title: Executive Chairman and Chief Executive Officer

COMTECH UK HOLDINGS LIMITED

By:	/s/ Michael A. Bondi
Name: Michael A. Bondi
Title: Director

COMTECH SYSTEMS, INC.

By:	/s/ Kenneth Traub
Name: Kenneth Traub
Title: Vice President

[SECURITIES PURCHASE AGREEMENT SIGNATURE PAGE]

EXHIBIT A

Companies

Comtech Satellite Network Technologies, Inc.

Comtech Satellite Network Technologies, Corp.

Comtech UK Holdings Limited

Comtech Systems, Inc.

EXHIBIT B

Sellers

Comtech Telecommunications Corp.

TeleCommunication Systems, Inc.

EXHIBIT C

Form of Escrow Agreement

See attached.

EXHIBIT D

Form of Government Contract Transition Agreement

See attached.

EXHIBIT E

Form of Transition Services Agreement

EXHIBIT F

Form of IP and IT Assignment Agreement

See attached.